Exhibit 2.1

Execution Version

Dated:  September 29, 2015

(1)	Accel-KKR Growth Capital Partners, LP and others
(2)	Veeva U.K. Holdings Limited
(3)	Veeva Systems Inc.

Agreement

For the sale and purchase of 97.6% of the share capital of Mineral Newco Limited

CONTENTS

Section		Page
1	INTERPRETATION	3
2	SALE AND PURCHASE	12
4	WARRANTIES RELATING TO THE SALE SHARES	13
5	CLOSING	15
7	WARRANTIES	17
8	LIMITATION OF LIABILITY	18
9	BUYER WARRANTIES	18
10	RESTRICTIVE COVENANTS	19
11	CONFIDENTIALITY	20
12	ANNOUNCEMENTS, RIGHTS OF ACCESS	20
13	ASSIGNMENT	21
14	NOTICES	21
15	AGENT FOR SERVICE	23
17	NO WAIVER	24
18	VARIATION	24
19	FURTHER ASSURANCE	24
20	COUNTERPARTS	24
21	RIGHTS OF THIRD PARTIES	24
22	SURVIVAL	24
23	INTEREST	25
24	COSTS	25
25	ENTIRE AGREEMENT	25
26	LANGUAGE	25
28	GOVERNING LAW	26
29	ARBITRATION	26
Schedules
1	The Target	27
2	Details of the Target Group Companies	28
3	The Sellers	33
	Part 1 - The Individual Sellers	33
	Part 2 - The Institutional Sellers	35
4	Warranties	36
5	Closing arrangements	61
6	Provisions regarding Escrow Fund	63
7	Taxation	65
8	Closing Accounts	81
9	Limitations on liability	90

OMITTED SCHEDULES TO THE SHARE PURCHASE AGREEMENT

Certain schedules to this Share Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Veeva Systems Inc. hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Veeva Systems Inc. reserves the right to request confidential treatment for portions of any such documents.

THIS AGREEMENT is made on September 29, 2015

BETWEEN

(1)	The persons whose names and addresses are set out in Schedule 3 (the “Sellers”);
(2)

Veeva U.K. Holdings Limited a private limited company incorporated under the laws of England and Wales under number 09791700 whose registered office is at The Old Trinity Church, Trinity Road, Marlow, Buckinghamshire SL7 3AN (the “Buyer”); and

(3)

Veeva Systems Inc. a corporation incorporated under the laws of Delaware, United States of America whose registered office is in the State of Delaware at 3500 South DuPont Highway in the City of Dover, County of Kent, 19901 (the “Guarantor”).

OPERATIVE SECTIONS

1.	INTERPRETATION

In this Agreement:

1.1	the following expressions have the following meanings unless inconsistent with the context:

“Accounting Principles” means the principles set forth in Part II, Section 2 of Schedule 8

“Accounts Date” 31 March 2015

“Adjusted Initial Consideration” has the meaning specified in section 3.1.1

“Agent” has the meaning specified in section 16.1

“Affiliate” with respect to any specified person, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified.  For the purposes of this definition “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting equity interest, by contract, or otherwise

“Anti-Corruption Laws” has the meaning given to it in paragraph 23.1 of Schedule 4

“Approvals” has the meaning given to it in paragraph 14.7.4 of Schedule 4

“ARR” means the annualized value of recurring revenue from the sale of the Target Group Company Offerings, which, for the avoidance of doubt, includes subscription, hosting and maintenance fees, and excludes non-recurring fees such as perpetual license fees and fees for professional services and training

“Audited Financial Statements” the audited financial statements of each Target Group Company, including in the case of the Target its audited consolidated financial statements, for the financial year which ended on the Accounts Date, together with the directors’ and auditors’ reports and notes to them

“Australian Buyer” means Veeva Australia Pty Ltd

“Australian Sale Agreement” the agreement in the agreed terms between Veeva Australia Pty Ltd and Zinc Ahead Holdings Limited for the sale and purchase of the Australian Sale Shares

“Australian Subsidiary” Zinc Ahead Pty Ltd (details of which are set out in Schedule 2)

“Australian Sale Shares” the shares in the capital of the Australian Subsidiary as specified in Schedule 2, which constitute the whole of the issued share capital of the Australian Subsidiary

“Australian Transfer Form” the share transfer form in the agreed terms between the Australian Buyer and Zinc Ahead Holdings Limited for the sale and purchase of the Australian Sale Shares contemplated hereunder

“Authorized Employees” means each Target Group Company’s employees who have a need to know or otherwise access personal data to enable each Target Group Company to provide the Target Group Company Offerings

“Authorized Persons” means (a) Authorized Employees; and (b) each Target Group Company’s contractors, agents, outsourcers and auditors who have a need to know or otherwise access personal data to enable each Target Group Company to perform its obligations, all of whom are bound in writing to confidentiality obligations sufficient to protect personal data

“Bank” has the meaning specified in Schedule 6

“Business Day” a day that is not a Saturday or Sunday or public or bank holiday in England

“Buyer’s Group” the Buyer and its Affiliates from time to time (including, with effect from Closing, the Target Group Companies)

“Business Intermediary” has the meaning given to it in paragraph 23.1 of Schedule 4

“Buyer’s Lawyers” Kaye Scholer LLP of 140 Aldersgate Street, London EC1A 4HY and Two Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306

“Claim” any claim for breach of any of the Warranties

“Closing” completion of the sale and purchase in accordance with section 5.1

“Closing Date” the date of this Agreement

“Closing Date Indebtedness” means the sum of (i) the amount of Indebtedness (including principal and accrued interest) of the Target Group as at the close of business on the Closing Date including any penalties or premiums associated with the full repayment of such Indebtedness in connection with Closing (but without giving effect to the payments set forth in section 3.3.3), (ii) the amount of Shareholder Indebtedness repaid by a Target Group Company between the Accounts Date and Closing (other than Indebtedness included in part (i) of this definition), and (iii) the aggregate amount for all Transaction Bonuses (to the extent (1) not actually paid by a Target Group Company out of funds remitted by or on behalf of the Buyer pursuant to section 3.3.5, (2) not otherwise included on Schedule 8A, and (3) not provided for under section 6.2.2)

“Code” has the meaning given to it in paragraph 28.18 of Schedule 4

“Competition Laws” has the meaning given to it in paragraph 22.1 of Schedule 4

“Confidential Information” all information, data, content and materials not publicly known and which is used in or which otherwise relates to any Target Group Company’s business, technology, customers, or financial or other affairs or that any Target Group Company receives from a third party under confidentiality obligations, including such information relating to:

(a)	Trade Secrets, know-how, ideas and IT Systems;
(b)	future projects, business development or planning, commercial relationships and negotiations;
(c)	the marketing of goods or services including customer names and lists, sales targets and statistics; and
(d)

developments, data, results, inventions (whether patentable or not), forecasts, analyses, evaluations, research methodologies, technical or business information, personnel information and other matters concerning the business, trading or financial or other affairs of, or relating to, the Target Group or its customers or other persons having dealings with it), whether such information is oral, in writing, electronic or other form, whether tangible or otherwise or marked in writing as “confidential”, and all and any information which has been or may be derived or obtained from any such information

“connected person” an Affiliate and/or, if applicable, a person’s spouse or relative (or spouse of a relative) of that person or of that person’s spouse

“Contract” any agreement or commitment whether conditional or unconditional, whether written or oral, and whether by deed or under hand

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Copyleft Materials, that such Copyleft Materials, or other software or other Intellectual Property incorporated into, derived from, used, or distributed with such Copyleft Materials: (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Target Group Company Offerings or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (d) be redistributable at no license fee.  Copyleft licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License

“Covenantors” means James Brown, Zoe Cottrell, Dominic Eaton and Dominic Ely

“Data Protection Laws” has the meaning given to it in paragraph 12.1 of Schedule 4

“Data Room” means an online data room operated by Sterling in respect of ‘Project Zephyr’ contained on a cd in the agreed form

“Deferred Consideration” has the meaning specified in section 3.4

“Disclosure Letter” the letter having the same date as this Agreement from the Sellers to the Buyer qualifying the Warranties, the receipt of which has been acknowledged by the Buyer

“Disclosed” facts, matters or other information fairly disclosed in the Disclosure Letter in such a manner so as to enable the Buyer to make a reasonably informed assessment of the fact, matter or information concerned

“Employee Benefit Arrangements” in any jurisdiction, the benefit schemes or arrangements (other than state or mandatory, social security arrangements or mandatory collective bargaining arrangements), that may be operated in that jurisdiction by any Target Group Company or in which any Target Group Company participates or has a liability to fund and which provide benefits on retirement, ill-health or injury, death or voluntary withdrawal from or involuntary termination of employment, including life assurance arrangements, accidental death and dismemberment schemes, post-retirement medical benefits and termination indemnity payments

“Encumbrance” any mortgage, charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, agreement for sale, estate contract, third party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect

“Environment” has the meaning given to it in paragraph 15.1 of Schedule 4

“Environmental Laws” has the meaning given to it in paragraph 15.1 of Schedule 4

“Environmental Permit” has the meaning given to it in paragraph 15.1 of Schedule 4

“Escrow Fund” the sum of US$2,537,715.90 (two million, five hundred and thirty seven thousand, seven hundred and fifteen dollars and ninety cents)

“Escrow Fund Agreement” the agreement in the agreed terms from the Individual Sellers’ Representative, the Institutional Sellers, the Buyer and the Bank relating to the Escrow Fund

“Escrow Fund Holders” means the Buyer, the Individual Sellers’ Representative, the Optionholders’ Representative and the Institutional Sellers

“Escrow Period” the period of 12 months from and excluding the Closing Date

“Escrow Claim” has the meaning specified in Schedule 6

“Event” any event, action or transaction including the earning, receipt or accrual for any Taxation purpose (as opposed to any accounting purpose) of any income, profits or gains

“Fundamental Warranties” the warranties set out in section 4 and paragraphs 1.2 and 1.4 of Schedule 4

“GAAP” generally accepted accounting principles in the UK, consistently applied

“General Warranties” the Warranties set out in Schedule 4 other than the Tax Warranties and the Fundamental Warranties

“General Warranty Claim” any claim for breach of any of the General Warranties

“Governmental Authority” any governmental, regulatory or administrative authority, whether national, international, federal, local or otherwise, including any court, tribunal or judicial or arbitral body of competent jurisdiction

“Guaranteed Obligations” all present and future obligations and liabilities of the Buyer under this Agreement, including all money and liabilities of any nature from time to time due, owing or incurred by the Buyer under this Agreement

“Group” the Target and each of its subsidiaries

“Hazardous Substances” has the meaning given to it in paragraph 15.1 of Schedule 4

“Held-over Amount” has the meaning specified in paragraph 66 of Schedule 6

“Inbound Intellectual Property Contracts” has the meaning given to it in paragraph 10.1.4 of Schedule 4

“Indebtedness” means:

(a) all indebtedness, whether or not contingent, for borrowed money;

(b) all obligations evidenced by notes, bonds, debentures, loan agreements or other similar instruments;

(c) all obligations with respect to accrued and unpaid dividends or distributions, except for dividends that constitute “Accrued Dividends” under the Target’s Articles of Association and are extinguished upon payment of the Initial Consideration pursuant hereto;

(d) all obligations as lessee under leases that have been or should be, in accordance with the Accounting Principles, recorded as capital leases;

(e) all payment obligations, contingent or otherwise, under acceptance, letter of credit, bank guarantees, surety bonds or similar facilities;

(f) net obligations under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(g) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and included as Current Liabilities);

(h) any obligations under conditional sale or other title retention agreements;

(i) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness;

(j) unfunded pensions obligations (if any);

(k) all directors’ loans receivable;

(l) all obligations with respect to deferred consideration (excluding the Deferred Consideration); and

(m) all Indebtedness referred to in paragraphs (a) through (l) above secured by any lien or encumbrance on any assets of the Target Group,

including, for the avoidance of doubt, Shareholder Indebtedness.

“Individual Sellers” the persons listed in Part 1 of Schedule 3

“Individual Sellers’ Representative” the person appointed pursuant to section 16

“Initial Consideration” has the meaning specified in section 3.1.1

“Institutional Sellers” the persons listed in Part 2 of Schedule 3

“Insurance Policies” has the meaning given to it in paragraph 18.2 of Schedule 4

“Intellectual Property” means any and all technology, materials, or information, including inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, images, logos, data feeds, databases and data collections, invention disclosures, technical data, customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories, software, product designs, business plans, product roadmaps, works of authorship, and documentation relating to any of the foregoing

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) all patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (b) rights in trade secrets, confidential information, or proprietary information related to Intellectual Property; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) rights in domain names and uniform resource locators (“Domain Names”); (e) rights in industrial designs; (f) rights in trade names, logos, common law trademarks and service marks, and related goodwill and related rights of privacy and publicity (“Trademarks”); (g) all rights in databases and data collections; (h) all moral and economic rights of authors and inventors, however denominated; and (i) any similar or equivalent rights to any of the foregoing

“Intellectual Property Registrations” means all: (a) Patents, including applications therefor; (b) registered Trademarks and applications to register Trademarks, including intent-to-use applications; (c) copyright registrations and applications to register copyrights; (d) Domain Name registrations; and (e) any other application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority in connection with any Intellectual Property Rights

“Intellectual Property Contracts” has the meaning given to it in paragraph 10.1.4 of Schedule 4

“Interested Party” has the meaning given to it in paragraph 27.1 of Schedule 4

“Invention Assignment Agreement” has the meaning given to it in paragraph 10.3.6 of Schedule 4

“IP Warranty Claims” means the warranties set out in paragraph 10 of Schedule 4

“IT Systems” all computer hardware, IT systems, software, microprocessors, websites and any other items that connect with any of them which, in each case, are used in any Target Group Company’s business, including to provide access and hosting with respect to the Target Group Company Offerings, or are in the possession of any Target Group Company

“Key Employees” means the Individual Sellers and David Bennett, Emma Hyland, Hamish Miller, John Phelps, Michelle Hinde-Smith (Legal Counsel), Nick Baum (Director Technical Ops), Donna Biskup (HR Manager) and Malcolm Nisbet (Financial Controller)

“Japanese Sale Agreement” the agreement in the agreed terms between Veeva Japan K.K. and Zinc Ahead Holdings Limited for the sale and purchase of the Japanese Sale Shares

“Japanese Subsidiary” Zinc Ahead Japan Kabushiki Kaisha (details of which are set out in Schedule 2)

“Japanese Sale Shares” the shares in the capital of the Japanese Subsidiary as specified in Schedule 2, which constitute the whole of the issued share capital of the Japanese Subsidiary

“Laws” all law (whether criminal, civil or administrative), common law, judgment, order, statute, code, ordinance, regulation, directive (in so far as legally binding), by-law, treaty, government circular, guidance notes or instrument or other requirement of any Governmental Authority

“Licences” has the meaning given to it in paragraph 21.1 of Schedule 4

“Life Assurance Scheme” means the Group Life Assurance Plan provided by Aviva

“Local Sale Agreements” the Australian Sale Agreement, the US Sale Agreement and the Japanese Sale Agreement (or any of them as the context so requires or admits)

“Material Contract” has the meaning given to it paragraph 19.1 of Schedule 4

“Notification of Third Party Claim” has the meaning given to it in paragraph 10.1 of Schedule 9

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, and any Creative Commons License.

“Open Source Software” third party software code or other Intellectual Property which is subject to an Open Source License

“Option Exercise Notice” means the notices in the agreed terms pursuant to which the Options are exercised

“Option Shares” means a total of 3,850 D ordinary shares in the capital of the Company held by the Optionholders to be acquired by the Buyer on exercise of the Options

“Option Holder SPA” means the share purchase agreement relating to the acquisition of the Option Shares by the Buyer immediately on or after Closing of this Agreement

“Option Holder SPA Escrow Fund” means the aggregate sum of US$62,284.10 (sixty two thousand, two hundred and eighty four dollars and ten cents) being contributed to the Total Transaction Escrow Fund by the Option Holders pursuant to the terms of the Option Holder SPA

“Optionholders” means David Bennett, Hamish Miller, Emma Hyland, Gary Page, Matt Everard, Richard Addy, Tom Darby, Mike Namoli and Nicola Brazil

“Optionholders’ Representative” means James Brown, whose details are set out in Schedule 1

“Options” means the options to acquire D ordinary shares of £1 each in the capital of the Target

“Ordinary Course of Business” means a course of business that is in the ordinary course of the Target Group Companies’ business and consistent with its past practices

“Organisational Documents” articles of association (or comparable documents) in respect of a Target Group Company

“Outbound Intellectual Property Contracts” has the meaning given to it in paragraph 10.1.4 of Schedule 4

“parent company” means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with the other members, in each case whether directly or indirectly through one or more companies. For the purpose of this definition a company (the first company) will be treated as a member of another company if:  (a) any of its subsidiaries is a member of that other company; or (b) any shares in that other company are held by a person acting on behalf of the first company or any of its subsidiaries; or (c) its shares in that other company are registered in the name of a person (or its nominee) by way of security or in connection with the taking of security over those shares in the first company

“Payment Card Industry Data Security Standards” means the set of comprehensive requirements for enhancing payment account data security developed by the founding payment brands of the PCI Security Standards Council, as may be amended from time to time

“Purchase Price” the aggregate purchase price for the sale of the Sale Shares as stated in section 3.1, comprising the Adjusted Initial Consideration and the Deferred Consideration

“Real Estate” the real property (including the Real Estate Leases) details of which are set out in the Disclosure Letter

“Real Estate Lease” has the meaning specified in paragraph 14.7 of Schedule 4

“Receivables” means trade debtors, accrued income and work in progress

“Records” has the meaning specified in paragraph 3.2 of Schedule 4

“Relevant Customer” any person who at any time during the period of 24 months immediately preceding Closing was:

(a) negotiating with any Target Group Company for the supply by any Target Group Company of goods or services; or

(b) a client or customer of any Target Group Company

“Relevant Products or Services” products or services (including on-line software products) which are competitive with or of the type supplied by any Target Group Company as of the date of Closing, including products or services related to (i) the creation, storage, management, approval, automation, workflow management and distribution of content for marketing, promotions, labelling, packaging, medical communications, clinical/submissions, transparency documentation, quality management, educational content, and internal policies and SOPs, (ii) regulatory compliance with respect to the content types listed above, and (iii) digital asset management

“Relief” any (a) relief, allowance, exemption, set-off, deduction or credit available from, against or in relation to Taxation or in the computation for any Taxation purpose of income, profits or gains, or (b) right to a repayment of Taxation

“Sale Shares” the shares in the capital of the Target as specified in Schedule 1, which constitute the whole of the issued share capital of the Target immediately prior to Closing

“Security Breach” means (a) any act or omission that compromises the security of personal data or the physical, technical or organisational safeguards put in place by each Target Group Company or any Authorized Persons that relate to the protection, security of personal data; (b) any unauthorized access to any IT Systems, or any  breach or alleged breach of any IT Systems; or (c) receipt of a complaint in relation to the privacy practices of each Target Group Company or Authorized Persons or breach or alleged breach of any agreement relating to such data security and privacy practices.

“Sellers’ Lawyers” Eversheds LLP of One Wood Street, London, EC2V 7WS

“Service Documents” has the meaning specified in section 16.1

“Shareholder Indebtedness” all Indebtedness owing or owed by any Target Group Company to any Seller or its connected persons, whether outstanding on the Closing Date (without giving effect to the payments set forth in section 3.3.3) or paid or repaid or otherwise discharged at any time after the Accounts Date

“Software” any form of computer programme, including applications software and operating systems, whether in source or object code form, and including all upgrades and updates thereto

“subsidiary” means any company in relation to which another company is its parent company

“Substantial Customer” has the meaning specified in paragraph 51.2 of Schedule 4

“Substantial Supplier” has the meaning specified in paragraph 51.2 of Schedule 4

“Target” Mineral Newco Limited (details of which are set out in Schedule 1)

“Target Group Company” any company which is a member of the Group at the date of this Agreement and “Target Group Companies” and/or “Target Group” will mean all companies that are members of the Group at the date of this Agreement, details of which are set out in Schedule 2; provided, that for purposes of this definition, the sale and purchase of the US Sale Shares, the Australian Sale Shares and/or the Japanese Sale Shares shall be disregarded and treated as though they had not occurred

“Target Group Company Intellectual Property” means any and all Intellectual Property used or held for use by the Target Group Companies in the conduct of the Target Group Companies’ business, including, the design, development, manufacture, use, import, export, sale, licensing or other exploitation of the Target Group Company Offerings

“Target Group Company Intellectual Property Registrations” means all of the Intellectual Property Registrations owned by, or filed in the name of, the Target Group Companies, excluding User Generated Content

“Target Group Company-Owned Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Target Group Companies, excluding User Generated Content

“Target Group Company Offerings” means all products or service offerings of the Target Group Companies that have been offered, made generally available, sold, or distributed prior to the Closing Date

“Taxation” or “Tax” has the meaning set out in Schedule 7

“Taxation Authority” any authority competent to impose, assess or collect Taxation

“Tax Warranties” the Warranties set out at paragraph 28 of Schedule 4

“Tax Covenant” any covenant set out in paragraph 2 of Schedule 7

“Third Party Claim” any formal proceedings issued by a bona fide third party which is not a member of the Buyer’s Group in any court or tribunal with appropriate jurisdiction to determine such proceedings

“Third Party Expenses” means, without duplication, all fees and expenses incurred by or on behalf of any Target Group Company in connection with this Agreement and the transactions contemplated hereby on or prior to Closing (but whether or not paid prior to Closing), including all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by any Target Group Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, provided that none of the above shall be deemed to include any amount included in Closing Date Indebtedness

“Third Party Guarantees” all guarantees, indemnities, counter-indemnities, letters of comfort or other obligation of any nature given (i) to a third party by a Target Group Company in respect of any obligation of any Seller or other person (other than another Target Group Company) and/or (as the context may require) (ii) to a third party by any Seller in respect of any obligation of any Target Group Company

“Total Transaction Escrow Fund” means the Escrow Fund and the Option Holder SPA Escrow Fund

“Transaction Bonus” means, without duplication, the following incurred on or prior to Closing (but whether or not paid prior to Closing):

(a)

any bonus, change of control or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions triggered at or prior to Closing) of a Target Group Company payable to any employee or consultant or director of any Target Group Company resulting from the consummation of the transactions contemplated hereby; and

(b)	all related tax obligations of any Target Group Company,

provided, that the foregoing shall not be deemed to include any amount included in Closing Date Indebtedness and shall not include the exercise of Options

“Trade Secrets” confidential and proprietary information, designs, specifications, technology, know-how, inventions, formulae, trade secrets, ideas and technical data

“Transaction Documents” this Agreement and all documents referred to on Schedule 5

“Treasury Regulations” has the meaning given to it in paragraph 28.18 of Schedule 4

“Unaudited Financial Statements” the unaudited financial statements of each Target Group Company (and consolidated unaudited financial statements in respect of the Target) for the five months period commencing on the Accounts Date and ended on August 31, 2015

“US Sale Agreement” the agreement in the agreed terms between Veeva Systems Inc. and Zinc Ahead Holdings Limited for the sale and purchase of the US Sale Shares

“US Subsidiary” Zinc Ahead Inc. (details of which are set out in Schedule 2)

“US Sale Shares” the shares in the capital of the US Subsidiary as specified in Schedule 2, which constitute the whole of the issued share capital of the US Company

“User Generated Content” means Intellectual Property, including any Intellectual Property Rights arising therefrom, that is provided to the Target Group Companies by customers, whether on a non-exclusive, exclusive or assignment basis, to be made available as part of the Target Group Company Offerings

“VAT” value added tax or any similar or sales tax imposed in any jurisdiction

“Warranties” the warranties set out in Schedule 4

1.2	references to sections and Schedules are to sections of and Schedules to this Agreement, and references to paragraphs are to paragraphs of the relevant Schedule;
1.3	the Schedules form part of this Agreement and will have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement will include the Schedules;
1.4	all headings are for ease of reference only and will not affect the construction or interpretation of this Agreement;
1.5	unless the context otherwise requires:
1.5.1	reference to the singular includes the plural and vice versa and reference to any gender includes every gender;
1.5.2

references to a person includes any individual, body corporate, association, partnership, firm, trust, organisation, joint venture, government, local or municipal authority, governmental or supra-governmental agency or department, state or agency of state or any other entity, (in each case whether or not having separate legal personality);

1.6

references to any statute or statutory provision will include any subordinate legislation made under it and will be construed as references to such statute, statutory provision and/or subordinate legislation as modified, amended, extended, consolidated, re-enacted and/or replaced and in force from time to time, but excluding any such modification, amendment, consolidation, re-enactment or replacement which takes effect after Closing which would materially increase the obligations or materially reduce the rights of a party under this Agreement;

1.7

any words following the words “include”, “includes”, “including”, “in particular” or any similar words or expressions will be construed without limitation and will not limit the meaning of the words preceding them;

1.8

any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing will, in respect of any jurisdiction other than that of England and Wales, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction;

1.9

any reference to a document being “in the agreed terms” will mean that document in the form and content agreed by the Sellers and the Buyer and, for the purposes of identification, initialled by or on behalf of the Sellers and the Buyer;

1.10	any reference to time of day is to London time;
1.11	“US$” means dollars in the lawful currency of the United States of America;

1.12	“£” means pounds sterling in the lawful currency of the United Kingdom;
1.13	any obligation on a party to procure or ensure the performance or standing of another person will be construed as a primary obligation of that party;
1.14

any obligation on a party not to do or omit to do anything includes an obligation not to allow (expressly or by failure to take reasonable steps to prevent) that thing to be done or omitted to be done by any other person;

2.	SALE AND PURCHASE
2.1

Upon the terms of the relevant Local Sale Agreement, the Individual Sellers and the Institutional Sellers will procure the sale by Zinc Ahead Holdings Limited, with effect immediately prior to Closing, of the US Sale Shares, the Australian Sale Shares and the Japanese Sale Shares.

2.2

Immediately following completion of the sale of the US Sale Shares, the Australian Sale Shares and the Japanese Sale Shares (on the terms of the Local Sale Agreements), the Individual Sellers and the Institutional Sellers will sell upon the terms of this Agreement with full title guarantee, and the Buyer will buy the Sale Shares.  The Sale Shares will be sold free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement.

2.3

Each of the Sellers hereby waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or Option Shares or any of them conferred under the articles of association of the Target or otherwise and agrees to procure the irrevocable waiver of any such right or restriction.

3.	PURCHASE PRICE
3.1	The Purchase Price for the sale of the Sale Shares is the aggregate sum of:
3.1.1

US$109,460,018.89 (one hundred and nine million, four hundred and sixty thousand, eighteen dollars and eighty nine cents) (the “Initial Consideration”), as adjusted and payable pursuant to Part VI of Schedule 8 (the “Adjusted Initial Consideration”);and

3.1.2	such part (if any) of the Deferred Consideration as becomes payable to certain of the Sellers pursuant to section 3.4.
3.2	The Purchase Price and contribution to the Escrow Fund will be apportioned between the Sellers as shown in Schedule 3.
3.3	On Closing and subject to the Sellers’ full compliance with all of their obligations under Schedule 5 and section 6.1, the Buyer will pay in cash the following amounts:
3.3.1

US$106,922,302.99 (one hundred and six million, nine hundred and twenty-two thousand, three hundred and two dollars and ninety-nine cents) of the Initial Consideration by electronic funds transfer to the Sellers’ Lawyers’ client account, details of which have been provided by the Sellers’ Lawyers to the Buyer’s Lawyers;

3.3.2

the balance of US$2,537,715.90 (two million, five hundred and thirty seven thousand, seven hundred and fifteen dollars and ninety cents) of the Initial Consideration being the Escrow Fund, which will be paid in accordance with the provisions of Schedule 6;

3.3.3

US$5,450,879.22 (five million, four hundred and fifty thousand, eight hundred and seventy nine dollars and twenty two cents) by electronic funds transfer to the Sellers’ Lawyers’ client account, details of which have been provided by the Sellers’ Lawyers to the Buyer’s Lawyers, being the amount required by the Target Group to repay all Estimated Closing Date Indebtedness of each Target Group Company set forth on Schedule 8A (excluding those items, if any, as specified not to be repaid set forth on Schedule 8A); and

3.3.4

US$2,105,947.14 (two million, one hundred and five thousand, nine hundred and forty seven dollars and fourteen cents) by electronic funds transfer to the Sellers’ Lawyers’ client account, details of which have been provided by the Sellers’ Lawyers to the Buyer’s Lawyers, being the amount required by the Target Group to pay all Estimated Third Party Expenses set forth on Schedule 8A (excluding those items, if any, as specified not to be repaid set forth on Schedule 8A).

3.4

Subject to section 3.5, the aggregate sum of US$9,656,137.07 (nine million, six hundred and fifty six thousand, one hundred and thirty seven dollars and seven cents) (the “Deferred Consideration”) shall be payable in cash to the Individual Sellers, apportioned as set forth in Schedule 3, as follows:

3.4.1

as to US$3,218,712.36 (three million, two hundred and eighteen thousand, seven hundred and twelve dollars and thirty six cents), on the first anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter);

3.4.2

as to US$3,218,712.36 (three million, two hundred and eighteen thousand, seven hundred and twelve dollars and thirty six cents), on the second anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter); and

3.4.3

as to US$3,218,712.36 (three million, two hundred and eighteen thousand, seven hundred and twelve dollars and thirty six cents), on the third anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter).

3.5

The payment of any Deferred Consideration to an Individual Seller is subject to and conditional upon that Individual Seller remaining in employment with the Target (or any other member of the Buyer’s Group) as at the date on which any such payment falls due (a “Deferred Consideration Payment Date”) and (save as set out below) such Individual Seller not having served or received notice to terminate employment prior to a Deferred Consideration Payment Date, provided that if an Individual Seller is a Good Leaver prior to a Deferred Consideration Payment Date, then he will be entitled to receive any and all unpaid amounts of his relevant proportion of Deferred Consideration on the date of cessation of his employment with the Target (or other relevant member of the Buyer’s Group). For the avoidance of doubt, if and to the extent that any part of the Deferred Consideration is not payable to an Individual Seller pursuant to this section 3.5, the Buyer shall have no obligation whatsoever to pay such sum to any other Seller.

3.6

For the purposes of section 3.5, “Good Leaver” means any Individual Seller who ceases to be an employee, director or consultant of the Target or any other member of the Buyer’s Group in the following circumstances:

3.6.1	death;
3.6.2

permanent sickness or incapacity (whether physical or mental) such that the Individual Seller is unable to continue in the role he was performing immediately prior to the sickness or incapacity arising in each case, if request by the Buyer, subject to the production of a medical report commissioned by the Buyer from a medical practitioner of the Buyer’s choosing;

3.6.3	due to termination by any member of the Buyer’s Group for any reason other than fraud, dishonesty, gross misconduct or any other reason giving rise to a valid ground for summary dismissal.
3.7

Notwithstanding anything in this Agreement to the contrary, under no circumstances will the aggregate amounts payable by the Buyer under this Section 3 and under the Option Holder SPA exceed US$130,000,000 (one hundred and thirty million US dollars).

4.	WARRANTIES RELATING TO THE SALE SHARES
4.1	Each Individual Seller severally warrants in respect of himself only to the Buyer that:
4.1.1	he is the sole legal and beneficial owner of the Sale Shares set out opposite his name in column (2) of the table in Part 1 of Schedule 3;

4.1.2	the Sale Shares set out opposite his name in column (2) of the table in Part 1 of Schedule 3 are fully paid and will be sold free from any Encumbrance;
4.1.3

he has the right to transfer the full legal and beneficial title to the Sale Shares set out opposite his name in column (2) of the table in Part 1 of Schedule 3 to the Buyer without the consent of any third party;

4.1.4	he has full legal power and authority to enter into and perform his obligations under this Agreement and each other Transaction Document to which he is to be a party;
4.1.5	the obligations undertaken by him under this Agreement and the other Transaction Documents to which he is to be a party are legally binding on him;
4.1.6

the entry into and performance by him of this Agreement and/or any Transaction Document to which he is a party will not result in a breach of any order, decree of judgment of any court or any governmental or regulatory authority, where any such breach would affect to a material extent his ability to enter into or perform his obligations under this Agreement and/or any Transaction Document to which he is a party; and

4.1.7

neither he nor any of his connected persons is entitled to a claim or right of action of any nature against any Target Group Company (or its officers or employees) (other than pursuant to a Transaction Document), or has assigned to any person the benefit of any such claim or right of action to which he or his connected persons would otherwise be entitled.

4.2	Each Institutional Seller warrants in respect of itself only to the Buyer that:
4.2.1	it is the sole legal and beneficial owner of the Sale Shares set out opposite its name in column (2) of the table in Part 2 of Schedule 3;
4.2.2	the Sale Shares set out opposite its name in column (2) of the table in Part 2 of Schedule 3 are fully paid and will be sold free from any Encumbrance;
4.2.3

it has the right to transfer the full legal and beneficial title to the Sale Shares set out opposite its name in column (2) of the table in Part 2 of Schedule 3 to the Buyer without the consent of any third party;

4.2.4	it has full legal power and authority to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is to be a party;
4.2.5	it has taken all necessary corporate action to authorise it to enter into and perform this Agreement and each other Transaction Document to which it is to be a party;
4.2.6	the obligations undertaken by it under this Agreement and the other Transaction Documents to which it is to be a party are legally binding on it;
4.2.7

the entry into and performance by it of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree of judgment of any court or any governmental or regulatory authority, where any such breach would affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party; and

4.2.8

neither it nor any of its connected persons is entitled to a claim or right of action of any nature against any Target Group Company (or its officers or employees) (other than pursuant to a Transaction Document and/or, in respect of an Individual Seller, any accrued salary in connection with or arising out of employment with a Target Group Company in the ordinary course up to Closing and not exceeding in each case £1), or has assigned to any person the benefit of any such claim or right of action to which it or its connected persons would otherwise be entitled.

5.	CLOSING
5.1	Closing will take place at the London offices of the Buyer’s Lawyers immediately after signing of this Agreement and completion of the Local Sale Agreements.
5.2	At Closing, the Sellers and the Buyer will comply with the provisions of Schedule 5.
5.3

The Sellers’ Lawyers are authorised to receive all amounts owing to the Sellers pursuant to any provision of this Agreement (for the avoidance of doubt, whether on, or after, Closing and including pursuant to section 3.4, Schedule 6 and Schedule 8) on behalf of the Sellers and payment to them will be a good and sufficient discharge to the Buyer and the Buyer will not be further concerned as to the application of the moneys so paid.

5.4	The Buyer is not obliged to complete this Agreement unless:
5.4.1	the Sellers comply with all of their obligations under Schedule 5; and
5.4.2	the purchase of all the Sale Shares is completed simultaneously.
6.	THIRD PARTY GUARANTEES AND SELLER INDEBTEDNESS
6.1	The Sellers will procure (in their respective capacities as shareholder and/or director of any Target Group Company) that on Closing:
6.1.1

all Indebtedness owing to any Target Group Company by any Seller or its connected persons (other than Indebtedness incurred in the ordinary and normal course of trading which is to be repaid in accordance with existing arrangements) or by the directors of any Target Group Company or any Seller has been repaid (whether or not such Indebtedness is due for repayment);

6.1.2	each Target Group Company is released from all Third Party Guarantees given by such Target Group Company to any third party in respect of a liability of any person other than a Target Group Company;
6.1.3

the relevant Target Group Companies shall apply the funds remitted by the Buyer pursuant to sections 3.3.3 and 3.3.4 to pay or repay the Closing Date Indebtedness and the Third Party Expenses, in each case to the extent not paid prior to Closing; and

6.1.4

to the extent that there exists any claim or right of action of any nature which any Seller or its connected persons may have against any Target Group Company (or its officers or employees) (other than pursuant to a Transaction Document, whether arising under a Contract (whether in existence on the date hereof or terminated prior to the date hereof) or otherwise, and/or in respect of an Individual Seller, any accrued salary in connection with or arising out of employment with a Target Group Company in the ordinary course up to Closing and not exceeding in each case £1), such claim or right of action shall be irrevocably and unconditionally waived.

6.2

Subject to the limitations on liability in Schedule 9, each of the Sellers unconditionally and irrevocably agree, on a several basis and subject always to each Seller’s respective limits on liability as set out in Schedule 9, as a continuing obligation, to indemnify the Buyer against, and to pay on demand an amount equal to, all losses (but not any consequential losses), costs, claims, demands, expenses and other liabilities which the Buyer and/or any Target Group Company and/or any member of the Buyer’s Group may incur or suffer at any time or from time to time (including all payments, legal and other costs and expenses incurred together with any applicable VAT) in respect of or in connection with:

6.2.1	any Indebtedness owing to any Target Group Company by that Seller or its connected persons; and
6.2.2

any Transaction Bonus owing to any Seller or its connected persons (to the extent (i) not actually paid by a Target Group Company out of funds remitted by or on behalf of the Buyer pursuant to section 3.3.3, and/or (ii) not otherwise included on Schedule 8A), and, for the avoidance of doubt,  no Seller shall be liable in any way for either (i) any Indebtedness owing to any Target Group Company by any other Seller or its connected persons or (ii) any Transaction Bonus owing to any other Seller or its connected persons.

6.3

Subject to section 6.4 below and the limitations on liability in Schedule 9, the Sellers unconditionally and irrevocably agree, on a several and proportionate basis (as set out in paragraph 3.1 of Schedule 9) and subject always to each Seller’s respective limits on liability as set out in Schedule 9, as a continuing obligation, to indemnify the Buyer against, and to pay on demand an amount equal to, all losses, costs, claims, demands, expenses and other liabilities which the Buyer and/or any Target Group Company and/or any member of the Buyer’s Group may incur or suffer at any time or from time to time (including all payments, legal and other costs and expenses incurred together with any applicable VAT) in respect of or in connection with:

6.3.1

any Third Party Expenses (to the extent (i) not actually paid by a Target Group Company out of funds remitted by or on behalf of the Buyer pursuant to section 3.3.4, and/or (ii) not otherwise included on Schedule 8A);

6.3.2	any Third Party Guarantee as referred to in section 6.1.2;
6.3.3

subject always to section 6.4 and section 6.5, any claim by the party listed on Schedule 11, its Affiliates, sublicensees or successor entities relating to the issue described in Data Room Document 17.2 (the “Issue”); and

6.3.4	the matters disclosed in Part 1 of Schedule 10, subject to the provisions of Part 2 of Schedule 10 and subject to section 6.4 and section 6.5.
6.4

From Closing, the Buyer agrees that the Sellers shall have conduct of the Issue and of any Third Party Claims for which an indemnification claim is made under Section 6.3.4, and the Buyer will (or will procure that the relevant Target Group Company will):

6.4.1

as soon as reasonably practicable provide the Individual Sellers’ Representative and the Institutional Sellers with any and all correspondence (written or otherwise) which the Buyer or the Group may have (or becomes aware of) in relation to the Issue or any Third Party Claims for which an indemnification claim is made under section 6.3.4 and the Buyer agrees to keep the same (and any other information relating to the Issue or any Third Party Claims for which an indemnification claim is made under section 6.3.4) confidential; and

6.4.2

not make any admission of liability, agreement or compromise with any person, body or authority in relation to the Issue or any Third Party Claims for which an indemnification claim is made under section 6.3.4 without prior written consent of the Individual Sellers’ Representative and the Institutional Sellers; and

6.4.3	not do anything or omit to do anything that would materially increase the level of or the scope of the claim other than continuing to sell Target Group Company Offerings in the ordinary course; and
6.4.4

use reasonable measures to preserve all material information and documents which, to the actual knowledge of the Buyer, relates to the Issue or any Third Party Claims for which an indemnification claim is made under Section 6.3.4 (“Retained Information”); and

6.4.5

if requested by the Individual Sellers’ Representative and the Institutional Sellers on reasonable prior notice and subject to duties of legal privilege, give the Individual Sellers’ Representative and the Institutional Sellers and their professional advisers reasonable access during normal business hours to:

6.4.5.1

such of the personnel of the Buyer and/or the relevant Target Group Company as the Individual Sellers’ Representative and the Institutional Sellers may reasonably require in order to interview the personnel;

6.4.5.2

the Retained Information within the power, possession or control of the Buyer and/or the relevant Target Group Company in order to, at the Sellers’ own expense, examine, photograph and take copies of the same; and

6.4.6

take such action as the Sellers may reasonably request to avoid, resist, contest, defend, compromise or remedy the Issue or any Third Party Claims for which an indemnification claim is made under section 6.3.4, without disruption to Buyer’s operation of the Group business in the ordinary course as such business existed at Closing, on the basis that the Sellers will indemnify the Buyer and each other member of the Buyer’s Group in accordance with section 6.3; and

6.4.7

in connection with any actions or proceedings relating to the Issue or any Third Party Claims for which an indemnification claim is made under Section 6.3.4, and subject to the Sellers indemnifying the Buyer and each other member of the Buyer’s Group in accordance with section 6.3, use advisers nominated by the Sellers and allow the Sellers the exclusive conduct of such actions or proceedings.

6.5

Sellers shall not make or permit any admission of liability, agreement or compromise with any person, body or authority in relation to the Issue or any Third Party Claims for which an indemnification claim is made under section 6.3.4 without prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the Buyer may withhold written consent in its sole discretion with respect to any admission of liability or in respect of any agreement or compromise where such agreement or compromise (i) has an injunctive element, or (ii) where the aggregate monetary damages exceed the amounts remaining in the Escrow Fund, net of aggregate amounts for paid or pending claims, or (iii) if the content of any agreement or compromise would have a material adverse effect on the Group, or (iv) if the agreement or compromise does not constitute a full settlement and release of all past pending and future claims arising under the intellectual property claims that are the subject of the Issue or the Third Party Claims for which an indemnification claim is made under section 6.3.4 with respect to the Target Group Company Offerings.

6.6

The Sellers shall cease to be liable in respect of any claim made by the Buyer under sections 6.2 or 6.3 that has not been notified in writing to the Individual Sellers’ Representative and the Institutional Sellers within 6 months of the Closing Date (except, in the case of section 6.3.3 and section 6.3.4 (subject to paragraph 5.1 of Schedule 9), which shall be within 12 months of the Closing Date).

7.	WARRANTIES
7.1

Each Seller warrants, on a several and proportionate basis (as set out in paragraph 3.1 of Schedule 9), to the Buyer in the terms of the Warranties.  The Warranties are qualified by all facts, matters and information Disclosed.

7.2

The Sellers waive and shall not enforce any right which the Sellers may have against any Target Group Company, or any director, officer, agent or employee of any Target Group Company (past or present), and shall not raise any defence to any claim, in respect of any information or opinion provided by any Target Group Company or any such director, officer, agent or employee in connection with the business or affairs of any Target Group Company or in connection with the negotiation and preparation of this Agreement, the Disclosure Letter or any other Transaction  Document.

7.3	Each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement.
7.4

Subject to section 7.5 below, where any Warranty refers to the knowledge, information, belief or awareness of the Sellers (or similar expression), each Individual Seller will be deemed to be aware of anything which is actually known immediately before Closing of:

7.4.1	any other Individual Seller; and
7.4.2

David Bennett, Emma Hyland, Hamish Miller, John Phelps (in respect of Intellectual Property (10), Data Protection (12) and Hosting Operations (13) only in Schedule 4), Michelle Hinde-Smith (Legal Counsel), Nick Baum (Director Technical Ops), Donna Biskup (HR Manager) and Malcolm Nisbet (Financial Controller).

7.5	Where any Warranty refers to the knowledge, information, belief or awareness of the Sellers (or similar expression), each Institutional Seller will be deemed to be aware of:
7.5.1	anything which is actually known to any other Institutional Seller; and

7.5.2

subject to section 3.3 of Schedule 9, anything of which an Institutional Seller would have had knowledge had it made due and careful enquiry, immediately before Closing, of Dominic Ely, Dominic Eaton and James Brown.

7.6

To the extent that any claim, action or demand by a third party made against any member of the Buyer’s Group has given rise to a breach of any Fundamental Warranty or Warranty, the Sellers shall, without prejudice to any other right or remedy which the Buyer may have or its ability to claim damages on any basis which is available to it, be liable to the Buyer for an amount equal to all reasonable costs and expenses incurred but not recovered from that third party by any member of the Buyer’s Group in investigating and defending against such claim, action or demand (for the avoidance of doubt, such amount shall be in addition to, but without duplication of, any other amount recoverable pursuant to applicable law).

7.7

In assessing any damages or compensation payable by the Sellers for any Claim, the sale and purchase of the Australian Sale Shares, the US Sale Shares and the Japanese Sale Shares pursuant to the Local Sale Agreements shall be disregarded and treated for all purposes as though they had not occurred.

8.	LIMITATION OF LIABILITY

Notwithstanding any other provision of this Agreement, the liability of the Sellers under this Agreement will be limited in accordance with the provisions of Schedule 9.

9.	BUYER WARRANTIES

The Buyer warrants to the Sellers that:

9.1	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;
9.2

it has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers of exemptions required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement;

9.3	the obligations undertaken by it under this Agreement and the other Transaction Documents to which it is a party are legally binding on it;
9.4

entry into and performance by the Buyer of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree of judgment of any court or any governmental or regulatory authority, where any such breach would affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

10.	GUARANTEE AND INDEMNITY
10.1

In consideration of the Sellers entering into this agreement, the Guarantor guarantees to each of the Sellers the due and punctual payment and performance by the Buyer of all the Guaranteed Obligations if and when they become due under this agreement.

10.2

If the Buyer defaults in the payment when due of any amount that is a Guaranteed Obligation the Guarantor shall, immediately on demand by the Individual Sellers’ Representative, unconditionally pay that amount to the Sellers in the manner prescribed by this agreement as if it were the Buyer.

10.3

The Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under section 10.1 and section 10.2, agrees to indemnify and keep indemnified each of the Sellers in full and on demand from any losses suffered or incurred by the Sellers by any reason or any failure of the Buyer to perform or discharge any of its obligations or liabilities in respect of the Guaranteed Obligations.

10.4

The guarantee in this section 10 is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable by the Buyer to the Sellers in respect of the Guaranteed Obligations, irrespective of any intermediate payment or discharge in full or in part of the Guaranteed Obligations.

10.5	The liability of the Guarantor under the guarantee in this section 10 shall not be reduced, discharged or otherwise adversely affected by:
10.5.1	any act, omission, matter or thing which would have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or indemnifier; or
10.5.2	anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under the guarantee.
10.6

The Guarantor waives any right it may have to require the Sellers (or any trustee or agent on their behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from the Guarantor under this section 10.

10.7

The guarantee in this section 10 shall be in addition to and independent of all other security which the Sellers may hold from time to time in respect of the discharge and performance of the Guaranteed Obligations.

11.	RESTRICTIVE COVENANTS
11.1

Each of the Covenantors severally undertakes to the Buyer and each other member of the Buyer’s Group that he or she will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:

11.1.1

for a period of three years immediately following Closing in the case of Covenantors other than James Brown, for a period of five years immediately following Closing in the case of James Brown (collectively, the “Restricted Period”), or, if later in respect of any Individual Seller, for the period from Closing until 12 months immediately following the cessation of that Individual Seller’s employment with the Target Group, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

11.1.2

for the applicable Restricted Period (or, if later in respect of any Individual Seller, for the period from Closing until 12 months immediately following the cessation of that Individual Seller’s employment with the Target Group), deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;

11.1.3

for the applicable Restricted Period (or, if later in respect of any Individual Seller, for the period from Closing until 12 months immediately following the cessation of that Individual Seller’s employment with the Target Group), interfere, or seek to interfere, with the continuance of supplies to any Target Group Company from any supplier who has been supplying goods or services to that Target Group Company at any time during the 12 months immediately preceding Closing if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

11.1.4

for the applicable Restricted Period (or, if later in respect of any Individual Seller, for the period from Closing until 12 months immediately following the cessation of that Individual Seller’s employment with the Target Group), solicit or entice away, or endeavour to solicit or entice away, from any Target Group Company, or employ:

11.1.4.1	any person employed or engaged in a managerial or executive capacity by any Target Group Company at Closing or at any time during the period of 12 months immediately preceding Closing; or
11.1.4.2

any other employee, officer, consultant, sub-contractor or agent of any Target Group Company at Closing or at any time during the period of 12 months immediately preceding Closing where the person in question either has Confidential Information or would be in a position to exploit a Target Group Company’s trade connections;

11.1.5

for the applicable Restricted Period (or, if later in respect of any Individual Seller, for the period from Closing until 12 months immediately following the cessation of that Individual Seller’s employment with the Target Group), be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on an internationally recognised stock exchange and which confer not more than 1 per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services;

11.1.6

without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), at any time following Closing use in connection with any business which is competitive with the business of any Target Group Company any name (in whatever form) which includes the name of any Target Group Company or any trading style or get up which is confusingly similar to that used by any Target Group Company as at Closing;

11.1.7

at any time following Closing, do or say anything which is intended to damage the goodwill or reputation of the business of any Target Group Company or any other member of the Buyer’s Group or is likely to lead to any person, in relation to such business, either ceasing to do business on terms which are substantially similar to those previously offered, or to discourage any person from engaging in business with, in either case, any Target Group Company or any other member of the Buyer’s Group.

11.2

Each Covenantor agrees (having taken independent legal advice) that the undertakings contained in section 11.1 are reasonable and are no more extensive than is necessary for the protection of the legitimate interests of the Buyer and any other member of the Buyer’s Group and that these restrictions do not work harshly on it.  Each of the undertakings set out in this section is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings (after application of section 28) will continue in full force and effect and will bind each Covenantor.

12.	CONFIDENTIALITY
12.1

Subject to section 12.2, except so far as required by law or, to the extent relevant, the regulations of any stock exchange or listing authority or authority regulating takeovers and mergers or any other Governmental Authority and in those circumstances only after prior consultation with the Buyer, each of the Sellers hereby severally undertakes to the Buyer and each other member of the Buyer’s Group that such Seller will not at any time after Closing:

12.1.1	disclose any Confidential Information to any person;
12.1.2	use any Confidential Information for their own purposes or for any purposes other than those of the relevant Target Group Company or to the detriment of any member of the Buyer’s Group; or
12.1.3	cause or permit any unauthorised disclosure of any Confidential Information.
12.2

Notwithstanding anything herein to the contrary, the Buyer acknowledges and agrees that certain information relating to the Target Group Companies and their industry gained from access to the Confidential Information may not be capable of being separated from each Institutional Seller’s overall knowledge and the use of Residual Information by any Institutional Seller in connection with its research and investment activities will not be deemed a violation of this section 12.  For purposes of this Agreement, “Residual Information” means any information retained in the unaided memories of individuals associated with an Institutional Seller or its related funds.

13.	ANNOUNCEMENTS, RIGHTS OF ACCESS
13.1

Subject to section 13.2 each of the parties severally agrees that they will not (and will procure that their respective Affiliates will not) make or send any press or other public announcement, communication or circular (whether to shareholders, employees, customers, suppliers or otherwise) concerning the transactions contemplated by this Agreement or any matter arising out of or ancillary to it including any dispute between the parties in respect of such transactions or ancillary matters unless it has first obtained the prior written approval of the Buyer (in the case of the Sellers) or the prior written approval of the Individual Sellers’ Representative and the Institutional Sellers (in the case of the Buyer or any member of the Buyer’s Group).

13.2	Section 13.1 does not apply to any announcement, communication or circular:
13.2.1

by the Buyer, if the public announcement, communication or circular is either to announce the transactions contemplated by this Agreement or to comply with its reporting obligations under US securities laws and regulations or rules of the New York Stock Exchange;

13.2.2

required by applicable Laws or, to the extent relevant, the rules of any stock exchange or listing authority or authority regulating takeovers or mergers, or any other Governmental Authority provided, if reasonably practicable, that the party required to make it has first consulted and taken into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch;

13.2.3

necessary to enable either party to commence or pursue arbitration proceedings or court proceedings which are ancillary to and commenced purely in support of arbitration proceedings in relation to this Agreement or any matter arising out of or ancillary to it;

13.2.4

by the Buyer to any other member of the Buyer’s Group and any of its officers, employees, agents and advisers and those of any member of the Buyer’s Group  such information as may be necessary to enable them to carry out their duties; or

13.2.5	by the Buyer or, if the Buyer (at its sole discretion) so directs, any Target Group Company informing customers or suppliers of the acquisition of the Target Group by the Buyer after Closing.
14.	ASSIGNMENT
14.1

The Sellers (on the one hand) and, subject to section 14.2, the Buyer (on the other) may not assign, transfer, charge, grant any other Encumbrance over, hold on trust for any person or deal in any manner with any of its rights under the Agreement (or any of the other documents referred to herein).

14.2

The Buyer may, at any time and on more than one occasion, assign, transfer or create a trust in respect of the benefit of any provision of this Agreement in favour of any other member of the Buyer's Group (or by any such member of the Buyer's Group to or in favor of any other member of the Buyer's Group) provided that if such assignee leaves the Buyer's Group such rights are assigned or transferred to, or made the subject of a trust in favor of, another member of the Buyer's Group.

14.3	This Agreement will be binding and enure for the benefit of the successors in title and permitted assigns of each of the parties and references to the parties will be construed accordingly.
15.	NOTICES
15.1

Any notice or other communication given under or in connection with this Agreement will be in writing, in the English language, marked for the attention of the specified representative of the party to be given the notice or communication and:

15.1.1	delivered to or left at (but not in either case by post) to that party’s address;
15.1.2	sent by pre-paid first class or special (or other recorded) post (or air mail if overseas) to the recipient’s address; or
15.1.3

sent by email, provided that the party delivering the notice or other communication by email must deliver a copy of the same to the recipient in accordance with the provisions of sections 15.1.1 or 15.1.2 by 5.00p.m. on the fifth Business Day after the date on which the original notice or other communication is deemed to have been served in accordance with section 15.2.3.

The address and representative for each party are set out below and may be changed by that party giving at least seven Business Days’ notice in accordance with this section.

For each of the Sellers

Individual Sellers’ Representative

To:	James Brown
Address:
Email:	JamesBrown@zinc-ahead.com

Institutional Sellers

To:	Accel-KKR Growth Capital Partners, LP
Attn:	Maurice Hernandez
Address:	2500 Sand Hill Road, Suite 300, Menlo Park, CA 94025 USA
Email:	mhernandez@accel-kkr.com
To:	Accel-KKR Members Fund, LLC
Attn:	Maurice Hernandez
Address:	2500 Sand Hill Road, Suite 300, Menlo Park, CA 94025 USA
Email:	mhernandez@accel-kkr.com

The Buyer

Name:	Veeva U.K. Holdings Limited
Address:	c/o Veeva Systems Inc. 4280 Hacienda Drive Pleasanton, California 94588
For the attention of:	General Counsel
Email	Contracts@Veeva.com

The Guarantor

Name:	Veeva Systems Inc.
Address:	4280 Hacienda Drive Pleasanton, California 94588
For the attention of:	General Counsel
Email	Contracts@Veeva.com
15.2	Any notice or other communication given in accordance with section 15.1 will be deemed to have been served:
15.2.1	if given as set out in section 15.1.1 at the time the notice or communication is delivered to or left at that party’s address;
15.2.2

if given as set out in section 15.1.2 when sent by pre-paid first class or special (or other recorded) post, at 9.00am on the second Business Day after the date of posting or when sent by air mail, at 9.00am on the sixth Business Day after the date of posting (unless, in either case, there is evidence of earlier receipt); and

15.2.3	if given as set out in section 15.1.3, at the time the email is sent,

provided that if a notice or communication is deemed to be served before 9.00am on a Business Day it will be deemed to be served at 9.00am on that Business Day and if it is deemed to be served on a day which is not a Business Day or after 5.00pm on a Business Day it will be deemed to be served at 9.00am on the immediately following Business Day.

15.3

For the purposes only of this section 15, references to time of day are to be time of day at the address of the recipient party set out in, or notified by the recipient party to the other party from time to time pursuant to section 15.1 and references to Business Days are to normal working days in the territory in which such address is situated.

15.4	To prove service of a notice or communication it will be sufficient to prove that the provisions of section 15.1 were complied with.
15.5	The provisions of this section will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with rules of the relevant court.
15.6

Any notice or other communication addressed to a deceased Seller or to a deceased Seller’s personal representatives, notwithstanding that no grant of representation has yet been made in respect of such Seller’s estate, at the Seller’s address in accordance with the foregoing provisions of this section or at such other address as may have been notified by the personal representatives in writing to the sender as being their address for service, and otherwise served in accordance with the foregoing provisions, will be deemed valid service to that Seller.

16.	AGENT FOR SERVICE
16.1

The Guarantor irrevocably appoints the Buyer (the “Agent”) as its agent for service in relation to all Service Documents.  For the purposes of this section 16 and section 17, “Service Documents” means any notice of arbitration, claim form or other process and all other documents required to be served in any court or arbitration proceedings in England and Wales arising out of or in connection with this Agreement (including in relation to any non-contractual obligations).

16.2	Any Service Document will be effectively served on the Agent if served in accordance with section 15:
16.2.1	sent by pre-paid first class post/recorded delivery to the Agent’s address; or
16.2.2	delivered to or left at (but not, in either case, by post) the Agent’s address.

The address of the Agent is set out in section 16.1 and may be changed by the Buyer giving at least 5 Business Days written notice in accordance with section 15.

16.3	Any Service Document served in accordance with section 16.2 will be deemed to have been served:
16.3.1	if served as set out in section 16.2.1, at 9.00 am on the second Business Day after the date of posting; and
16.3.2	if served as set out in section 16.2.2, at the time the Service Document is delivered to or left at Agent’s address,

provided that if a Service Document is deemed to be served before 9.00 am on a Business Day it will be deemed to be served at 9.00 am on that Business Day and if it is deemed to be served on a day which is not a Business Day or after 5.00 pm on a Business Day it will be deemed to be served at 9.00 am on the immediately following Business Day.

16.4	To prove service of a Service Document on the Agent it will be sufficient to prove that the provisions of section 16.2 were complied with.
16.5

A copy of any service document served on the Agent pursuant to section 16.3 will also be sent by the Sellers by post to the Buyer but failure or delay in so doing will not invalidate service on the Agent under this section 16.

16.6

If the Agent (or any replacement agent appointed pursuant to this section 16.6) ceases for any reason to act as such, the Buyer will immediately appoint a replacement agent having an address for service in England and will immediately notify the Sellers of this change in writing.

16.7	Nothing in this section 16 will affect the right of the Sellers to effect service of a Service Document in any other manner permitted by law.
17.	INDIVIDUAL SELLERS' REPRESENTATIVE
17.1	Each of the Individual Sellers irrevocably appoints James Brown as the Individual Sellers' Representative and authorizes him in that capacity to act on its behalf:
17.1.1

as its agent for service in relation to all Service Documents (and any Service Document shall be sufficiently served on any Individual Seller if delivered to the Individual Sellers’ Representative in accordance with section 15); and

17.1.2

as its sole representative and attorney for the purposes of accepting notices, granting any consent or approval, signing any documents or deeds and generally taking such action and doing such things on behalf of the Individual Sellers as the Individual Sellers’ Representative considers (in its absolute discretion) may be required in relation to:

17.1.2.1	the release of monies from the Escrow Fund in accordance with Schedule 6;
17.1.2.2	determining the Adjusted Initial Consideration and deal with any payments under Schedule 8; and
17.1.2.3	otherwise the terms of this Agreement.
17.2

If the Individual Sellers’ Representative (or any replacement agent appointed pursuant to this section 17.2) ceases for any reason to act as such, the Individual Sellers will immediately appoint a replacement Individual Sellers’ Representative having an address for service in England and Wales and will immediately notify the Buyer of this change in writing.

17.3	Nothing in this section 17 will affect the right of the Buyer to effect service of a Service Document in any other manner permitted by law.
17.4	The Buyer shall be entitled to rely on anything done by the Individual Sellers’ Representative in accordance with this section 17 as if such thing had been done by the relevant Individual Seller.
18.	NO WAIVER

A delay in exercising or failure to exercise a right or remedy under or in connection with this Agreement will not constitute a waiver of, or prevent or restrict future exercise of, that or any other right or remedy, nor will the single or partial exercise of a right or remedy prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right, remedy, breach or default will only be valid if it is writing and signed by the party giving it and only in the circumstances and for the purpose for which it was given and will not constitute a waiver of any other right, remedy, breach or default.

19.	VARIATION

No variation to this Agreement will be effective unless it is in writing and signed by or on behalf of each party to this Agreement but no variation will require the consent of any Target Group Company.

20.	FURTHER ASSURANCE

Each party will at its own cost execute all documents and do all such acts and things as any other party may reasonably request from time to time in order to give full effect to the provisions of this Agreement including the rights given under it and the transactions contemplated by it.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.

22.	RIGHTS OF THIRD PARTIES

Each member of the Buyer’s Group will be entitled to enforce sections 10 and 12 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 and the terms of this Agreement.  Save as provided in this section, the parties do not intend that any terms of this Agreement will be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person other than the parties.

23.	SURVIVAL

Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Closing.

24.	INTEREST

If any sum payable under this Agreement other than pursuant to Schedule 6 by any party is not paid on or before the due date for payment, such party will pay to the party entitled to payment such interest on that sum at the 2 per cent per annum above the base lending rate from time to time of Barclays Bank plc, from the due date until the date of payment (whether before or after judgement), such interest to accrue on a daily basis, together with that overdue sum.

25.	COSTS

Except where expressly stated otherwise, each party will bear its own costs and expenses in connection with or arising out of the negotiation, preparation, execution and registration of this Agreement.

26.	ENTIRE AGREEMENT

This Agreement and the documents referred to in it constitute the entire agreement between the parties and supersede any prior agreement or arrangement in respect of their subject matter and:

26.1

no party has entered into this Agreement or any other Transaction Document in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by a Seller or any other person and whether made to the Buyer or any other person) which is not expressly set out in this Agreement or the relevant Transaction Document (as the case may be);

26.2

the only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement or any other Transaction Document and which is expressly set out in this Agreement or the relevant Transaction Document will be for breach of contract; and

26.3

nothing in this section 26 will be interpreted or construed as limiting or excluding the liability of any person for fraud, fraudulent misrepresentation, wilful misstatement, wilful misconduct or wilful concealment.

27.	LANGUAGE
27.1

The original language of this Agreement is English. If this Agreement is translated into any language other than English, the English language version of this Agreement will prevail to the extent of any conflict.

27.2

Any document (other than a notice) given, provided, filed or recorded under or in connection with this Agreement will be in English unless this is prohibited by applicable law, in which case such document will be accompanied by an English translation certified as accurate by an officer of the Buyer or by the Sellers, as appropriate and the English language version will prevail in the event and to the extent of any conflict.

28.	SEVERANCE
28.1

If any provision of this Agreement is or becomes illegal, void, invalid or unenforceable (in whole or in part) under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability of that provision under the law in any other jurisdiction or of the remainder of this Agreement.

28.2

If any illegal, void, invalid or unenforceable provision of this Agreement would be lawful, valid and enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid and enforceable and to continue to reflect the original commercial intention of the parties.

29.	STAMP DUTY, FEES AND TAXES
29.1

The Buyer shall bear the cost of all applicable stamp duty, stamp duty reserve tax, notarial fees and all registration and transfer taxes and duties (all of the foregoing together, “transfer taxes”) in all jurisdictions where such transfer taxes are payable as a result of:

29.1.1	the acquisition of the Sale Shares by the Buyer under the terms of this Agreement; or
29.1.2	the acquisition of the US Sale Shares, the Australian Sale Shares and the Japanese Sale Shares under the terms of the Local Sale Agreements.

29.2

The Buyer shall be responsible for arranging the payment of such transfer taxes including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Buyer shall indemnify the Sellers, any Connected Person of a Seller and any Affiliate of any Institutional Seller against any losses suffered as a result of the Buyer failing to comply with its obligations under this section 29.

30.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by English law.

31.	ARBITRATION
31.1

Any dispute arising out of or in connection with this Agreement, including a dispute as to the validity or existence of this Agreement and/or this section 31, will be resolved by arbitration in London conducted in English by three arbitrators pursuant to the Rules of Arbitration of the International Chamber of Commerce, save that, unless the parties agree otherwise, the third arbitrator, who will act as chairman of the tribunal, will be chosen by the two arbitrators appointed by or on behalf of the parties.  If he is not chosen and nominated to the International Court of Arbitration of the International Chamber of Commerce for appointment within 30 days of the date of confirmation by the International Court of Arbitration of the International Chamber of Commerce of the later of the two part-appointed arbitrators to be confirmed, he will be chosen by the International Court of Arbitration of the International Chamber of Commerce.

31.2

Unless the parties expressly agree in writing to the contrary, the parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

31.3	For the avoidance of doubt, this section 31 is governed by English law.

This document is executed as a deed and delivered on the date stated at the beginning of this document.

SCHEDULE 1

The Target

Name of Company	:	Mineral Newco Limited

Company Number	:	08516041

Registered Office	:	4240 Nash Court, John Smith Drive, Oxford Business Park South, Oxford, OX4 2RU

Country and Place of Incorporation	:	United Kingdom

Incorporation Date	:	03 May 2013

Directors	:	James Alexander Brown Zoe Cottrell Dominic Eaton Dominic Ely Maurice Hernandez Gregory Hyde Williams
Accounting Reference Date	:	31 March

Share Capital	:	£96,000 divided into 30,250 preference shares of £1 each, 48,750 B ordinary shares of £1 each, 16,000 C ordinary shares of £1 each and 5,000 D ordinary shares of £1 each

Auditors	:	Grant Thornton UK LLP

SCHEDULE 2

Details of the Target Group Companies

Name of Company	:	Zinc Ahead Holdings Limited

Company Number	:	07628900

Registered Office	:	4240 Nash Court, John Smith Drive, Oxford Business Park South, Oxford, OX4 2RU

Country and Place of Incorporation	:	United Kingdom

Incorporation Date	:	10 May 2011

Directors	:	James Brown Zoe Cottrell Dominic Eaton Dominic Ely

Accounting Reference Date	:	31 March

Share Capital	:	£1,191, divided into 100,000 ordinary A shares of £0.01 each, 5,270 ordinary B shares of £0.01 each, 13,778 ordinary C shares of £0.01 each

Registered and beneficial shareholders	:	Mineral Newco Limited
Auditors	:	Grant Thornton UK LLP

Name of Company	:	Zinc Ahead Limited

Company Number	:	04304512

Registered Office	:	4240 Nash Court, John Smith Drive, Oxford Business Park South, Oxford, OX4 2RU

Country and Place of Incorporation	:	United Kingdom

Incorporation Date	:	15 October 2001

Directors	:	James Brown Zoe Cottrell

Accounting Reference Date	:	31 March

Share Capital	:	£105 divided into 10,000 ordinary A shares of £0.01 each, 527 ordinary B shares of £0.01 each

Registered and beneficial shareholders	:	Zinc Ahead Holdings Limited

Auditors	:	Grant Thornton UK LLP

Name of Company	:	Zinc Ahead Inc

Company Number	:	N/A

Registered Office	:	Suite. 101, 202 Carnegie Center, Princeton, NJ 08540, United States of America

Country and Place of Incorporation	:	State of Delaware, United States of America

Incorporation Date	:	1 December 2008

Directors	:	James Brown Zoe Cottrell

Accounting Reference Date	:	31 March

Share Capital	:	$100 divided into 10,000 shares of $0.01 each

Registered and beneficial shareholders	:	Zinc Ahead Holdings Limited

Auditors	:	None

Name of Company	:	Zinc Ahead Pty Ltd

Company Number	:	158707834

Registered Office	:	Level 1, 10 Kings Park Road, West Perth, WA 6005, Australia

Country and Place of Incorporation	:	Australia

Incorporation Date	:	1 June 2012

Directors	:	James Brown Zoe Cottrell Bruno Seneque

Accounting Reference Date	:	31 March

Share Capital	:	AUD $100 divided into 100 shares of AUD $1 each

Registered and beneficial shareholders	:	Zinc Ahead Holdings Limited

Auditors	:	Grant Thornton Australia Ltd (Perth Office)

Name of Company	:	Zinc Ahead Japan Kabushiki Kaisha

Company Number	:	0104-01-117550

Registered Office	:	4-2, Nishishinbashi 2-chome, Minato-ku, Tokyo, Japan

Country and Place of Incorporation	:	Japan

Incorporation Date	:	1 April 2015

Directors	:	James Brown Dominic Ely Shoji Odai

Accounting Reference Date	:	31 March

Share Capital	:	JPN Y2,000,000 divided into 100 shares

Registered and beneficial shareholders	:	Zinc Ahead Holdings Limited

Auditors	:	None

Schedule 4

Warranties

1.	Organisation, authority and qualification of the Target Group Companies
1.1

Each Target Group Company is a company organised and validly existing under the laws of its jurisdiction of formation and has all necessary corporate or similar power and authority to carry on (including in respect of ownership and/or operation of assets) the business as conducted by it at the date of this Agreement. Each Target Group Company is qualified to do business in and, in jurisdictions where such concept is recognised, is in good standing (or its local equivalent) in each jurisdiction in which the operations of the business conducted by that Target Group Company make such qualification necessary.

1.2

The Sale Shares and the Option Shares constitute the entire issued share capital of Target and are fully paid up and there are no existing, pending or threatened disputes or claims affecting any of the Sale Shares or any Seller's ownership of them or entitlement to or right to dispose of them and, so far as the Sellers are aware, no circumstances which are likely to give rise to such disputes or claims.

1.3

None of the Sale Shares have been, nor do they represent assets which were, the subject of any transaction or arrangement which is capable of being set aside, stayed, reversed, rescinded, avoided or otherwise affected in whole or in part under any applicable Laws (including the Insolvency Act 1986), nor, so far as the Sellers are aware, were any such Sale Shares subscribed for or purchased by any Seller with funds derived from the proceeds of crime.

1.4

No Target Group Company has issued any share or loan capital other than the shares shown in Schedules 1 and 2 as being issued, and such shares have been properly allotted and are fully paid up. No person has any right (whether contingent or otherwise) to require any Target Group Company to issue, allot, grant rights to subscribe for, sell, transfer, redeem or repay any share or loan capital, or to convert any existing securities into share or loan capital or issue securities that have rights to convert into share or loan capital, and so far as the Sellers are aware, no person has claimed to be entitled to any of such things.

1.5

No Target Group Company has any interest in any shares or other securities issued by any undertaking and no Target Group Company has been the subsidiary undertaking of any other company or undertaking (in either case, other than another Target Group Company as listed in Schedule 2). No Target Group Company has entered into any Contract or arrangement (including any option) which requires or may require such Target Group Company to acquire (in any manner whatsoever) or dispose of any interests in any undertaking or to make any further financial contributions in respect of the same.

1.6	There are no subsisting shareholder agreements in relation to any Target Group Company to which it is a party.
2.	Accuracy of information

The information contained in Schedule 1 (The Target) and Schedule 2 (Details of the Target Group Companies) is true, accurate and not misleading in respect of each Target Group Company.

3.	Corporate constitution and administration
3.1

Copies of the Organisational Documents of each Target Group Company and all material documents required by applicable Laws to accompany them are Disclosed, up to date and complete and set out all rights attaching to each class of shares of Target.

3.2

The statutory books, accounting and other records (together the “Records”) of each Target Group Company required to be kept by applicable Laws are up to date, contain a complete (in all material respects) and accurate record of the matters which should be dealt with in them, and have been maintained in accordance with those Laws in all material respects. Each Target Group Company’s Records are exclusively owned by it or under its direct control.

3.3

The register of members of each Target Group Company has been properly kept and contains true and complete (in all material respects) records of the members of the relevant Target Group Company and no Target Group Company has received any notice or allegation that the register is incorrect or incomplete or should be rectified and there are no circumstances which are likely to give rise to such a notice or allegation.

3.4

Every document which each Target Group Company is or was required by Law to be delivered to the Registrar of Companies or any equivalent authority in any other relevant jurisdiction has been duly delivered and was complete and accurate and no Target Group Company is liable to pay a fine for breach of that requirement.

4.	Effects of the transaction
4.1	Neither the execution of nor the performance of any Transaction Document will directly:
4.1.1

provide a person with a contractual right (which right would not otherwise have been exercisable but for the execution or performance of such Transaction Document) to relieve itself of an obligation it has to a Target Group Company;

4.1.2	provide a person with a contractual right (which right would not otherwise have been exercisable but for the execution or performance of such Transaction Document) to:
4.1.2.1	bring to an end any obligation (whether contractual or otherwise) owed to a Target Group Company;
4.1.2.2	bring to an end a right or benefit enjoyed by a Target Group Company; or
4.1.2.3	exercise a right (whether contingent or otherwise) in respect of a Target Group Company, its business or its assets;
4.1.3	give rise to, or cause to become exercisable, a right of pre-emption over the Sale Shares (save for the Buyer’s right to purchase the Option Shares);
4.1.4

provide a person or body with a right (which right would not otherwise have been exercisable but for the execution or performance of such Transaction Document) to revoke, vary, cancel, suspend or renew a Licence, registration, concession, permit, notification, authorisation or consent;

4.1.5	result in any customer or supplier having a contractual right (which right would not otherwise have been exercisable but for the execution or performance of such Transaction Document) to:
4.1.5.1	cease dealing with a Target Group Company; or
4.1.5.2	reduce substantially its existing level of business; or
4.1.5.3	change the terms on which it deals with any Target Group Company;
4.1.6

result in any employee or director of any Target Group Company becoming entitled to any payment, enhancement of benefits or change in terms and conditions of his or her employment with a Target Group Company (save in respect of the Option Shares).

5.	Financial statements
5.1	Complete and accurate copies of the Audited Financial Statements and the Unaudited Financial Statements are Disclosed.
5.2	Each of the Audited Financial Statements:
5.2.1	has been prepared in accordance with all applicable Laws and applicable GAAP in force on the date they were prepared, and consistent with the Records;
5.2.2

gives a true and fair view of the assets, liabilities, financial condition and results of the operations of each Target Group Company as at the Accounts Date and of the profits and losses, changes in shareholders’ equity and cashflows of each Target Group Company for the financial year ended on the Accounts Date and, in each case in relation to the consolidated financial statements of the Target, of the Target Group Companies as a whole for the financial year ending on the Accounts Date; and

5.2.3

has been prepared and audited in accordance with the accounting practices, conventions, policies, estimation techniques, measurement bases and principles used in the preparation of the relevant Target Group Company’s audited financial statements during the 2 consecutive financial years ended on the Accounts Date, on a consistent basis.

5.3

The profits and losses as shown in the Audited Financial Statements have not been affected by any non-recurring or exceptional item or by any other matter which has rendered such profits or losses unusually high or low, except in all cases as shown in the Audited Financial Statements.

5.4

In the Audited Financial Statements, no value has been attributed to any intangible asset which had no value attributed to it in the relevant Target Group Company’s audited financial statements during the 2 consecutive financial years ended on the Accounts Date.

5.5

Adequate provision, reserve or note (as appropriate) has been made in the Audited Financial Statements in compliance with GAAP for all bad and doubtful debts, all liabilities and obligations (actual, contingent or disputed) and all capital commitments of each Target Group Company and, in relation to the consolidated financial statements of the Target, of the Target Group as a whole) as at the Accounts Date.

5.6

No Target Group Company is engaged in any financing (including the incurring of any borrowing or any Indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Audited Financial Statements.

5.7

The Unaudited Financial Statements have been prepared with due care and attention, on bases consistent with those adopted in the preparation of the monthly management accounts of each Target Group Company for the last 2 years, are not misleading and show with reasonable accuracy, and do not materially overstate the value of, any assets or the profits or sales of any Target Group Company and show with reasonable accuracy and do not materially understate any Target Group Company’s liabilities or losses, (in each case, whether present or future, actual or contingent), as at the date to which they were drawn up or in respect of the periods to which they relate.

6.	Changes since the Accounts Date

Since the Accounts Date:

6.1	the business of each Target Group Company has been carried on in the ordinary and usual course so as to maintain the same as a going concern;
6.2	there has been no material adverse change in the financial or trading position of each Target Group Company;
6.3

no Target Group Company has acquired or disposed of, or agreed to acquire or dispose of, any asset (or assumed or incurred, or agreed to assume or incur, a liability, obligation or expense) having a value in excess of £50,000 (for a single item) or in excess of £150,000 in the aggregate;

6.4	so far as the Sellers are aware, no Target Group Company has acquired, or agreed to acquire, any asset for a consideration which is higher than open market value at the time of its acquisition;
6.5

so far as the Sellers are aware, no Target Group Company has disposed of, or agreed to dispose of, any asset for a consideration which is lower than open market value or book value (whichever is the higher) at the time of its disposal;

6.6	No Target Group Company has paid any Third Party Expenses, Transaction Bonus or Shareholder Indebtedness;
6.7

no amounts have been billed other than in the Ordinary Course of Business, no amounts have been billed materially in advance of the start date of the relevant subscription term or service term, and no amounts have been billed in advance of the contractually specified billing period (i.e., no annual bills have been issued with respect to a Contract that specifies quarterly billing terms);

6.8	no Target Group Company has issued, repaid or redeemed any share or loan capital (including debentures, loan notes and loan stock) or agreed to do so;

6.9	no Target Group Company has repaid any sum in the nature of borrowings in advance of any due date or made any loan (excluding in each case intra-group) or agreed to do so;
6.10	no Target Group Company has paid or agreed to pay any service, management or similar charges to any of the Sellers;
6.11	no Target Group Company has provided, or agreed to provide, a gratuitous payment or benefit to any of its employees or former employees, or to any of their respective dependents;
6.12

except as stated in the Audited Financial Statements, no dividend or other payment which is, or could be treated as, a distribution (whether in cash, stock or in kind) to members has been declared, paid or made by any Target Group Company nor has any Target Group Company reduced its share capital;

6.13	no resolution of the shareholders of any Target Group Company has been passed; and
6.14

no Target Group Company has changed the date on which its financial year ends and therefore the period for which the Target Group Company must prepare its statutory accounts in accordance with all applicable Laws.

7.	Assets
7.1	Each asset included in the Audited Financial Statements, acquired by a Target Group Company since the Accounts Date or otherwise used or held by a Target Group Company in connection with its business:
7.1.1

is legal and beneficially owned by the relevant Target Group Company free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance, except for such Encumbrances that are not material in the aggregate to the Target Group;

7.1.2	is used exclusively by the relevant Target Group Company; and
7.1.3	is in the exclusive possession of or under the direct control of the relevant Target Group Company.
7.2

No Seller has any interest in any rights (other than rights as a shareholder in any Target Group Company) relating to the business or the assets of any Target Group Company and no Target Group Company depends upon the use of assets owned by or facilities provided by the Sellers or any of them.

7.3

Where any assets are used but not owned by any Target Group Company or any facilities or services are provided to any Target Group Company by a third party, no event of default has occurred or is subsisting or has been alleged in writing or, so far as the Sellers are aware, is likely to arise which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services.

7.4

In the Sellers’ reasonable opinion, the assets of each Target Group Company and the facilities and services to which each Target Group Company has a contractual right include all rights, properties, assets, facilities and services necessary for the carrying on of the business of each Target Group Company in the manner in which it is carried on the date of this Agreement.

8.	Receivables
8.1

No Target Group Company has made, or entered into any Contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money, other than trade receivables incurred in the Ordinary Course of Business.

8.2	No Target Group Company has factored, deferred or discounted any receivable or agreed to do so.
8.3

A complete and accurate aging schedule with respect to the Receivables of the Target Group Companies (whether included in the Audited Financial Statements or arising since the Accounts Date) has been Disclosed. All such Receivables of the Target Group Companies arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, and, as far as the Sellers are aware, are not subject to any valid set-off or counterclaim and do not represent obligations for sales subject to any repurchase or return arrangement. No person has any Encumbrance on any such Receivables of the Target Group Companies and no request or agreement for deduction or discount has been made with respect to any such Receivables.
8.4	No Target Group Company has granted payment terms exceeding 90 days.
9.	Debt Position
9.1

Details of all overdrafts, loans or other financial facilities or other Indebtedness outstanding or available to each Target Group Company are Disclosed including copies of the documents relating thereto.

9.2	Details of all bank, deposit or other accounts (whether in credits or overdrawn) of each Target Group Company are Disclosed together with copies of any mandate(s) under which such accounts are opened.
9.3

No Target Group Company has received a demand or notice (formal or informal) requiring repayment by it of any outstanding loan or Indebtedness which is repayable on demand and no fact or circumstance exists that is likely to give rise to a demand or notice of that kind being made.

9.4	No Target Group Company has engaged in any financing of any type that would not need to be fully reflected in its Audited Financial Statements.
9.5	No Indebtedness of any Target Group Company is due and payable and no security over any of the assets of any Target Group Company is now enforceable.
9.6

No person has given any guarantee of or security for any overdraft, loan, other financial facility granted to any Target Group Company or other liability of or otherwise for the benefit of any Target Group Company and no Target Group Company is a party to, or liable under or subject to any Contract which is a guarantee, indemnity, surety, form of comfort or another agreement or arrangement in respect of the obligations of a third party, under which any liability or contingent liability is outstanding.

9.7	No Target Group Company has any outstanding obligations or liabilities (whether actual or contingent) in respect of any derivative transaction or any hedging transaction.
9.8	No amounts owing by any Target Group Company to any creditor in excess of £100,000 have been due for more than 60 days.
9.9	No Target Group Company has paid or is liable to pay, in connection with the sale of any of the Sale Shares or otherwise in connection with the transactions contemplated by the Acquisition Documents:
9.9.1	any success or other fee, brokerage or commission; or
9.9.2	any sum whatsoever to any of its directors, employees, agents or advisers (past or present).
10.	Intellectual Property Rights
10.1	Target Group Company Intellectual Property.
10.1.1

The Data Room contains a complete and accurate list of all Software used by the Target Group Companies to generate the Target Group Company Offerings, including, for Software that is Target Group Company-Owned Intellectual Property, title and most current version and release number.

10.1.2

The Data Room contains a complete and accurate list of all Target Group Company Intellectual Property Registrations and:  (a) for each such registered Trademark or Trademark application, the entity in which such registration or application is filed, filing date, registration date (where applicable), status, application serial number or registration number, by country, province and state, and the class of goods covered, the nature of the goods or services, as well as a list of all material common law Trademarks that are currently being used by the Target Group Companies to designate the source or origin of the Target Group Company Offerings; (b) for any such Domain Names, the entity in which such Domain Name is registered, the expiration date and any renewal date; (c) for each such copyright registration or application, the number and date of such registration or application by country, province and state, as well as a list of all material common law copyrights that are owned by the Target Group Companies; (d) proceedings or actions before any court, tribunal (including the

United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Target Group Company Intellectual Property Registrations, and (e) any actions that must be taken within ninety (90) days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Target Group Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates

10.1.3

Each of the copyrights, Patents, Trademarks and applications therefor within the Target Group Company Intellectual Property Registrations has been prosecuted in compliance with all material applicable rules, policies, and procedures of the United States Patent and Trademark Office or other applicable patent agencies.

10.1.4

The Data Room contains complete and accurate copies of all Contracts, which are currently in effect or which have continuing rights and obligations and to which any Target Group Company is a party or to which any Target Group Company or any of its assets or properties is bound (1) with respect to Target Group Company-Owned Intellectual Property assigned or licensed to any third party other than customer licenses or support and maintenance agreements entered into in the Ordinary Course of Business (“Outbound Intellectual Property Contracts”); or (2) pursuant to which a third party has assigned or licensed any Intellectual Property or Intellectual Property Rights to a Target Group Company other than (i) non-exclusive inbound end user licenses of generally commercially available Software with license fees under $25,000 that do not relate to Software incorporated into the Target Group Company Offering, (ii) nondisclosure agreements entered into in the Ordinary Course of Business (“Inbound Intellectual Property Contracts”).  The Inbound Intellectual Property Contracts and Outbound Intellectual Property Contracts, together, are referred to herein as the “Intellectual Property Contracts.”

10.1.5

The Disclosure Letter contains a complete and accurate list of all Contracts, which are currently in effect or which have continuing rights and obligations and to which a Target Group Company is a party or to which a Target Group Company or any of its assets or properties is bound other than (1) non-exclusive inbound end user licenses of generally commercially available Software with license fees under $25,000 that do not relate to Software incorporated into the Target Group Company Offering; or (2) customer licenses or support and maintenance agreements entered into in the Ordinary Course of Business, whereby a Target Group Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation of any Intellectual Property Rights, excluding such obligations or liability to the extent arising from provisions whose primary purpose consists of protecting confidential or proprietary information from further disclosure or improper use.

10.2

Each of the Target Group Company Intellectual Property Registrations has been duly and properly filed, and all necessary registration, maintenance and renewal fees currently due in connection with such Target Group Company Intellectual Property Registrations have been made and all necessary documents, recordations and certificates in connection with such Target Group Company Intellectual Property Registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Target Group Company Intellectual Property Registrations.  Other than prior art that has been cited by the U.S. Patent Office or applicable other patent agencies in pending Target Group Company Intellectual Property Registrations, the Target Group Companies have no knowledge of any information, materials, facts, or circumstances, including any information, materials, facts, or circumstances that would constitute prior art, that would render any of the Target Group Company Intellectual Property Registrations invalid or unenforceable.  The Target Group Companies have not misrepresented, or failed to disclose, any facts or circumstances in any application for any Target Group Company Intellectual Property Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Target Group Company Intellectual Property Registrations.  The foregoing will not be construed as a warranty that any copyright, Patent, or any Trademark registration, will issue based on a copyright, Patent or Trademark application.

10.3	Ownership.
10.3.1

No (a) Target Group Company-Owned Intellectual Property or components of the Target Group Company Offerings owned by the Target Group Companies, or (b) so far as the Target Group Companies are aware, components of the Target Group Company Offering owned by third parties is, in whole or in part, is subject to any proceeding or outstanding decree, order, judgment, or stipulation, restricting the use, transfer, or licensing thereof by any Target Group Company which materially affects the validity, use or enforceability of Target Group Company-Owned Intellectual Property or Target Group Company Offering.

10.3.2

Except for transfer restrictions in the Inbound Contracts, after the Closing Date, all Target Group Company Offerings, including any Intellectual Property Rights arising therefrom, will be fully transferable, alienable or licensable by the applicable Target Group Companies without restriction and without payment of any kind to any person. For the purposes of this paragraph 10.3.2, “Inbound Contracts” means any Contracts, which are currently in effect or which have continuing rights and obligations and to which any Target Group Company is a party or to which any Target Group Company or any of its assets or properties is bound and pursuant to which a third party has assigned or licensed any Intellectual Property or Intellectual Property Rights to a Target Group Company.

10.3.3	The Target Group Companies either (a) own, or (b) have a right to use, all Target Group Company Offerings free and clear of any Encumbrance.
10.3.4

No person other than the Target Group Companies have ownership or exclusive rights to any improvements made by or for any Target Group Company to any Target Group Company-Owned Intellectual Property or Target Group Company Offering (excluding User Generated Content).

10.3.5

No Target Group Company has (a) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that was at any time Target Group Company Offerings, to any other person, or (b) authorized any Target Group Company’s rights in any (i) Target Group Company Intellectual Property Registrations to lapse (other than rights in domain names (and associated rights) which are not in use with respect to the Target Group Company Offerings) or (ii) Target Group Company-Owned Intellectual Property to enter the public domain in a manner that would cause an adverse effect on the Target Group Company-Owned Intellectual Property.

10.3.6

Each Target Group Company has required each current and former employee and contractor who has contributed to the development of the Target Group Company Offerings (excluding User Generated Content) or the Target Group Company-Owned Intellectual Property, to sign an agreement which assigns to each such Target Group Company all right, title and interest in and to the Intellectual Property arising during the course of such employee's employment with each such Target Group Company or arising as a result of each such contractor's engagement with each Target Group Company (the “Invention Assignment Agreements”).

10.4	Non-infringement.
10.4.1

The operation of the Target Group Companies business, including the design, development, manufacture, use, import, export, sale, licensing or other exploitation of Target Group Company Offerings in the manner and in the territories in which such activities were undertaken prior to the Closing Date, does not infringe or misappropriate any Intellectual Property Rights of any third party, or constitute unfair competition or trade practices under the laws of any applicable jurisdiction.  The Target Group Companies have not received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.

10.4.2

All Intellectual Property (excluding the User Generated Content) incorporated into or embodied in any Target Group Company Offering that was developed by or on behalf of each Target Group Company was developed solely by either (a)

employees of each such Target Group Company acting within the scope of their employment or (b) contractors or other third parties who have exclusively licensed to each such Target Group Company or assigned all of their rights, including all Intellectual Property Rights therein, to each such Target Group Company.  To the extent any such Intellectual Property is comprised within the Target Group Company Intellectual Property Registrations, to the extent required by applicable laws and regulations, the Target Group Companies have recorded each such assignment with the relevant Governmental Authority.

10.5	Intellectual Property Contracts and Licenses.
10.5.1

The Target Group Companies are not in material breach of any of the Intellectual Property Contracts.  The Data Room contains complete and accurate copies of all Intellectual Property Contracts to which any Target Group Company or the Target Group Companies is a party or to which any Target Group Company or the Target Group Companies or any of their assets or properties is bound.

10.5.2

None of the Intellectual Property Contracts contain an express provision which allows for its termination, cancellation or suspension as a direct result of the consummation of the transactions contemplated by this Agreement.

10.6

Neither this Agreement nor the transactions contemplated by this Agreement will result in (a) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other Intellectual Property, (b) the Target Group granting to any third party any right in any Intellectual Property Rights that the Target Group Companies would not otherwise have granted had such transactions contemplated hereby not occurred, (c) the Target Group being obligated to pay any royalties or other amounts to any third party that the Target Group Companies would not otherwise be required to pay had such transactions contemplated hereby not occurred. Save as Disclosed, all use and distribution of Target Group Company Offerings or any Open Source Materials by or through the Target Group Company is, in compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.  The Data Room contains a list of all Open Source Materials used in the Target Group Company Offerings, including in development or testing thereof, and describes (a) whether (and, if so, how) the Open Source Materials were modified by or for the Target Group Companies, (b) whether the Open Source Software was distributed by or for Target Group Companies, and (c) how such Open Source Software is integrated with or interacts with the Target Group Company Offerings or any portion thereof.  Save as Disclosed, the Target Group Companies have not:  (i) incorporated Open Source Software into, or combined Open Source Software with, any of the Target Group Company Offerings; (ii) distributed Open Source Software in conjunction with or for use with any of the Target Group Company Offerings; or (iii) used Copyleft Materials in a manner that requires the Target Group Company Offerings, any portion thereof, or any other Target Group Company-Owned Intellectual Property of the Target Group Companies to be subject to Copyleft Licenses (or any of the obligations or attributes thereof as specified in (a) through (d) of the definition of Copyleft Licenses).

10.7

The Target Group Companies own or have valid licenses sufficient to use or otherwise exploit all Intellectual Property and Intellectual Property Rights used or held for use by the Target Group Companies in the conduct of the Target Group Company Business, including the design, development, manufacture, use, import, export, sale, licensing or other exploitation of Target Group Company Offerings.

10.8

The Target Group Companies have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the Target Group Company Business and that are currently used by the Target Group Companies.  The Target Group Companies have not licensed Target Group Company-Owned Intellectual Property in source code format.

10.9

So far as the Sellers are aware, other than Research and Development (R&D) tax relief (or credit), the Target Group Companies have not used any government funding, facilities of a university, college, other educational institution or research center in the Target Group Company’s development of any Target Group Company-Owned Intellectual Property or Intellectual Property (excluding User Generated Content) embodied in the Target Group Company Offerings.  So far as the Sellers are aware, no current or former employee, consultant or independent contractor of the Target Group Companies, who was involved in, or who contributed to, the creation or development of any Target Group Company-Owned Intellectual Property or Target Group Company Offering (excluding User Generated Content), has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Target Group Companies, in a manner that would have a material adverse effect on the Target Group Companies rights in the Target Group Company-Owned Intellectual Property.

10.10	Third-Party infringement.
10.10.1

So far as the Sellers are aware, no person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Rights in the Target Group Company–Owned Intellectual Property.

10.10.2

So far as the Sellers are aware, no Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Rights in any Target Group Company-Owned Intellectual Property.

10.10.3

The Target Group Companies have taken reasonable steps to protect the rights of the Target Group Companies in the Target Group Companies’ Confidential Information and Trade Secrets, and any Trade Secrets or Confidential Information of third parties provided to the Target Group Companies under an obligation of confidentiality, and, without limiting the foregoing, the Target Group Companies have required each employee and contractor that the Target Group Companies have authorized to access such information to execute a confidentiality agreement that adequately protects the confidentiality of the information disclosed, and all such current and former employees and contractors have executed such an agreement.  All disclosures by the Target Group Companies of any Target Group Companies Confidential Information and Trade Secrets, and any Trade Secrets or Confidential Information of third parties provided to the Target Group Companies, have been made pursuant to a written agreement which provides reasonable protection for such trade secrets and confidential information and, so far as the Sellers are aware, no party to any such agreement is in material breach thereof.

10.10.4

Target Group Company Offerings.   The Target Group Companies maintain and have made available in the Data Room a list of all material reported errors or material bugs of which the Sellers are aware in the Target Group Company Offerings, and no such errors or bugs in the Target Group Company Offerings have had a material adverse effect on the Target Group Companies.

11.	Confidential Information
11.1	The Confidential Information:
11.1.1	is in the exclusive possession or under the direct control of the Target Group other than third party Confidential Information;
11.1.2	is and has been kept strictly confidential;
11.1.3	is adequately and properly documented and accessible, such that the Target Group is able to take the full benefit of it; and
11.1.4	other than third party Confidential Information, is not subject to any third party restriction as to its use, exploitation or disclosure.
11.2	Each Target Group Company has in place and operates adequate procedures to maintain the confidentiality of the Confidential Information.
11.3	No Target Group Company has disclosed, or is obliged to disclose, any of the Confidential Information to any person except:
11.3.1	to its employees who are bound by obligations of confidence; or
11.3.2

to third parties in the ordinary and usual course of such Target Group Company’s business subject to a valid and enforceable agreement under which the recipient is obliged to maintain its confidentiality and to use it only for the purposes for which it was disclosed by the Target Group Company and is restrained from disclosing it further.

11.4

So far as the Sellers are aware, there has not been any breach of any confidentiality obligations given by third parties in relation to Confidential Information or any actual or alleged misuse by any person of the Confidential Information.

11.5

No Target Group Company uses or has used any confidential information which it has received from a third party other than in accordance with the confidentiality protection that is applicable to that confidential information.

12.	Data protection
12.1

In this paragraph 12, “Data Protection Laws” means all laws, codes, statutes, rules and regulations with which a Target Group Company is legally obliged to comply concerning (a) the privacy of individuals who view or interact with the Target Group Company Offerings or communicate with or receive communications from the Target Group Companies, (b) the collection, use, storage, registration, disclosure, protection or processing of personal data and non-personal data, (c) maintaining the security and integrity of personal data and (d) marketing.

12.2	Each Target Group Company has complied with all Data Protection Laws, including:
12.2.1	requirements relating to the registration and/or notification of processing of personal data;
12.2.2	requirements relating to requests from individuals for access to personal data held by it;
12.2.3	data protection principles set out in the Data Protection Laws;
12.2.4	requirements relating to the processing of personal data by a data processor on its behalf;
12.2.5	communications with third parties, including users of the Target Group Company Offerings;
12.2.6	the obtaining of necessary consents from data subjects to the processing of personal data relating to them, as relevant; and
12.2.7	requirements relating to the approval, processing and handling of regulated content related to the pharmaceutical, life science or food industries.
12.3	Each Target Group Company has always had in place and operated adequate procedures to ensure continued compliance with Data Protection Laws.
12.4

Each Target Group Company has always complied with each such Target Group Company’s contractual commitments to third parties with respect to privacy and data security matters, including contractual commitments to viewers and users of Target Group Company Offerings.

12.5

No Target Group Company has at any time permitted third party advertisements on any Target Group Company Offerings where the same involves the processing, collection, use, storage or disclosure of personal data or non-personal data.

12.6

Copies of all current registrations or notifications required by each Target Group Company under Data Protection Laws are Disclosed.  Each Target Group Company’s privacy practices have, at all times, conformed with such notifications at the time they were in effect.  All such notifications have at all times accurately reflected each Target Group Company’s practices concerning the collection, use, storage, registration, disclosure, protection and processing of personal data and non-personal data.

12.7

Neither this Agreement nor the transactions contemplated by this Agreement will violate any Target Group Company’s privacy notices as they exist or as they existed at any time during which information was obtained or collected.

12.8

No Target Group Company located in the European Union has transferred or authorised the transfer of personal data for which it is Data Controller (as that term is defined in Data Protection Laws applicable in the European Union) outside of the European Economic Area.

12.9

There has been no unauthorized disclosure of electronic communications data or personal data by the Target Group Companies or any Authorized Person to any third party, including any Governmental Authority.

12.10

Each Target Group Company has in place appropriate agreements, as required by Data Protection Laws, with all data processors processing personal data on its behalf and all data processed by and/or transferred to any third parties by each Target Group Company has been lawfully obtained, used, processed and/or transferred in accordance with Data Protection Laws.

12.11

No Target Group Company or Authorized Person has received any notices or any other communications from, been subject to enquiries by, or (as far as the Sellers are aware) the subject of complaints to any authority in any jurisdiction in relation to Data Protection Laws, and there are no circumstances which are likely to give rise to any such notices, communications, enquiries or complaints.

12.12

Each Target Group Company has always had an employee privacy policy which has been made available to all current and former employees of and each Target Group Company and a complete and accurate copy of the current version of which has been Disclosed to the Buyer.  All current and prior employee privacy policies comply or complied (as the case may be) with the Data Protection Laws in effect at the time of their application.

12.13

No mandatory feature or functions of the Target Company Group Offerings violate laws, codes, statutes, rules and regulations relating to the approval, processing and handling of regulated content related to the pharmaceutical, life science or food industries.

12.14	No person or other body has:
12.14.1

alleged to any Target Group Company or Authorized Employees or (as far as the Sellers are aware) any other Authorized Person that a Target Group Company has failed to comply with the provisions of any Data Protection Laws;

12.14.2	complained to a Target Group Company or Authorized Employee or (as far as the Sellers are aware) any other Authorized Person about its use of personal data; or
12.14.3	been awarded compensation, claimed or taken action against a Target Group Company for breach of any Data Protection Laws.
13.	Hosting Operations
13.1	Save to the extent that the IT Systems are the subject of a licence in favour of a Target Group Company, all IT Systems are legally and beneficially owned by a Target Group Company.
13.2

Each Target Group Company has the right to use the IT Systems used by the Target Group and, save where such IT Systems are the subject of a licence in favour of a Target Group Company, the IT Systems used by the Target Group are not dependent (in whole or in part) on any facilities or services that are not exclusively owned by or under the direct control of a Target Group Company.

13.3	The IT Systems:
13.3.1

are functioning and have functioned, during the 24 months immediately prior to the date of this Agreement, consistently and accurately in all material respects (except for pre-planned maintenance shut downs) and in accordance with all applicable specifications;

13.3.2	are configured and maintained to minimise the effects of externally introduced viruses, bugs and other similar destructive programs or codes;
13.3.3	have been regularly and properly maintained, supported and replaced, are in satisfactory working order and are suitable for their current use;
13.3.4

have sufficient capability, capacity and performance to meet the current business requirements of each Target Group Company and there are no plans to change, replace, develop, or update them or any material part of them;

13.3.5

include (or the Target Group has in its possession or control) sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT Systems (other than any elements of the IT Systems which are owned or controlled by third parties) without the need for further assistance from a third party;

13.3.6	comply with the terms of all Target Group Companies Contracts, including all Intellectual Property Contracts and Target Group Companies’ customer Contracts; and
13.3.7

have the benefit of appropriate warranty and/or maintenance and support agreements which are, so far as the Sellers are aware, sufficient to remedy or compensate any material defect and include emergency support.

13.4

Adequate security and confidentiality arrangements are in force in relation to the IT Systems and there is in place in respect of the Target Group a disaster recovery plan which would, so far as the Sellers are aware, enable the Target Group’s business to continue if there were significant damage to or destruction of some or all of the IT Systems, a complete and accurate copy of which is in the Data Room.

13.5	Each Target Group Company’s data security practices conform and comply with all applicable rules, regulations and laws including Data Protection Laws.
13.6	Each Target Group Company has processed customer payments in a manner compliant with the Payment Card Industry Data Security Standards.
13.7	In the last 24 months ending on the date of this Agreement there has not been any:
13.7.1	breakdown, malfunction, error, defect or failure in the IT Systems or destruction or loss of any data;
13.7.2	any virus or bug affecting the IT Systems; or
13.7.3	any Security Breach,

nor, so far as the Sellers are aware, are there any circumstances which may give rise to any such matters reasonably likely to have an adverse effect on, or cause disruption or loss to, the Group.

13.8

Complete and accurate copies of all material Contracts relating to the IT Systems (including Software licences, agreements for support, maintenance, disaster recovery, security, hosting and bureau services provided to or by the Target Group Companies but excluding any licences of generally commercially available desktop software) are disclosed in the Data Room.

13.9	All source code relating to the Software in respect of which the relevant Intellectual Property Rights are owned by a Target Group Company is:
13.9.1	in the exclusive possession or under the direct control of a Target Group Company; and
13.9.2

so far as the Sellers are aware, sufficiently documented as to enable a reasonably skilled computer programmer to understand, maintain, modify, correct, support, replicate and develop the relevant software without the need for assistance from a third party.

14.	Real Estate
14.1	The following details of the Real Estate Disclosed:
14.1.1	the tenure of the Real Estate;
14.1.2	the principal terms of the leases or licences under which the same is occupied or used by Target; and
14.1.3	the tenancies or licences subject to and with the benefit of which the Real Estate is held, are accurate, complete and not misleading.
14.2

The Real Estate comprises all the land and premises owned, used or otherwise occupied by the Target Group Companies or in respect of which any Target Group Company has or may have any estate, interest, right or liability (whether actual or contingent).

14.3

All of the Real Estate is used and occupied for the purpose of the business of a Target Group Company and such use is the permitted or lawful use for the purposes of applicable Laws. The Real Estate is occupied or used by right of ownership or under lease or licence, and the terms of such lease or licence permit such occupation and use.

14.4	No Target Group Company is a party to any uncompleted agreement to acquire or dispose of any interest in any real property (including the Real Estate).

14.5	Where a Target Group Company is the owner of any part of the Real Estate, the basis of such ownership is Disclosed and that Target Group Company is solely entitled to it.
14.6	The Real Estate is free from any mortgage, debenture or financial charge (whether specific or floating, legal or equitable securing the repayment of monies.
14.7	Copies of all leases and subleases pursuant to which any Target Group Company occupies the Real Estate is Disclosed (each a “Real Estate Lease”). In relation to each Real Estate Lease:
14.7.1	the Real Estate Lease is valid and in full force and effect;
14.7.2

the relevant Target Group Company has paid all rent, service charges and other sums which have been demanded (in the case of service charge and other sums) at least 14 days before the date of this Agreement pursuant to the relevant Real Estate Lease;

14.7.3

no Target Group Company has received any notice alleging any breach of any covenant contained in the Real Estate Lease that remains outstanding and there is not outstanding and unobserved or unperformed any obligation necessary to comply with any other notice or other requirement given by the landlord under the Real Estate Lease;

14.7.4

all licences, consents and approvals required from the landlord and any superior landlord under the Real Estate Lease and from their respective mortgagee(s) (if any) (“Approvals”) have been obtained and no notice alleging any breach of  the lessee’s covenants contained in the Approvals has been received; and

14.7.5	there are no notices, negotiations or proceedings pending in relation to rent reviews, nor is any rent liable to be reviewed which has not yet been reviewed.
14.8

The Real Estate is not subject to any liability for the payment of any outgoings other than national non-domestic rates, water and sewerage services charges and insurance premiums, rents and service charges.

15.	Environmental and Health and Safety matters
15.1	In this paragraph 15:
15.1.1

“Environment” means air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structure), land (including land under water, surface land, sub-surface land and soil), flora, fauna, ecosystems and man;

15.1.2

“Environmental Laws” means any and all applicable Laws (applicable to all activities of each Target Group Company in all jurisdictions where it does business) and international and EU treaties in each case to the extent legally binding and in force concerning the protection of the Environment, including the use, treatment, storage, disposal, transportation or handling of Hazardous Substances;

15.1.3	“Environmental Permit” means any permit, licence, authorisation, permission, consent, exemption or other approval required under or in relation to any Environmental Law; and
15.1.4	“Hazardous Substances” means all controlled, special, hazardous, toxic or dangerous wastes or pollutants which either alone or in combination might cause harm to human health or the Environment.
15.2

Each Target Group Company has at all times during the 4 years prior to the date hereof complied in all material respects with all applicable Environmental Laws. All Environmental Permits have been obtained and during the 4 years prior to the date hereof have been complied with in all material respects.

15.3

No Target Group Company is engaged or involved in any legal action or other proceedings (civil or criminal) under any Environmental Law and so far as the Sellers are aware no such legal action or other proceedings are pending or threatened by or against any Group Company under any Environmental Laws.

15.4

No Target Group Company has any material liability under any Environmental Laws by reason of it having owned, occupied or used at any time within the past six years any previously owned land or buildings.

16.	Employees
16.1	Those persons named as such in Schedules 1 and 2 are the only directors of and where applicable the secretary of the Target Group Companies.
16.2	Anonymised details of all employees of each Target Group Company are set out in the Disclosure Letter and disclose in relation to each such person (or, where appropriate, to each category of person):
16.2.1	the Target Group Company which employs or engages them and their workplace location;
16.2.2	department and position;
16.2.3	commencement date;
16.2.4	whether they are under a resignation notice;
16.2.5	date of birth and gender;
16.2.6	notice period required;
16.2.7

remuneration (including salary, all bonuses, commission, profit sharing arrangements, incentive payments and other payments), share option schemes, insurance schemes and any other contractual or non-contractual benefits or payments whatsoever which any Target Group Company provides or is bound to provide (whether now or in the future) whether during any periods of sickness, incapacity, disablement or leave, on termination of employment (including enhanced redundancy payments) or otherwise;

16.2.8	contractual working hours; and
16.2.9	holiday entitlement.
16.3	Complete and accurate copies of:
16.3.1	the contracts of employment for all Key Employees together with details of the terms and conditions of such employment;
16.3.2	the standard form contract of employment applicable to any of the employees,; and
16.3.3	the Target Group’s current staff handbooks, policies and procedures, are Disclosed.
16.4

There are no amounts (including PAYE and national insurance and pensions contributions) owing to or in relation to any present or former officers, workers or employees of any Target Group Company, other than amounts representing remuneration accrued (but not yet due for payment) in the current pay period or for reimbursement of business expenses or accrued holiday pay for the current holiday year and no amounts in respect of bonus, commission or profit share have accrued (in whole or in part) but are not yet due for payment to any of its employees.

16.5

There are no sums due from any employee or former employee to any Target Group Company and there are no outstanding loans or notional loans made by any Target Group Company to any of its current or former directors or employees (or persons connected with them), and nor has any Target Group Company agreed to make any such loans.

16.6

No Target Group Company is party to any industrial instrument, collective bargaining or other similar agreement with any trade union, staff association or staff works council, other organisation of employees or workers or individual employees or workers nor are any steps being taken by employees, workers or other representatives to ensure recognition of any such organisation.

16.7

No Target Group Company is involved, nor has it prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

16.8

No offer of a contract of employment or engagement with an annual salary or fee in excess of £75,000 has been made by any Target Group Company which has not yet been accepted, or which has been accepted but the individual’s employment or engagement has not yet commenced.

16.9

No employee of any Target Group Company who receives an annual salary or fee of in excess of £75,000 has given or received notice terminating his or her contract of employment nor, so far as the Sellers are aware, is any such notice pending or threatened.

16.10

Each contract between a Target Group Company and any of its employees can be terminated by the relevant Target Group Company giving three months’ notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation for breach of contract.

16.11

There are no flexible working arrangements entered into with any of the employees of any Target Group Company nor are there any early retirement schemes applicable to any employees of any Target Group Company.

16.12	No Target Group Company uses the services of outworkers, agency or other self-employed persons, contracted labour or agents.
16.13

There are no, and nor at any time during the 24 months preceding the date of this Agreement have there been any, disputes, claims, proceedings, enquiries or investigations in relation to any employee or worker or former employee or worker, none are pending or threatened and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to the same, including in connection with the employment or termination of employment of any of its employees.

16.14

No Target Group Company has any current disciplinary investigations, proceedings or appeals in respect of any of its employees or former employees and so far as the Sellers are aware, there are no circumstances which are likely to give rise to the same.

16.15

No Target Group Company has incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any employee. No Target Group Company has incurred any liability for failure to provide information or to consult with employees under any applicable Laws.

16.16

No Target Group Company has made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director or officer or employee or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

16.17	In relation to its employees, former employees and any recognised trade union or employee representative of such employees, each Target Group Company has:
16.17.1	maintained adequate and suitable records;
16.17.2	complied with all applicable collective arrangements, terms and conditions of employment, codes of conduct and customs and practices; and
16.17.3	complied with all applicable Laws.
16.18

In the last six years, no Target Group Company has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment Regulations) 2006 and within this period, none of its employees or former employees has transferred to a Target Group Company under such regulations.

16.19

No Target Group Company is party to, bound by or proposing to introduce in respect of any of its directors or employees any redundancy payment scheme in addition to statutory redundancy pay and there is no agreed procedure for redundancy selection.

17.	Employee Benefit Arrangements
17.1

Details of the Employee Benefit Arrangements are Disclosed and such details are materially accurate, complete and not materially misleading. Such benefit schemes or arrangements are the only Employee Benefit Arrangements under which any Target Group Company has or may have any obligation (actual or contingent) in respect of its past or present directors and employees.

17.2	No announcement has been made (or is being considered) to introduce or materially amend any other Employee Benefit Arrangement.
17.3

All contributions or premiums due from a Target Group Company in respect of the Employee Benefit Arrangements relating to the employees or former employees of the Group have been paid on or before the date on which payment falls due. All costs, premiums or contributions payable by any Target Group Company in respect of any of its employees or former employees who are members or participants in the applicable Employee Benefit Arrangement have been Disclosed.

17.4	There is no proceeding or claim (other than routine claims for benefits) outstanding, pending or threatened against:
17.4.1	so far as the Sellers are aware, the trustees or administrators of any of the Employee Benefit Arrangements; or
17.4.2	a Target Group Company,in connection with the Employee Benefit Arrangements and, so far as the Sellers are aware, no circumstance exists which may give rise to a proceeding or claim of that kind.
17.5	None of the Employee Benefit Arrangements have been wound up and nothing has happened which may reasonably be expected to lead to any of the Employee Benefit Arrangements being wound up.
17.6

No material dispute or complaint has arisen which relates to the provision of retirement or death benefits in respect of the employees of any Target Group Company incorporated in the United Kingdom (whether under any pension scheme, the Life Assurance Scheme or otherwise), and so far as the Seller is aware, there is no reason why a material dispute or complaint could arise.

17.7

No Target Group Company is, or has been connected with, or an associate of, an employer (within the meaning of section 249 and 435 of the Insolvency Act 1986 respectively) in relation to a defined benefit occupational pension scheme and there have been no contribution notices or financial support directions issued by the Pensions Regulator in the United Kingdom against any Target Group Company.

17.8

The rules and other standard forms of documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any employees or former employees in the last 2 years are Disclosed and such disclosures are accurate, complete and not misleading.

17.9	Each Target Group Company provides only money purchase benefits and has only ever provided money purchase benefits as defined in section 181 of the Pensions Act 1993.
17.10	Each Target Group Company has complied fully with its obligations to automatically enrol employees as required by the Pensions Act 2008.
18.	Insurance
18.1

All the assets of each Target Group Company which are of an insurable nature have at all material times been and are insured against fire, business interruption and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and each Target Group Company has at all material times been and is now adequately covered against accident, third party liability, injury, damage and other risks normally covered by insurance by such companies and there is directors' and officers' liability insurance in place for each officer of the Target Group.

18.2

Details of the insurances covering each Target Group Company or its assets (“Insurance Policies”) are Disclosed and such details are accurate, complete and not misleading and indicate any such policy which is written on an occurrence basis. All premiums payable to date have been paid.

18.3

There are no outstanding claims under, or in respect of the validity of, any the Insurance Policies and, so far as the Sellers are aware, no circumstances exist which are likely to give rise to such a claim.

18.4	Full details of all claims made by or on behalf of any Target Group Company under any insurance policy in the last three years are Disclosed.

18.5

All Insurance Policies are in full force and effect, are not void or voidable and, so far as the Sellers are aware, nothing has been done or not done by any Target Group Company (or, so far as the Sellers are aware, by anyone else) which could make any of the Insurance Policies void or voidable.

19.	Contracts
19.1	No Target Group Company is, or has agreed to become, a party to or liable under a Contract (each, as amended or modified to date, a “Material Contract”):
19.1.1	which is not in the Ordinary Course of Business or not on arm’s length terms;
19.1.2	which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement;
19.1.3	which establishes any arrangement that would result in joint ownership of any Target Group Company-Owned Intellectual Property;
19.1.4	which limits or excludes the right of any Target Group Company to do business and/or compete in any area, geographic location or field or with any person;
19.1.5

which restricts any Target Group Company in its ability to solicit for hire, or hire, any person for employment (other than (i) customer contracts, or (ii) non-disclosure agreements entered into with third parties who do not offer the Buyer Offerings). For the purposes of this paragraph 19.1.5, “Buyer Offerings” means (i) solutions (including software and online software) related to customer relationship management, content management, and master data management, (ii) healthcare provider and healthcare organization data, and (iii) related professional services;

19.1.6

under which such Target Group Company has sold or disposed of any shares or business or assets where it remains subject to any liability (whether contingent or otherwise) (excluding, for the avoidance of doubt, ordinary course commercial Contracts with customers);

19.1.7

which relates to the acquisition by any Target Group Company of the business and/or assets of any other company, entity or person or the acquisition or subscription by any Target Group Company of shares in any other company or entity;

19.1.8

which involves, or is likely to involve, an aggregate outstanding or potential expenditure by any Target Group Company or other liability on its part of more than £150,000 in aggregate or payment to it of more than £150,000 in aggregate;

19.1.9	to which a Substantial Customer or Substantial Supplier is a party;
19.1.10	which provides for a perpetual license to a customer, whether currently or at any time in the future, whether at the customer’s election or otherwise;
19.1.11	which establishes any material agency, distributorship or marketing agreement or arrangement;
19.1.12	which is likely to require expenditure in excess of £100,000 in order for a Target Group Company to be able to satisfy its obligations under it;
19.1.13	which is a Contract with a customer and provides for any of the following:
19.1.13.1	most favoured customer pricing;
19.1.13.2	a gross limit on fees or amounts becoming due by customers (regardless of users or usage);
19.1.13.3	committed discounts for future purchases or renewals that are greater than 30% of current per user list price or current hourly professional services rates;
19.1.13.4	fee increase caps that (i) exceed 2 years in duration, and (ii) are less than 5% per annum; or
19.1.13.5	product feature commitments or customer-specific functionality either provided verbally or in writing;

19.1.14

which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement, hedging or other exchange and/or interest rate protection transaction, or any option with respect to any such transaction or any similar transaction;

19.1.15

which is of a long-term nature (that is to say, unlikely to have been fully performed, in accordance with its terms, within twelve months after the date on which it was entered into) and involves annual amounts in excess of £50,000 or aggregate amounts in excess of £100,000 and which is not a customer agreement;

19.1.16	which provides to any person any right to obtain any source code relating to any Software that is Target Group Company-Owned Intellectual Property; or
19.1.17	which (a) provides for an option for the customer to host a Target Group Company Offering or (b) allows a third party to host a Target Group Company Offering.
19.2

Complete and accurate copies of the Material Contracts (other than expired product subscription orders and fully completed statements of work) are Disclosed.  Where an agreement or arrangement in respect of a Material Contract is not in written form, a complete and accurate description of its terms has been Disclosed.

19.3	So far as the Sellers are aware, each Material Contract is in full force and effect and is binding on the parties to it.
19.4

So far as the Sellers are aware, no Target Group Company has received notice that it is in breach of any Material Contract and, so far as the Sellers are aware, no other party to any Material Contract is in breach of it and, so far as the Sellers are aware, there are no facts or circumstances which are likely to give rise to any such breach. So far as the Sellers are aware, no party has notified a Target Group Company of any allegation of any material breach nor made any material complaint to a Target Group Company in writing regarding the performance or non-performance of such agreement, arrangement or obligation.

19.5

So far as the Sellers are aware, no notice of termination of or intention to terminate any Material Contract has been received or given by any Target Group Company and, so far as the Sellers are aware, none is reasonably anticipated. So far as the Sellers are aware, there are no grounds for termination, rescission, avoidance, repudiation or material change in the terms of any Material Contract.

19.6	No bid, tender, proposal or offer given or made by any Target Group Company which is outstanding is capable of giving rise to a Contract merely by a unilateral act of another person.
20.	Other trading matters
20.1	No Target Group Company carries on business under any name other than its own corporate name or any other name Disclosed.
20.2	The Disclosure Letter contains a list of the top 20 customers of the Target Group by:
(i)	total revenue for the 12 month period ending on 31 March 2015 and total revenue forecast for the period from 1 April 2015 to 31 March 2016,
(ii)	total subscription revenue for the 12 month period ending on 31 March 2015 and total revenue forecast for the period from 1 April 2015 to 31 March 2016, and
(iii)	total professional services revenue for the 12 month period ending on 31 March 2015 and total revenue forecast for the period from 1 April 2015 to 31 March 2016,

(each such customer being a “Substantial Customer”) and a list of the 20 largest  suppliers by forecast total expense (on a consolidated expenses basis) for the 12 month period from 1 April 2015 to 31 March 2016 (each such supplier being a “Substantial Supplier”), in each case broken out by revenue or expense, as the case may be.

20.3	No Substantial Customer or Substantial Supplier has since the Accounts Date:
20.3.1	ceased to do business with the Target Group;
20.3.2	substantially reduced its dealings with the Group;
20.3.3	given notice that it will or may do any such things,

and so far as the Sellers are aware, there are no circumstances which are likely to result in any such things.

20.4

No commitment or obligation is owed by any Target Group Company to any Substantial Customer other than pursuant to the terms of any Material Contract or any purchase order pursuant thereto, in each case that has been Disclosed.

20.5

Other than as set out in the relevant Contract that has been Disclosed, no Target Group Company has given or paid or received (or agreed to give, pay or receive) any discount, volume rebates, allowances, commission payments or the like (whether or not legally binding) to any of its Substantial Customers or Substantial Suppliers.

20.6

No Target Group Company has agreed any credit terms with any of its Substantial Customers or Substantial Suppliers that are materially different from the credit terms in Material Contracts included in the Data Room. No Substantial Customer or Substantial Supplier has been regularly more than 60 days late in making payments due to a Target Group Company.

20.7

There is no outstanding claim, and, so far as the Sellers are aware, no notification has been received by a Target Group Company of any claim, against any Target Group Company for faulty, defective or dangerous goods, services, work or materials or for breach of representation, warranty or condition or for delays in delivery or completion of contracts or for deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by or on behalf of any Target Group Company.

20.8

No Target Group Company has agreed to produce or deliver replacement goods or services after the date of this Agreement or to take back any goods (whether defective or not) or services or to effect modifications or repairs to the same free of charge or otherwise than at arm's-length rates, in each case which goods or services have a value in excess of £50,000, or to issue a credit note, money-back guarantee or write-off or reduce indebtedness in respect thereof and, so far as the Sellers are aware, there are no circumstances which are likely to result in the same.

20.9

Full details of all litigation between any Target Group Company and any customer, and all customer complaints, claims or returns made to any Target Group Company, in each case in the last three years are Disclosed.

20.10	With respect to any Contract between any Target Group Company and any customer of the Target Group:
20.10.1	There are no pending payment rights, termination rights or refund rights that are contingent on customer acceptance of any Target Group Company Offering;
20.10.2	No Target Group Company has received any notice regarding any of the following:
20.10.2.1	Termination, non-renewal or breach of the Contract;
20.10.2.2	reduction in use of products or services, or reduction in number of users, pursuant to the Contract; or
20.10.2.3	renegotiation of any terms of the Contract.
20.10.3	There are no commitments to provide any of the following:
20.10.3.1	product enhancements or maintenance of product customizations,
20.10.3.2	support for a particular product version (including any prohibition or limit on declaring the end-of-life of a version); or
20.10.3.3	contractual commitments for free end-user support.
20.11	No Target Group Company is subject to any continuing obligation to make any referral, royalty or similar third party payments that are contingent on sale or usage of Target Group Company Offerings.

20.12

The ARR of the Target Group as of August 31, 2015 is Disclosed in the Disclosure Letter.  All such ARR is based on valid and binding Contracts.  The Target Group has complete, accurate, valid and binding written Contracts that are sufficient pursuant to the applicable legal and accounting standards to confirm the accuracy of the ARR of the Target Group in all material respects.

21.	Licences and consents
21.1

Each Target Group Company has obtained and maintained all material licences, consents, approvals, permissions, permits, and other authorisations (public and private) required for the operation of the business of the Target Group in the places and in the manner in which it is now carried on (together the "Licences"). The warranties in this paragraph 21 do not extend, nor shall they be construed to extend to Licences relating to Real Estate or other interests in land, or matters relating to the Environment or data privacy matters or licences in respect of Intellectual Property or Intellectual Property Rights or IT Systems.

21.2

So far as the Sellers are aware, all Licences held by any Target Group Company are in full force and effect. None of the Licences is, or will in the next six months be, due for renewal.  So far as the Sellers are aware, no Target Group Company is or has been in material breach of any of the material terms and conditions of any such Licences. So far as the Sellers are aware, there are no circumstances which are likely to:

21.2.1	result in any such Licence being suspended, terminated, varied, revoked or not renewed (in whole or in part);
21.2.2	require material expenditure to comply with the terms of any such Licence; or
21.2.3	prejudice the renewal or extension of any such Licence.
22.	Competition
22.1

In this paragraph 22, “Competition Laws” means any Laws which govern the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

22.2

No Target Group Company is the subject of any investigation, inquiry or proceedings by any Authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which any Target Group Company conducts business and no such investigation, inquiry or proceedings have been threatened or, so far as the Sellers are aware, are pending and there are no circumstances which are likely to give rise to any such investigation, inquiry or proceedings.

22.3

No Target Group Company nor, so far as the Sellers are aware, any person for whose acts or defaults any Target Group Company may be vicariously liable is or has been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct which (in whole or in part) may infringe or has infringed any Competition Laws.

22.4

So far as the Sellers are aware, no Target Group Company has been party to any merger, acquisition or joint venture which was legally required to be notified to any Authority for approval under Competition Laws which was not so notified or was notified after such arrangement was entered into but prior to any relevant approval or clearance being obtained or was entered into contrary to any decision of the Authority.

22.5

No Target Group Company has received any communication from any person suggesting that it may enjoy a dominant position in any relevant market. So far as the Sellers are aware, no Target Group Company enjoys nor has it enjoyed a dominant position in any such market.

23.	Anti-Bribery and Corruption
23.1	In this paragraph 23,
23.1.1

“Anti-Corruption Laws” means any Laws concerning bribery, corruption or similar activities including the US Foreign Corrupt Practices Act 1977 and the rules and regulations under that act, the UK Bribery Act 2010 and any other law or regulation similar to either of those acts and to which a Target Group Company is subject in the operation of its business; and

23.1.2

“Business Intermediary” means any partner, agent, sales agent, commission agent, distributor, reseller, consultant or representative of a Target Group Company, or any other third party with whom a Target Group Company transacts or has transacted business that, in each case, is or was authorised to act in any way on its behalf.

23.2

Each Target Group Company and its respective current and former directors, officers, employees, have complied with all Anti-Corruption Laws and, so far as the Sellers are aware, each Business Intermediary has conducted its business relating to the Target Group Companies in compliance with all Anti-Corruption Laws.

23.3

Each Target Group Company has adopted and maintained appropriate policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by each Target Group Company and its respective directors, officers, employees, agents and Business Intermediaries from time to time with all Anti-Corruption Laws with respect to the business of the Target Group, and full details of such policies and procedures have been Disclosed.

24.	Compliance and disputes
24.1	Each Target Group Company carries on and has carried on its business and affairs in accordance with its Organisational Documents.
24.2	Each Target Group Company conducts and has conducted its business materially in accordance with all applicable Laws.
24.3

So far as the Sellers are aware, none of the officers, agents or employees of any Target Group Company has committed or omitted to do any act or thing in contravention of any applicable Laws where such contravention may materially adversely affect any Target Group Company.

24.4

No Target Group Company nor any of its officers, agents or employees (past or present), in his capacity as such, is, nor so far as the Sellers are aware has been, subject to any dispute, investigation, enquiry or disciplinary proceedings (whether judicial, quasi-judicial or otherwise) in respect of the affairs of any Target Group Company. No such dispute, investigation, enquiry or disciplinary proceedings are currently pending or, so far as the Sellers are aware, threatened and, so far as the Sellers are aware, there are no facts or circumstances which are likely to give rise to any such dispute, investigation, enquiry or disciplinary proceedings.

24.5

No Target Group Company nor any of its officers, agents or employees (past or present), in his capacity as such, is subject to or bound or affected by any order, decree, award, injunction, demand, decision or judgment given by any Authority in any jurisdiction that is still outstanding and in force, nor is it/he a party to any undertaking or assurance given to any Authority which is still in force.  So far as the Sellers are aware, there are no facts or circumstances which may result in it/he becoming subject to or bound or affected by any such order, decree, award, injunction, demand, decision or judgment or being required to be a party to any such undertaking or assurance.

25.	Insolvency
25.1

So far as the Sellers are aware, no petition has been presented, no order has been made and no resolution has been passed or meeting called to consider such resolution, for the winding-up of any Target Group Company or for the appointment of any provisional liquidator, nor has any distress, execution or other similar process been levied on or applied for in respect of any asset of any Target Group Company.

25.2

No administrator or receiver (including an administrative receiver) has been appointed in respect of any Target Group Company and no form of liquidation, receivership, administrative receivership, administration, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision of the court (or any equivalent procedure under the applicable Laws of any jurisdiction) has been commenced or otherwise in place or under way in relation to a Target Group Company, whether in or out of court.

25.3

No Target Group Company has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or other readjustment of all, or a particular class of, its creditors, nor has made any arrangement, assignment or composition with or for the benefit of any of its creditors or is insolvent or unable to pay its debts as they fall due.

25.4	In relation to the Individual Sellers, none has:
25.4.1	had a bankruptcy petition presented against him or her or been declared or adjudged bankrupt;
25.4.2	been served with a statutory demand;
25.4.3	entered into or has proposed to enter into, any composition or arrangement with, or for, any of his or her creditors (including an individual voluntary arrangement); or
25.4.4	been the subject of any other event analogous to the foregoing in any jurisdiction.
26.	Grants

No Target Group Company has applied for or received, nor is proposing to apply for, any grant, subsidy, allowance, loan, payment, guarantee or other financial assistance or other aid of any kind from any authority or, so far as the Sellers are aware, any entity whose funding comes substantially from any authority.

27.	Interested Party transactions
27.1

So far as the Sellers are aware, no Seller and no officer or director of Target (nor any Affiliate or immediate family member of any such person, or any trust, partnership or corporation in which any of such persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly:

27.1.1	any interest in any person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that any Target Group Company furnishes or sells, or
27.1.2	any interest in any person that purchases from or sells or furnishes to any Target Group Company, any goods or services, or
27.1.3

any interest in, or is a party to, any Contract to which any Target Group Company is a party. As far as any Seller is aware, there are no Contracts with regard to contribution or indemnification between or among any of the Sellers.

27.2

All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, any Target Group Company have been on an arms-length basis on terms no less favourable to the applicable Target Group Company than would be available from an unaffiliated party.

27.3	Each Contract between any Interested Party and any Target Group Company pursuant to which any Target Group Company has any rights or obligations on the date hereof has been Disclosed.
28.	Taxation

General

28.1

All notices, returns, computations, registrations and payments which should, within the seven year period ending on the date of this Agreement, have been made by each Target Group Company for any Taxation purpose have been properly made within the requisite periods, were submitted within applicable time limits and were accurate and complete in all material respects and none of them is the subject of any dispute with any Taxation Authority.

28.2

No Target Group Company is involved in any dispute with any Taxation Authority concerning any matter likely to affect in any way the liability of any Target Group Company to Taxation and so far as the Sellers are aware, is no such dispute pending or threatened and no circumstances exist which may give rise to such a dispute.

28.3

All Tax for which each Target Group Company has been liable or is liable to account in respect of the seven year period ending on the date of this Agreement in has been duly paid (insofar as such Taxation ought to have been paid) by the due dates. No Target Group Company is or has been, in the seven years ending on the date of this Agreement, liable to pay a penalty, surcharge, fine or interest in connection with Tax and, so far as the Sellers are aware, there are no circumstances by reason of which any Target Group Company may become liable to pay any penalty surcharge, fine or interest in connection with Tax.

28.4

Each Target Group Company maintains complete and accurate records, invoices and other information in relation to Taxation, that meet all legal requirements and enable the tax liabilities of such company to be calculated accurately in all material respects.

28.5

None of the Taxation affairs of any Target Group Company has, within the seven year period ending on the date of this Agreement, ever been the subject of any investigation or enquiry by any Taxation Authority (other than routine questions and audit visits) and no Taxation Authority has, within the 12 month period ending on the date of this Agreement, indicated that it intends to investigate the Taxation affairs of any Target Group Company.

28.6

The Accounts of each Target Group Company make  provision or reserve within generally accepted accounting principles in respect of any period ended on or before the Accounting Date for all Tax assessed or liable to be assessed on any Target Group Company or for which it is accountable at the Accounts Date whether or not the Target Group Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts of each Target Group Company for deferred taxation in accordance with those generally accepted accounting principles.

28.7

Each Target Group Company has throughout the seven year period ending on the date of this Agreement deducted or withheld and properly accounted to the appropriate Taxation Authority for all amounts which it has been obliged to deduct or withheld or otherwise account in respect of Taxation (including, without limitation, under PAYE or any other employee withholding requirement, including in the U.S.), has complied with all reporting requirements relating to all such amounts and has (where required) duly provided certificates of deduction or withholding of Tax to the recipients of payments from which deductions or withholdings have been made.

28.8

Each Target Group Company is and has at all times been exclusively resident (for any Taxation purpose) only in the jurisdiction in which it was originally incorporated, and no Target Group Company is or has at any time been subject to Taxation in any jurisdiction other than in the jurisdiction in which it was originally incorporated.

28.9

No Event has occurred which has resulted or so far as the Sellers are aware could result in any charge, lien, security interest, Encumbrance or other third party right arising over a Target Group Company asset or over any of the Sale Shares or the shares of any other Target Group Company in respect of unpaid Tax.

28.10

No Target Group Company is party to any Tax indemnity, Tax sharing or Tax allocation agreement with any person other than another Target Group Company in respect of which claims against the Target Group Company would not be time barred.

28.11

All documents which are liable to stamp duty or any other form of transfer or registration Tax and which confer any right upon any Target Group Company have been duly stamped or appropriate Tax has been paid and no document exists which confers any right upon any Target Group Company or which establishes title of any Target Group Company to any asset and which would attract stamp duty, or any other form of transfer Tax or registration Tax if it were brought into any jurisdiction other than that in which it was first executed and there is no liability to any penalty in respect of such duty or Tax. No Target Group Company has claimed any Relief from stamp duty or stamp duty land tax in the three years ending on the date of this Agreement.

28.12

The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, (in each case before the date of this Agreement) for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Target Group Companies by an employee benefit trust established by or for the benefit of any Seller or Target Group Company or another third party (acting on the instructions of any Seller or Target Group Company), falling within the provisions of Part 7A to ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April 2011) and details of any trust or arrangement capable of conferring such a benefit.

28.13

The Disclosure Letter contains details of all concessions, agreements and arrangements with any Taxation Authority that the Target Group Companies have entered into at any time in the two year period ending on the date of this Agreement or which are otherwise in force or binding on any Target Group Company on the date of this Agreement.

28.14

No Target Group Company is, or (so far as the Sellers are aware) will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any Subsidiary).

28.15

The Disclosure Letter contains details of all surrenders of or claims to which any Target Group Company is or has been a party in respect of any Group Relief to or from any company other than a Target Group Company.

28.16

No written claim has ever been made by any Taxation Authority in a jurisdiction where any Target Group Company does not file tax returns that such Target Group Company is or may be subject to Taxation by that jurisdiction.

28.17

No Target Group Company is currently the beneficiary of any extension of time within which to file any tax return and no Target Group Company has waived or extended any statute of limitations in respect of Taxes.

28.18

No Target Group Company has engaged in any transaction that, as of the date hereof, is a “reportable transaction” under Section 1.6011-4(b)(1) of the U.S. Department of Treasury regulations (the “Treasury Regulations”) promulgated under the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

28.19

No Target Group Company will be required to include any items of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing as a result of any (i) instalment sale or open transaction disposition occurring on or prior to the Closing, (ii) change in method of accounting required or effected for a taxable period on or prior to the Closing, (iii) election under Section 108(i) of the Code, (iv) prepaid amount received on or prior to the Closing, or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

Distributions and other payments

28.20

No distribution or deemed distribution has been made (or will be deemed to have been made) by any Target Group Company except dividends shown in their statutory accounts, and no Target Group Company is bound to make any such distribution.

28.21

No Target Group Company has in the seven year period ending on the date of this Agreement distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported to be governed, in whole or in part, by Section 355 of the Code or any similar provision of U.S. state or local or non-U.S. Law.

Close companies

28.22

Any loans or advances made in the seven year period ending on the date of this Agreement, or agreed to be made, by the Target Group Companies within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. No Target Group Company has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

Tax groups and fiscal unities

28.23	The Disclosure Letter contains particulars of:
28.23.1

all groups and consolidated groups (including, for the avoidance of doubt, an affiliated group of corporations within the meaning of Section 1504 of the Code) for Taxation purposes and fiscal unities of which the Company or any Subsidiary is, or has been, a member within the last seven years (other than with any other Target Group Company);

28.23.2

every agreement relating to the use of group relief or allowance to which the Company or any Subsidiary is, or has been, a party within the last seven years to the extent that any other party to such agreement is not a Target Group Company; and

28.23.3

any current arrangements for the payment of group Taxation liabilities to which the Company or any Subsidiary has ever been party to the extent that any other party to such agreement is not a Target Group Company.

28.24

All claims made by each Target Group Company in the seven year period ending on the date of this Agreement for group relief or allowance were valid when made and have been or will be allowed by way of relief from or allowance or credit against Taxation. All arrangements entered into by each Target Group Company in relation to groups and consolidated groups for Taxation purposes and fiscal unities were valid when made and will be valid up to Closing. The Target Group Companies have met all procedural and other requirements of all Taxation Statutes in respect of such claims, unities or groups.

28.25	Neither the execution nor completion of this Agreement, nor any other event since the Accounts Date, will result in the clawback or disallowance of any group relief or allowance previously given.

Transfer pricing

28.26

All transactions or arrangements made by or between the Target Group Companies in the seven year period ending on the date of this Agreement have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

Anti-avoidance

28.27

Neither the Company nor any Subsidiary has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of tax or any transaction that produced a tax loss with no corresponding commercial loss.

Value Added Tax

28.28

Each Target Group Company has complied in all material respects with all applicable Law relevant to VAT and guidance published by each relevant Taxation Authority, has made and maintained all material records and invoices and other document required for the purposes of such laws and is duly registered and is a taxable person for the purposes of   VAT.

28.29	No Target Group Company:
28.29.1

is in arrears with any payment or returns under legislation relating to VAT or excise duties, or liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provision;

28.29.2	in the seven year period ending on the date hereof, has been or applied for treatment as a member of a group for VAT purposes with any company other than a Target Group Company under section 43 VATA;
28.29.3	is, or has agreed to become, an agent, manager or factor of, or fiscal representative of or for the purposes of section 47 VATA of any person who is not resident in the United Kingdom.

SCHEDULE 5

Closing arrangements

1.	At Closing, the Sellers will deliver the following:
1.1

Executed transfers of the Sale Shares in favour of the Buyer (or its nominee(s)) together with the share certificates for the Sale Shares (or in the case of any lost certificates (or equivalent documents in the relevant jurisdiction) an indemnity satisfactory to the Buyer in relation to it).

1.2

Executed transfers of the Option Shares in favour of the Buyer (or its nominee(s)) together with the share certificates for the Option Shares (or in the case of any lost certificates (or equivalent documents in the relevant jurisdiction) an indemnity satisfactory to the Buyer in relation to it).

1.3	A short form share purchase agreement entered into by the Buyer and each of the Optionholders in the agreed form relating to the transfer of the Option Shares to the Buyer.
1.4

The Australian Transfer Form executed by Zinc Ahead Holdings Limited together with the share certificates for the Australian Sale Shares (or in the case of any lost certificates an indemnity satisfactory to the Buyer).

1.5

A copy of a resolution of the board (as necessary to provide valid authorisations) of directors (certified by a duly appointed officer as true and complete) of each Target Group Company in the agreed terms authorising the execution of and the performance by the relevant Target Group Company of its obligations under each of the documents to be executed by it.

1.6

An irrevocable power of attorney in the agreed terms under which this Agreement or any of the transfers or other documents referred to in this Schedule is executed and evidence (to the Buyer's satisfaction) of the authority of any person signing on behalf of a corporate entity.

1.7

An irrevocable power of attorney in the agreed terms by each registered holder of the Sale Shares and Option Shares which enables the Buyer or its nominee inter alia to attend and vote at general meetings of the Target pending registration of the transfer of the Sale Shares and Option Shares.

1.8	A proxy form signed by Zinc Ahead Holdings Limited to appoint the Australian Buyer as its proxy in respect of the Australian Sale Shares on and from Closing.
1.9	Option exercise notices (including a power of attorney to sign the documents in paragraphs 1.2, 1.3 and 1.7 above) in the agreed form executed by each Optionholder.
1.10	Resignation letters in the agreed terms executed as deeds by the directors and the company secretary of each Target Group Company (excluding local directors).
1.11

A copy of an unqualified letter of resignation from the auditors of each Target Group Company in the form prescribed by section 519 of the Companies Act 2006 (as amended) and confirming that such auditors have no claims for loss of office, unpaid fees or expenses or otherwise (the original of such letter to be deposited by the Sellers at the registered office of the relevant company).

1.12

The certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal (if any), share register or ledger and share certificate book (with any unissued share certificates) and all other statutory books and registers (which will be written up to but not including Closing) of each Target Group Company (or such equivalent items in the relevant jurisdiction as are kept by the Target Group Company or which the law of the jurisdiction incorporation of the Target Group Company requires it to keep).

1.13

Resolutions of the boards (as necessary to provide valid authorisations) directors of each Target Group Company (or if required by the law of its jurisdiction or its articles of association, by-laws or other constitutional documents, of its shareholders) in the agreed terms evidencing the transacting of, inter alia, the following business:

1.13.1

the approval of the transfers referred to in paragraph 60.1 (subject to such legal or other requirements as are necessary for such transfers to be effected being satisfied) for registration in the books of the Target;

1.13.2

the acceptance of the resignations referred to in each of paragraphs 1.5 and 1.6 and the appointment of such persons as are nominated by the Buyer as directors, secretary and auditors of each Target Group Company.

1.14	A copy of a resolution of the board of the Australian Subsidiary resolving to approve:
1.14.1	the Australian Sale Agreement and the Australian Transfer Form and the writing up of the transfer of the Australian Sale Shares in the register of shareholder, subject only to the payment of duty;
1.14.2	the cancellation of Zinc Ahead Holdings Limited share certificates for the Australian Sale Shares and the issue of a new share certificate for those shares in favour of the Australian Buyer;
1.14.3	the resignations of James Brown and Zoe Cottrell as officers of the Australian Subsidiary, effective on Closing; and
1.14.4	and accept the consents to act and declarations of interests of Tim Cabral and Josh Faddis as officers of the Australian Subsidiary effective on Closing,

and authorize any officer of the Australian Subsidiary to prepare and lodge all notifications to the Australian Securities and Investments Commission in relation to the changes in company, shareholder and officer details.

1.15	The executed Escrow Fund Agreement to its addressees.
1.16

Statements of balances at the close of business on the last Business Day prior to Closing with reconciliations to the Business Day preceding the Closing Date on all bank, deposit or other accounts of each Target Group Company and all current cheque books relating to such accounts.

1.17

Deeds of termination in the agreed terms of (i) the shareholders’ agreement dated 20 June 2013, (ii) the share purchase agreement dated 20 June 2013 (iii) of all other agreements (other than Disclosed employment agreements) between any Seller and any Target Group Company

1.18

Complete and up-to-date copies of any confidentiality undertakings in favour of any Target Group Company from prospective purchasers of the Sale Shares (to the extent that it is lawful, under the terms of such undertakings, for copies to be provided to the Buyer).

1.19	The Local Sale Agreements, duly executed by Zinc Ahead Holdings Limited, and all documents to be delivered thereunder by Zinc Ahead Holdings Limited.
1.20	Satisfactory evidence from Dominic Eaton to confirm that his loan notes (including all accrued interest) have been fully repaid, together with a copy of his loan note certificate for cancellation.
2.	At Closing the Buyer will:
2.1	execute the Escrow Fund Agreement and deliver it to its addressees; and
2.2

provide evidence satisfactory to the Individual Sellers’ Representative and the Institutional Sellers that all sums due to paid into the Total Transaction Escrow Fund pursuant to the terms of this Agreement and the Option Holder SPA have been duly transferred and received by the Bank.

SCHEDULE 6

Provisions regarding Escrow Fund

The Escrow Fund will be paid on Closing by the Buyer into an on-demand interest bearing US dollar deposit account with US Bank (the “Bank") which will hold the Escrow Fund as escrow agent for the Buyer and the Sellers on the following terms:

Release of Escrow Fund

1.	Subject as provided in paragraphs 63 and 66, the Buyer and the Individual Sellers’ Representative and the Institutional Sellers will instruct the Bank to:
1.1	pay the Escrow Fund to the Sellers’ Lawyers in the manner provided in paragraph 14 at the expiration of the Escrow Period.
2.

If prior to the expiration of the Escrow Period, the Buyer provides notice to the Individual Sellers’ Representative and the Institutional Sellers of any Claim, claim under the Tax Covenant, claim under Part VI of Schedule 8 (on account of a reduction to the Initial Consideration) or claim in connection with any other provision of this Agreement or the Option Holder SPA (each, an “Escrow Claim”) and:

2.1

the Escrow Claim has been agreed by the Individual Sellers’ Representative and the Institutional Sellers or awarded by any Court or in any arbitration against which no appeal has been lodged within the relevant time period, or

2.2	the Claim is the subject of any proceedings; or
2.3

the notice provides the Escrow Fund Holders with reasonable detail (to the extent known by the Buyer) of the nature of the claim, the amount claimed and a reasonable estimate of the Buyer’s costs in connection with the claim, then the Escrow Fund Holders will forthwith instruct the Bank in accordance with paragraph 3.

3.	In the circumstances referred to in paragraph 63, the Buyer and the Individual Sellers’ Representative and the Institutional Sellers will forthwith instruct the Bank to:
3.1	pay to the Buyer the amount so agreed or awarded (including any costs which may be agreed or awarded in favour of the Buyer); and/or (as the case may be)
3.2

retain the Held-over Amount (as defined below) (or, where the Held-over Amount has not yet been determined in accordance with paragraph 5, the balance of the Escrow Fund) pending determination or agreement of the claim or an award in respect of it (whether or not that occurs after the expiration of the Escrow Period); and

3.3	pay the balance, if any, of the Escrow Fund to the Sellers’ Lawyers in accordance with paragraph 624 on the expiration of the Escrow Period.
4.

Once the claim or dispute has been determined or agreed or an award has been made in respect of it against which no appeal has been lodged within the relevant time period than any amount payable out of the Held-over Amount in respect of it to either the Buyer or the Sellers will be paid by the Bank forthwith to the Buyer’s Lawyers or the Sellers’ Lawyers respectively as the case may be in accordance with the instructions of the Buyer or the Individual Sellers’ Representative or the Institutional Sellers as appropriate.

5.	For the purposes of this Schedule 6, the “Held-over Amount” means that amount (up to a maximum in aggregate of the amount standing to the credit of the Escrow Fund from time to time), determined:
5.1	by the Buyer, with the agreement in writing of the Individual Sellers’ Representative and the Institutional Sellers; or
5.2

by Counsel, (acting as an expert and not as an arbitrator), as determined by Counsel to be recoverable by the Buyer on the balance of probabilities as judged on the facts made available to him or her by or on behalf of the Sellers or the Buyer.  For this purpose Counsel will have a minimum of 10 years’ call practising in commercial matters as selected by the Buyer with the agreement in writing of the Individual Sellers’ Representative or the Institutional Sellers or as selected by the Chairman for the time being of the General Council of the Bar on the application of either the Buyer or the Individual Sellers’

Representative and the Institutional Sellers, the fees of Counsel being apportioned between the parties as Counsel will decide and the decision of Counsel as to the Held-over Amount being final and binding save in the case of manifest error but will be without prejudice to any proceedings brought by the Sellers or the Buyer in respect of this Agreement.

Interest

6.

Where any payment is made to the Buyer out of the Escrow Fund as provided in this Schedule, the Buyer will at the same time be entitled to a corresponding proportion of the interest accrued on the Escrow Fund.  Otherwise all interest accrued on the Escrow Fund will be payable to the Sellers at the time of payment to the Sellers out of the Escrow Fund in accordance with this Schedule 6.  All payments of interest to the Buyer or the Sellers will be made in accordance with their respective instructions and will be less any Tax on such interest for which the Escrow Fund Holders may be accountable.

7.

If any interest on sums due to the Buyer will be included in any determination or award and paid to the Buyer out of the Escrow Fund then the amount of interest payable to the Buyer under paragraph 67 will be reduced by the amount of such interest determined or awarded.

General

8.

For the purposes of this Schedule 6, any notice or determination given by the Bank of the amount of interest paid on any sum in the Escrow Fund will be conclusive and final and binding for all purposes, save in the case of manifest error,

9.

The Individual Sellers’ Representative and the Institutional Sellers and the Buyer will execute the Escrow Fund Instruction Letter and deliver it to the Bank and will take all such steps and give all such other written instructions, as are necessary or desirable to give effect to the provisions of this Schedule.

10.

Any payments by the Bank to the Sellers or the Buyer in accordance with this Schedule 6 will be made to the bank account set out in the joint transfer instruction referred to in paragraph 2 of the Escrow Fund Instruction Letter (a “Joint Transfer Instruction”).

11.	Any Joint Transfer Instruction may be given with such typographic variants as both Escrow Fund Holders consider in their sole discretion to be immaterial.
12.

The Bank will at no time have any beneficial interest in any sum standing to the credit of the Escrow Fund, and no interest in such sum will vest in either the Sellers or the Buyer unless and until (in either case) that sum becomes payable to it in accordance with the terms of this Agreement or pursuant to a Joint Transfer Instruction.

13.

Once given, any Joint Transfer Instruction will be irrevocable (and the payment amount will be conclusive) except with the written consent of the Individual Sellers’ Representative and the Institutional Sellers and the Buyer.

14.

Any payment due to the Sellers under this Schedule 6 shall be paid by electronic funds transfer to the Sellers’ Lawyers’ client account, details of which shall be provided to the Bank in the Joint Transfer Instruction, and the parties acknowledge that such payment shall discharge the Buyer of its obligations with regard to payment of such amount.

SCHEDULE 7

Taxation

PART 1 - INTERPRETATION

1.	Interpretation

In this Schedule 7:

1.1	the following expressions have the following meanings unless inconsistent with the context:

“Accounts Relief”

a Relief the availability of which:

(a)   has been shown as an asset (including a right to repayment of Tax) in the Closing Accounts; or

(b)   has been taken into account in computing (and so reducing or eliminating) any provision for deferred tax in the Closing Accounts (or which, but for such Relief, would have appeared in the Closing Accounts)

“the Auditors”	the auditors for the time being of the Buyer’s Tax Group
“Buyer’s Relief”	(a) any Accounts Relief; (b) any Post-Closing Relief; and (c) any Relief arising to any member of the Buyer’s Tax Group (other than any Target Group Company) at any time
“Buyer’s Tax Group”	the Buyer and any company in the same Tax Group from time to time
“CTA 2010”	the Corporation Tax Act 2010
“Closing Accounts”	Has the meaning set out in Schedule 8
“Corresponding Relief”

a)   any Relief arising as a result of a Liability to Tax or other liability in respect of which the Seller has made a payment under paragraph 2 or in respect of the Taxation Warranties (provided that such Relief has not been taken into account in determining the amount payable under the Taxation Warranties); or

b)   any Relief arising as a result of or in connection with the Events which gave rise to a Liability to Taxation or other liability in respect of which the Seller has made a payment under paragraph 77 or in respect of the Taxation Warranties

“Dispute”	any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim

“Group Relief”

(a)   group relief capable of being surrendered or claimed pursuant to Part 5 of the CTA 2010;

(b)   advance corporation tax capable of being surrendered or claimed pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);

(c)   a tax refund capable of being surrendered or claimed pursuant to section 963 of the CTA 2010;

(d)   the notional transfer of an asset or reallocation of

a gain or loss pursuant to section 171A or section 179A of the TCGA 1992 and the notional reallocation of a gain pursuant to section 792 of the Corporation Tax Act 2009; and

(e)   eligible unrelieved foreign tax surrendered or claimed pursuant to the Double Taxation Relief (Surrender of Relievable Tax within a Group) Regulations 2001 (SI 2001/1163).

“IHT Liability”

any inheritance tax liability which:

(a)   arises to the Target Group as a result of a transfer of value occurring or being deemed to occur on or before Closing (whether or not in conjunction with the death of any person whensoever occurring);

(b)   has given rise before or on Closing to a charge on any of the shares in or assets of the Target or a power to sell, mortgage or charge any of the shares in or assets of a Target Group Company; or

(c)   after Closing becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares in or assets of a Target Group Company as a result of the death of any person within seven years of a transfer of value which occurred before Closing;

and in determining for the purposes of this definition whether a charge on or power to sell, mortgage or charge any of the shares or assets of a Target Group Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and such inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply;

“Liability to Taxation”

(a)   a liability of any Target Group Company to make an actual payment or increased payment of or in respect of, or on account of, Tax (including making a payment in settlement of a Tax liability and whether or not presently payable and whether satisfied or unsatisfied at Closing (“Actual Tax Liability”), in which case the amount of the Liability to Taxation shall be the amount of the actual payment or increased payment;

(b)   the loss of any Accounts Relief, in which case the amount of the Liability to Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such loss) have been saved but for such loss, assuming for this purpose that the Target had sufficient profits or was otherwise in a position to use the Relief;  or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment;

(c)   the use or setting off of any Buyer’s Relief in

circumstances where, but for such set off or use, the Target would have had a liability to make a payment of, or in respect of, Tax for which the Sellers would have been liable to make a payment under this Tax Covenant, in which case, the amount of the Liability to Taxation shall be the amount of Tax for which the Sellers would have been liable but for such set off or utilisation

“Over Provision”

(a)   the amount by which any provision for Taxation in the Closing Accounts proves to be an over provision; and

(b)   the amount by which any repayment of Taxation which is treated (or which could have been treated) as an asset in the Closing Accounts proves to be understated

“Post-Closing Relief”

a Relief (other than a Corresponding Relief) which arises to the Target as a result of or in connection with:

a)   any Event occurring;

b)   any income, profits or gains earned, accrued or received,

after Closing

“Relevant Person”

any Seller and any company or companies (other than a Target Group Company or a member of the Buyer’s Group) which:

a)   are, or have been on or before Closing, members of the same group as, or otherwise connected or associated with, any Seller for any Taxation purpose; or

b)   have been before Closing  members of the same group as, or otherwise connected or associated with, any Target Group Company for any Taxation purpose

“Relief”

means any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to a repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and:

(a)   any reference to the use or set-off of a Relief shall be construed accordingly and shall include use or set-off in part;

(b)   any reference to the loss of a Relief (including the loss of any Accounts Relief, Post-Closing Relief and any other defined Relief) shall include the absence, failure to obtain, non-existence, non-availability, disallowance, withdrawal, clawback or cancellation of any such Relief, or its utilisation or set-off by a person other than a member of the Buyer’s Tax Group, and shall also include such Relief being available only in a reduced amount and ‘lost’ as it relates to a Relief shall be construed accordingly

“Saving”

the reduction or elimination of any liability of any Target Group Company to make an actual payment of Taxation in respect of which the Sellers would not have been liable under paragraph 77 or the repayment of Taxation, in either case by the use of any Corresponding Relief

“Tax or Taxation”

whether or not directly or primarily chargeable against or attributable to the Target and regardless of whether the Target has, or may have, any right of reimbursement against any other person):

(a)   any tax, impost or levy, duty, contribution, custom, import liability and charge in the nature of taxation, of the United Kingdom or elsewhere, whether national or local, and including any withholdings or deductions and any liability relating to sales or use tax or under section 455 of the CTA 2010, including national insurance and social security contributions but excluding all business rates, water rates and local authority or utility charges; and

(b)   any fine, penalty, surcharge, or interest relating to any tax, impost, duty, contribution, custom liability, charge or levy and any withholding or deduction  mentioned in paragraph (a) of this definition

“Tax Claim”

any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority or the submission of any Taxation form, return or computation from which, in either case, it appears that any Target Group Company is or may be subject to a Liability to Taxation or other liability in respect of which the Sellers are or may be liable under paragraph 77 or for breach of any of the Tax Warranties

“Tax Group”	those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group of companies
“TCGA 1992”	Taxation of Chargeable Gains Act 1992
“Sellers’ Relief”	any Relief other than a Buyer’s Relief
1.2	In this Schedule:
1.2.1

references to income, profits or gains earned, accrued or received (or to an Event occurring) on or before a particular date (including Closing) or in respect of a particular period shall include income, profits or gains which are deemed for the purposes of any Tax to have been earned, accrued or received (or, as the case may be, an Event which is deemed to have occurred) on or before that date or in respect of that period as the case may be;

1.2.2	references to a payment or distribution made on or before a particular date shall include:
1.2.2.1	any payment or distribution which on or before that date has fallen due; and
1.2.2.2	any act or transaction which has occurred on or before that date and is or has been deemed to be a payment or distribution for the purposes of any Tax;
1.2.3

except as otherwise expressly provided in this Schedule, words and expressions defined in this Agreement have the same meanings in this Schedule and any provisions in this Agreement concerning matters of interpretation or construction shall apply equally to this Schedule save as otherwise provided in this Schedule;
1.2.4	references to the Sellers include the respective estate and personal representatives of individual Sellers;
1.2.5	references to paragraphs are references to paragraphs of this Schedule unless stated otherwise;
1.2.6	reference to any statute shall include any supplementary, subordinate or amending legislation and any consolidating or rewritten legislation;
1.2.7	references to a repayment of Tax include any repayment supplement or interest in respect of it;
1.2.8

except where otherwise expressly provided in this Schedule, references to any Tax Liability of the Target which results from any gains earned, received or accruing on or before Closing or any Event on or before Closing include a reference to any Tax Liability of the Target arising as a result of Closing or of entering into this Agreement, or of the satisfaction of any condition in this Agreement, or as a result of forming the intention, or of entering upon arrangements, to enter into this Agreement (including any liability as the result of any company ceasing to be, or ceasing to be treated as, a member of a group of companies for the purpose of any Tax);

1.2.9	the words connected and controlled shall be construed in accordance with the provisions of sections 1122 and 1124 of the CTA 2010 respectively;
1.2.10

where references are made to any notice to be given, or to any other communication that is to be made, to the Sellers by the Buyer, any reference to the Sellers shall include any representative of the Sellers agreed between the parties under this Agreement;

1.2.11

references to the due date for payment of any Tax shall be read and construed as a reference to the last day on which such Tax may by law be paid without incurring a penalty or liability for any interest, charge, surcharge, penalty, fine or other similar imposition accruing or without a surcharge liability notice being liable to be issued (after taking into account any postponement of such date which is obtained for such Tax);

1.2.12

any stamp duty which would be payable on any document in order for it to be produced as evidence in court (whether or not the document is presently within the United Kingdom), provided such document is either necessary to establish the title of the Target to any asset or is a document in the enforcement or production of which the Target is interested, and any interest, fine or penalty relating to any such stamp duty, will be deemed to be an Actual Tax Liability of the Target arising in consequence of an Event occurring on the last date it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties on paying it.

1.3	In this Schedule any reference to something occurring in the ordinary course of business shall not include:
1.3.1

anything that involves, or leads directly or indirectly to, any liability of a Target Group Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group); or

1.3.2

anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms.

PART 2 - TAX COVENANT

2.	Covenant

Subject to the provisions of this Part 77 of this Schedule 7, the Sellers severally covenant with the Buyer to pay to the Buyer an amount equal to the amount of:

2.1	any Liability to Taxation which has arisen or arises as a result of or in consequence of or by reference to any Event which occurred on or before Closing;
2.2	any Liability to Taxation for which a Target Group Company becomes liable as a result of the failure of any Relevant Person to discharge Taxation;
2.3

any Liability to Taxation (including, without limitation, income, sales, use, transfer, withholding and payroll taxes (including PAYE)), of a Target Group Company which has arisen or arises in consequence of or in respect of or by reference to any income, profits or gains which were earned or received on or before Closing; provided, however, that for the avoidance of doubt, any such aforementioned Liability to Taxation allocable to any period or portion thereof ending on or before Closing shall be determined based on an interim closing of the books as of the close of business on the Closing.

2.4

any Liability to Taxation of a Target Group Company which has arisen or arises (including in respect of the Options after Closing) as a result of or in consequence of the grant, exercise, release, vesting, variation or cancellation at any time of a right (including in respect of the Options after Closing) granted by any Target Group Company before Closing to any person to acquire securities or an interest in securities (including the Options); or

2.5	any IHT Liability;
2.6

any Liability to Taxation of a Target Group Company arising as a result of or in connection with any liability to operate PAYE in respect of income tax or national insurance contributions or to otherwise deduct or account for Taxation (including income tax or national insurance contributions (including employer’s national insurance contributions)), social security or superannuation),  in each case in in respect of any employee or former employee or person connected with any employee of any Target Group Company as a result of or in connection with (i) the issue or transfer of securities or an interest in securities (including the Options) on or before Closing or (ii) the exercise of the Options or issuance or transfer of any shares or the making of any payment to any existing or former employee or person connected with any employee in connection with or as a result of the exercise of the Options (including the making of any payment in lieu of issuing shares), in each case before, on or after Closing; or

2.7

any Liability for Taxation in consequence of any failure to discharge or default in discharging any of the Sellers’ obligations under paragraph 2 or paragraph 9, including any failure to meet any relevant time limit.

2.8

any Liability to Taxation in respect of a chargeable gain which arises as a result of the disposal at any time pursuant to a legally binding obligation entered into by any Seller or the relevant Target Group Company before Closing of any capital asset acquired by a Target Group Company before Closing, to the extent that such Liability to Taxation would not have arisen if the expenditure allowable under section 38(1)(a) of the TCGA 1992 in respect of the asset (ignoring any other Relief) had not been less than the value of the asset stated or recognised in the Closing Accounts save to the extent the income, profit or gain from any such disposal is received after Closing by the relevant Target Group Company;

2.9

any reasonable third-party costs or expenses including legal costs reasonably and properly incurred by any Target Group Company or the Buyer as a result of (i) successfully bringing a claim against the Sellers in respect of any Liability to Taxation in respect of which the Sellers are liable under this Schedule or the Tax Warranties or (ii) successfully taking or defending an action under this Schedule;

2.10

any liability of a Target Group Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Buyer’s Tax Group) in respect of Group Relief pursuant to any arrangement or agreement entered into by the Target on or before Closing save to the extent that such payment or repayment is reflected in the Closing Accounts;

2.11

the loss in whole or in part of the right of a Target Group Company to receive any payment (other than from a member of the Buyer’s Tax Group) for Group Relief pursuant to any arrangement or agreement entered into on or before Closing where such payment was taken into account in the Closing Accounts;

2.12	any liability of the Target to make a payment or repayment under any indemnity or covenant entered into on or before Closing by a Target Group Company (other than any payment in respect of VAT pursuant to any contract entered into by the relevant Target Group Company in the ordinary course of its trade) of a sum equivalent to or by reference to another person’s Tax liability;

3.	Quantification

For the purposes of paragraph 77 the amount of a Liability to Taxation within paragraph 77 will be determined as follows:

3.1

the amount of a Liability to Taxation falling within paragraph (a) of the definition of that expression in paragraph 76.1 will be the amount of the actual payment of Taxation which the relevant Target Group Company is liable to make;

3.2

the amount of a Liability to Taxation falling within paragraph (b) of the definition of that expression in paragraph 76.1 will be the amount of Taxation which would have been saved by the relevant Target Group Company but for the loss of the relevant Accounts Relief;

3.3

the amount of a Liability to Taxation falling within paragraph (c) of the definition of that expression in paragraph 1.1 will be the amount of Taxation saved by the relevant Target Group Company as a result of the use of the relevant Buyer’s Relief.

4.	Exclusions
4.1

The Sellers will not be liable under paragraph 77 or for breach of any of the Tax Warranties in respect of a Liability to Taxation or other liability of any Target Group Company to the extent to which:

4.1.1	such Liability to Taxation or other liability was discharged on or before Closing and the discharge of such Taxation is taken into account in the Closing Accounts; or
4.1.2	payment has already been made in respect of such Liability to Taxation or other liability under this Agreement or pursuant to a statutory right of recovery; or
4.1.3

such Liability to Taxation or other liability would not have arisen but for a change in legislation (including but not limited to an increase in rates of Taxation) or in the published practice of any Taxation Authority whether having retrospective effect or not; or

4.1.4

such Liability to Taxation or other liability would not have arisen but for a voluntary act, transaction or omission of any Target Group Company, the Buyer or any successor in title to any of them after Closing otherwise than where such act, transaction or omission was:

4.1.4.1	carried out or effected pursuant to a legally binding obligation on a Target Group Company and entered into by a Target Group Company on or before Closing; or
4.1.4.2	required by law or any regulatory, financial reporting or accounting practice or requirement; or
4.1.4.3	carried out with the explicit consent of the Sellers; or
4.1.4.4	in the ordinary course of business of the Target Group Company; or
4.1.4.5	one that the Buyer or the party in question could not foresee or could not reasonably have foreseen would give rise to that liability;
4.1.5	provision allowance or reserve was made for such Liability to Taxation or other liability or otherwise taken into account in the Closing Accounts; or
4.1.6

such Liability to Taxation or other liability is in respect of the actual (as opposed to deemed) earning, receipt or accrual for any Taxation purposes of any income, profit or gain which is not recognised in the Closing Accounts; or

4.1.7

such Liability to Taxation or other liability would not have arisen but for any Target Group Company changing any of its accounting policies, bases or practices (including the date to which the Target Group Company prepares its accounts, the treatment of timing differences, the bases on which the Target Group Company values its assets and Taxation reporting practice) after Closing except where such change was necessary to comply with generally accepted accounting principles in force at Closing or the provisions of any regulatory authority or body (including a stock exchange); or
4.1.8

such Liability to Taxation or other liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Target Group Company or the Buyer on or after Closing to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was taken into account in the preparation of the Closing Accounts and details of which were provided in writing by the Sellers (or any of them) to the Buyer no less than 20 Business Days before the due date for making such claim, election, surrender or disclaimer or giving such notice or consent;

4.1.9

such Liability to Taxation or other liability would not have arisen but for any Target Group Company ceasing to carry on any trade or business after Closing or effecting a major change in the nature or conduct of any trade or business carried on by it; or

4.1.10

such Liability to Taxation or other liability would not have arisen but for the withdrawal or amendment by the Buyer or any Target Group Company after Closing of any election, claim, surrender, disclaimer, notice or consent validly made by the Target Group Company before Closing in relation to any Relief; or

4.1.11

such Liability to Taxation or other liability would not have arisen but for any failure or delay by the Buyer or any Target Group Company in paying over to any Taxation Authority any payment previously made by the Sellers under this Agreement and in accordance with the time limits specified in this Agreement; or

4.1.12

such Liability to Taxation or other liability arises in connection with any failure to make an instalment payment or the making of an insufficient instalment payment prior to Closing under the Corporation Tax (Instalment Payments) Regulations 1998 by a Target Group Company (or any other designated person,) in circumstances where the payments (or the decision to make no instalment payments) made prior to Closing would not subsequently have proved to have been insufficient but for the profits and gains earned by a Target Group Company after Closing proving to be greater than those reasonably expected at the date of the relevant instalment payment to be earned, accrued or received by that Target Group Company after Closing; or

4.1.13

any Sellers’ Relief is available or made available at no cost to the relevant Target Group Company) to eliminate or reduce the Liability to Taxation or other liability and the Buyer is notified in writing by the Sellers (or any of them) of such available Relief; or

4.1.14

such Liability to Taxation or other liability arises or has arisen as a result of the entering into any of the Local Sale Agreement, the completion of any of the Local Sale Agreements or the disposal of the Australia subsidiary, the Japan subsidiary, or the US subsidiary (or any of such subsidiaries) pursuant to the Local Sale Agreement; or

4.1.15

such Liability to Taxation or other liability arises or has arisen as a result or in connection with the Buyer (or any member of the Buyer’s Group) or any Target Group Company entering into election under Section 338 of the Code on or after Closing.

4.2	The provisions of Schedule 9 shall apply (to the extent expressed in that Schedule) to limit the liability of the Sellers under paragraph 2 of this Schedule.
5.	Due date for payment
5.1	The due date for the making of a payment by the Sellers under this Schedule 7 will be:
5.1.1

in the case of a Tax Liability that is an Actual Tax Liability the later of ten Business Days before the due date for payment and ten Business Days after the date the Buyer serves notice on the Sellers requesting payment;

5.1.2	in the case of a liability under paragraphs 2.9, 2.10 and 2.11 the later of ten Business Days before the due date for payment to the person entitled to such payment and ten Business Days following the date the Buyer serves notice on the Sellers requesting payment;
5.1.3	in respect of a Tax Liability which is not an Actual Tax Liability the later of ten Business Days after the date the Buyer serves notice on the Sellers requesting payment and:
5.1.3.1

the due date for payment of the Tax that would have been relieved (disregarding the availability of any other Relief) in the case of the loss of or failure to obtain an Accounts Relief that is not a right to repayment of Tax;

5.1.3.2	the date on which the Tax would otherwise have been repaid in the case of the loss of or failure to obtain an Accounts Relief that is a right to repayment of Tax; or
5.1.3.3

the due date for payment of the Tax which the Target would have had to pay but for the use or set off of a Buyer’s Relief in the case of the use or set-off of a Buyer’s Relief against an Actual Tax Liability in respect of which the Sellers would otherwise have been liable.

5.2	If the Liability to Taxation is a liability to corporation tax payable by instalments in accordance with the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):
5.2.1

the notice served by the Buyer on the Seller under paragraph 5.1 shall specify the amount of the liability that is due for payment on each instalment date for the accounting period in which the Liability to Taxation arises; and

5.2.2	the due dates for payment of the tax in paragraphs 5.1.1 to 5.1.3 shall be the due dates for payment of each of the instalments.
5.3

If there is any dispute as to the amount of the liability of the Sellers under this Schedule in respect of any Tax Liability to which paragraph 5.1 applies, the matter shall be determined by, an independent firm of chartered accountants (acting as experts and not as arbitrators) agreed upon and appointed by the parties.  If the parties do not agree upon the selection and/or do not appoint an independent firm of chartered accountants after a further 21 days, an independent firm of chartered accountants will be selected on the application of either the Sellers or the Buyer by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.  The parties shall be bound to accept the determination of the chartered accountant except in cases of manifest error and the expense of the chartered accountant shall be borne by the parties in the same proportions as the ratio of the percentage error of their respective estimates of the amount.

6.	Claims procedure
6.1

If a Target Group Company or the Buyer becomes aware of a Tax Claim the Buyer will, or will procure that the Target Group Company will give written notice of such Tax Claim to the Sellers as soon as reasonably practicable (and in any event within 10 Business Days of the Buyer or any Target Group Company becoming aware that there may be a Tax Claim) and such written notice shall contain reasonable details (including quantum) of the Liability to Taxation or other liability to which the Tax Claim relates provided that the signing of the notice shall not be a precondition to liability of the Sellers.

6.2

If any of the Sellers should become aware of an Assessment for whatever reason (without any duty to make enquiries thereof), the Sellers shall notify the Buyer in writing as soon as reasonably practicable and the Buyer shall be deemed to have given the Sellers notice of the Assessment on receipt of such notification for the purposes of this paragraph 6.

6.3

Provided that the Sellers indemnify the relevant Target Group Company and the Buyer to the reasonable satisfaction of the Buyer against all reasonable costs and expenses which may be properly incurred thereby, the Buyer will procure that the relevant Target Group Company takes such action and gives such information and assistance in connection with its Taxation affairs as the Sellers may reasonably request to dispute, appeal against, settle or compromise any Tax Claim, including, but not limited to applying to postpone (so far as legally possible) the payment of any Taxation but not including allowing the Sellers the exclusive conduct of the Dispute.

6.4

The Sellers will not without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed, in relation to any Dispute conducted by the Sellers or at the Sellers’ request:

6.4.1	transmit any material communication (whether written or otherwise) to any Taxation Authority;
6.4.2	settle or compromise the relevant Tax Claim; or
6.4.3	agree any matter which is likely to affect the amount of the relevant Tax Claim.
6.5	The Buyer will not without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed, in relation to any Dispute conducted by the Buyer:
6.5.1	transmit any material communication (whether written or otherwise) to any Taxation Authority;
6.5.2	settle or compromise the relevant Tax Claim; or
6.5.3	agree any matter which is likely to affect the amount of the relevant Tax Claim.
6.6

Each party will inform the other party of all matters relating to any other Dispute and will promptly provide the other party with copies of all written correspondence other documents relating thereto.

6.7	Without prejudice to the liability of the Sellers under this Schedule, the Buyer shall not be obliged to take or procure the taking of any action under this paragraphs 6 in respect of any Assessment:
6.7.1

to the extent that it would involve the Target Group Company contesting any Assessment before any court or other appellate body (excluding the Tax Authority which has made the Assessment) unless in the written opinion of tax counsel of appropriate relevant experience appointed by agreement between the Sellers and the Buyer an appeal would be reasonable in all the circumstances having regard to the amounts involved, the likelihood of success and any future Tax Liability or other liability of the Target Group Company or the Buyer’s Tax Group to the extent that such liability is not or may not be recoverable under this paragraphs 6; or

6.7.2

where the Assessment or action derives from or arises out of or is in connection with any dishonest or fraudulent act or omission or wilful default by or of the Sellers at any time or by or of the Target Group Company prior to Closing or if any Taxation Authority has alleged (in writing) such action on behalf of the Sellers or the relevant Target Group Company; or

6.7.3	should the Sellers, following receipt of written notice of the Assessment from the Buyer in accordance with this paragraphs 6:
6.7.3.1	fail within fifteen Business Days to serve notice on the Buyer under this paragraphs 6; or
6.7.3.2

fail within fifteen Business Days to notify the Buyer in writing of any further action to be taken by the Buyer or the Target Group Company under this paragraphs 6 where the Buyer at any time seeks instructions from the Sellers; or

6.7.3.3	fail to adequately indemnify the Buyer and/or the Company (as appropriate) pursuant to this paragraphs 6; or
6.7.3.4

fail to further indemnify the Buyer to the reasonable satisfaction of the Buyer in the event that the indemnity previously provided becomes, or is likely to become, in the reasonable opinion of the Buyer insufficient; or

6.7.4

if, in the Buyer's reasonable opinion, the action requested by the Sellers pursuant to this paragraphs 6 is likely to affect adversely the liability of the Buyer or the Target Group Company to Tax or their business or financial interests or contrary to the legal obligations of the Buyer, any member of the Buyer’s group or any Target Group Company; or

6.7.5	should the Sellers fail to comply in a material respect with their obligations under this paragraph 6;
6.7.6

if the Target Group Company would be required to appeal against any assessment or demand for Tax where it is a requirement for such an appeal that the Taxation be paid unless payment has previously been made by the Sellers to the Buyer of an amount equal to such Taxation and in respect of it (provided always that any amount refunded by any Taxation Authority to any Target Group Company in respect of such payment is promptly repaid to the Sellers so long as the Buyer is fully compensated for any Tax Liability, notwithstanding any repayment); or

6.7.7

should it require the Target Group Company to fail to make a payment of Tax at the time necessary to avoid incurring any fine, penalty, surcharge, interest or other imposition or surcharge liability notice in respect of any unpaid Tax;

6.7.8

that requires the Target Group Company to take any action against any person who is at the time in question is either an employee or director of any member of the Buyer’s Tax Group, or any company that is at the time in question a member of the Buyer’s Tax Group; or

6.8	The Buyer shall not be obliged to act in accordance with the instructions of a Seller pursuant to this paragraph 6 if, in relation to that Seller:
6.8.1

that Seller become bankrupt, or in the case of corporate Sellers, become insolvent and corporate action, or other steps are taken or legal proceedings are started for its winding up, dissolution or administration or for the appointment of a receiver, administrator, trustee or similar officer of the Sellers or any of its assets; or

6.8.2

that Seller is unable to pay its debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors; or

6.9

If this paragraphs 6 does not apply by virtue of any provision in paragraph 6, or if the Buyer and Sellers so agree in writing, the Buyer or the relevant Target Group Company (as the case may be) may satisfy or settle the Tax Liability on such terms as it may in its sole discretion think fit without prejudice to any of the Buyer's rights under this Schedule.

7.	Savings and Over Provisions
7.1

If on or before the seventh anniversary of Closing, any Target Group Company obtains a Saving or it becomes apparent that an Over Provision has been made, the Saving or Over Provision (as the case may be) will be applied as follows:

7.1.1	first, the amount of the Saving or Over Provision will be set off against any payment then due from the Sellers under paragraph 77 or in respect of the Taxation Warranties;
7.1.2

secondly, to the extent that there is an excess, the Buyer will, within ten Business Days, pay to the Sellers any amount previously paid by the Sellers under paragraph 77 or in respect of the Taxation Warranties;

7.1.3

thirdly, to the extent that the excess referred to in paragraph 82.1.2 is not exhausted, the remainder of that excess will be carried forward and set off against any future liability of the Sellers under paragraph 77 or in respect of the Taxation Warranties.

7.2

The Buyer will inform the Sellers as soon as reasonably practicable after it or any Target Group Company becomes aware that a Target Group Company may obtain a Saving or that there may be an Over Provision.

7.3

Provided that the Buyer shall be free to use a Seller’s Relief in priority to any other Relief and at no cost to the Buyer or a Target Group Company, the Buyer will procure that each Target Group Company uses any such Seller’s Relief available to it which would give rise to a Saving as soon as it is reasonably practicable for the Target Group Company to do so

7.4	If the parties cannot agree as to the existence and/or the quantum of any Saving or Over Provision or the date on which any Saving is obtained, such disagreement may be referred by either party to the Auditors for determination and, in making such determination, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.  The costs of the Auditors shall be borne as the Auditors shall determine having regard to the relative merits of the parties in respect of the disagreement and such determination as to costs will be conclusive and binding on the parties.

7.5	An Over Provision shall be disregarded for the purposes of paragraph 7.1 to the extent to which such Over Provision arises or is increased as a result of:
7.5.1	the use, set-off or availability of a Buyer’s Relief;
7.5.2	an Event occurring after Closing;
7.5.3	a change in legislation (including but not limited to an increase in rates of Taxation) or in the published practice of any Taxation Authority first enacted or announced after Closing.
8.	Recovery from other persons
8.1

If a Target Group Company recovers from any other person any amount which is preferable to a Liability to Taxation or other liability of the Target Group Company in respect of which the Sellers are liable to make a payment (but have not made such payment) under paragraph 77 or in respect of the Tax Warranties, the amount that the Sellers are so liable to pay shall be reduced by an amount equal to the amount so recovered (less any reasonable costs and expenses incurred by the relevant Target Group Company or the Buyer as a result of the recovery of that amount).

8.2

If a Target Group Company recovers from any other person any amount which is preferable to a Liability to Taxation or other liability of the Target Group Company in respect of which the Sellers have made a payment under paragraph 77 or in respect of the Taxation Warranties, the Buyer will repay to or procure that the Target Group Company will repay to the Sellers the lesser of:

8.2.1	the amount so recovered and actually received (less any reasonable costs and expenses incurred by the relevant Target Group Company as a result of the recovery of that amount); and
8.2.2

the amount paid by the Sellers under paragraph 77 or in respect of the Taxation Warranties in respect of the Liability to Taxation or other liability in question less any part of such amount previously repaid to the Sellers under any provision of this Agreement or otherwise.

8.3

If the Buyer becomes aware that any Target Group Company is entitled to recover any amount mentioned in paragraphs 83.1 or 83.2, the Buyer will as soon as reasonably practicable give notice of that fact to the Sellers and provided that the Sellers indemnify the relevant Target Group Company and the Buyer against all reasonable costs and expenses which may be incurred thereby, the Buyer will procure that the relevant Target Group Company takes such action as is reasonably required to effect such recovery.

8.4

Notwithstanding anything else contained in this Agreement, Sellers shall not, without the prior written consent of the Buyer, take any actions with respect to or provide notice to or otherwise make contact with any such other person for the purpose of causing a recovery of any amount of Tax from such other person.

9.	Tax returns
9.1

The Sellers will (or will procure that their advisers will), at the cost and expense of each Target Group Company, prepare and submit to the Buyer the corporation tax returns and computations of each Target Group Company for all accounting periods ended on or before Closing (to the extent that they have not been prepared before Closing) and prepare and deal with all matters (including correspondence) relating to such returns and computation for such periods.

9.2

The Sellers shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority relevant to the returns and Computations mentioned in Paragraph 9.1.

9.3

The Buyer shall procure that the returns and computations referred to in this paragraph 9 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Sellers or their agent all such assistance as may reasonably be required (at the Sellers' reasonable cost and expense) to agree those returns and computations with the relevant Taxation Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 84.3 in relation to any return that is not full, true and accurate in all material respects.

9.4

All documents prepared under this paragraph 9 shall be prepared in a manner consistent with past practices and without a change of any accounting method (except to the extent necessary to comply with applicable law or the provisions of any regulatory body or authority, including any stock exchange or if agreed with the written approval of the Buyer) and must be submitted in draft form by the Sellers to the Buyer or the Buyer’s duly authorised agents at least 20 Business Days before any relevant time limit or before the Buyer otherwise intends to submit them to any Tax Authority.

9.5

Except with the Buyer’s written consent (such consent not to be unreasonably withheld or delayed) the Sellers shall not, and shall procure that their duly authorised agent shall not, prepare any document relating to Tax which comprises or includes a claim, election, surrender, disclaimer, notice or consent (and which (in each case) affects a Target Group Company), or withdraw any such item unless the making, giving or withdrawal of it (as the case may be) had been taken into account in preparing the Closing Accounts, or could not have any adverse effect on the liability to Tax of any Closing (unless such liability will be reimbursed by the Sellers).

9.6

The Buyer shall procure that each Target Group Company afford such access to their books, accounts and records as is necessary and reasonable to enable the Seller or its duly authorised agent to prepare the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 9.

9.7

The Sellers shall take all reasonable steps to ensure that the corporation tax returns and computations of the Target Group Companies for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as reasonably possible.

9.8

In respect of any accounting period commencing prior to Closing and ending after Closing (Straddle Period) the Buyer shall procure that the Tax Returns of each Target Group Company shall be prepared in a manner consistent with past practices and without a change of any accounting method (except to the extent necessary to comply with applicable law).

9.9

The Buyer shall procure that the Target Group Companies shall provide to the Sellers all tax returns and computations relating to the Straddle Period no later than thirty Business Days before the date on which such Tax Returns are required to be filed with the appropriate Tax Authority without incurring interest or penalties. The Buyer shall further procure that the Target Group Companies shall take the Sellers’ reasonable comments into account before any tax returns are submitted to the appropriate Tax Authority.

9.10

The Sellers shall (at the Buyer’s expense) provide the Buyer and the Target Group Companies with all reasonable assistance, co-operation and information in respect of the Straddle Period including (but not limited to) information and co-operation requested in connection with Tax Documents and Tax Returns outstanding at Closing and in connection with all negotiations, correspondence and agreements in respect of a Target Group Company's Tax Liability.

9.11	For the avoidance of doubt:
9.11.1	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 6 shall take precedence over the provisions of this paragraph 9; and
9.11.2	the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a claim under this Tax Covenant in respect of any Liability for Taxation.
9.12	The Buyer will procure that each Target Group Company affords the Sellers (and their advisers) such access to its books, accounts and records as is necessary and reasonable to enable the Sellers to comply with the obligations imposed on them under this paragraph 84.
9.13

The Buyer will not and will procure that no Target Group Company amends or withdraws any such return or computation as is referred to in paragraph 84.1 or any such claim, election, surrender or consent as is referred to in paragraph 9.3 without giving the Sellers a reasonable opportunity to comment and taking account of the Seller’s reasonable representation.

9.14

The Buyer will procure that each Target Group Company keeps the Sellers fully informed of its Taxation affairs in respect of its accounting period current at Closing and will not submit any correspondence or submit or agree any return or computation for such period to any Taxation Authority without first taking into account the reasonable comments of the Sellers (having afforded the Sellers and their advisers a reasonable opportunity to consider all such correspondence, returns or computations prior to their submission to the relevant Taxation Authority).

10.	Grossing Up
10.1

All sums payable by the Sellers to the Buyer under this Schedule shall be paid without any rights of counterclaim and set-off and free and clear of all deductions or withholdings of any kind, save only as may be required by law.

10.2

Should the Sellers be required by law to make a deduction or withholding from any payment referred to in this Agreement, the Sellers shall provide such evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as the Buyer would have received had no deduction or withholding been made.

10.3

Paragraph 10.2 shall not apply (i) to the extent that the deduction or withholding would not have arisen (or would not have been increased) but for an assignment by the Buyer of any of its rights under this Agreement, or (ii) in connection made with any payment by the Sellers in respect of the sale of the Australia Subsidiary, the US Subsidiary, or the Japan Subsidiary or to the extent that the deduction or withholding would not have arisen (or would not have been increased) but for the sale of the Australia Subsidiary, the US Subsidiary, or the Japan Subsidiary.

11.	Buyer’s Covenants

In this paragraph 11 “Indemnified Person” means any direct or indirect partner, member or investor in relation to an Institutional Seller

11.1

The Buyer undertakes to the Sellers and any other Indemnified Person to pay to each Seller or Indemnified Person (on the date determined in accordance with paragraph 11.4) an amount equal to the incremental Taxation, if any, imposed on the Sellers or Indemnified Person (including, in the case of individual Sellers, the non-availability of entrepreneurs’ relief pursuant section 169Q Taxation of Chargeable Gains Act 1992 et seq. (“entrepreneurs’ relief”)) resulting solely from (i) Sellers’ procurement of the sale of the US Sale Shares, the Australian Sale Shares and the Japanese Sale Shares pursuant to section 2.1 and the relevant Local Sale Agreements or the entering into of the Local Sale Agreements or receipt and/or retaining of the proceeds of sale of the US Sale Shares, the Australian Sale Shares and/or the Japanese Sale Shares  in excess of the amount of Taxation that would have otherwise been imposed on the Sellers in the absence of such procurement had there been only a sale of the Sale Shares without such separate disposal of the US Sale Shares, the Australian Sale Shares or the Japanese Sale Shares including the receipt and/or retaining of the related proceeds and (ii) Buyer making the election referred to in section 14.1, below, with respect to any Target Group Company, in excess of the amount of Taxation that would have otherwise been imposed on the Sellers in the absence of any such election.

11.2

The Buyer undertakes to the Sellers to pay to each Seller an amount equal to any liability of that Seller or any other person in the same group as, or otherwise associated or connected with that Seller for the purposes of any Tax as a result of the Buyer’s failure to procure payment by any Target Group Company of Taxation payable by it (together with any reasonable third-party costs and expenses reasonably and properly incurred by that Seller or other person (as the case may be) in connection with such Taxation).

11.3

The undertaking contained in paragraph 11.2 will not apply to any Taxation in respect of which the Buyer could make, or has made, a claim under this Schedule (save in circumstances where the Sellers have paid an amount in respect of the Tax in question to the Buyer and the relevant liability of any Target Group Company nevertheless remains unpaid) or to any Taxation which a Seller or any other such person as is mentioned in paragraph 11.2 has recovered from the Buyer under any statutory right of recovery and the relevant Seller will procure that no recovery under such statutory right is sought to the extent that payment has been made to that Seller by the Buyer under paragraph 12.2 in respect of that Taxation.

11.4

Paragraph 80 (due date for payment) will apply to the covenants in paragraphs 11.1 and 11.2 and paragraph 80.3 (claims procedure) will apply to the covenant in paragraph 12.2 as they apply to the covenants contained in paragraph 77, replacing references to the Sellers and the Buyer (and vice versa) and making any other necessary modifications.

11.5

If any amount paid or due by the Buyer to any Seller under paragraph 11.1 results in a tax liability of the relevant Seller or Indemnified Person (or would do but for the availability of any Relief which has been used by such Seller or Indemnified Person), the Buyer covenants with the relevant Seller or (as relevant) Indemnified Person to pay such Seller or Indemnified Person such further sum as will ensure that the net amount received and retained by the relevant Seller or Indemnified Person  after such tax liability is taken into account shall equal the full amount which would have been received and retained by the Seller or Indemnified Person in the absence of such tax liability.

11.6

If the Buyer is required to make any deduction or withholding from any payment due from the Buyer to any Seller or Indemnified Person under paragraph 11.1 or 11.2, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Seller or Indemnified Person receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

11.7

In the event the relevant Seller or Indemnified Person becomes entitled to a Relief for any amount paid by the Sellers under paragraph 11.6 above (tax saving), it shall take all reasonable steps to obtain such tax saving and in the event the relevant Seller or Indemnified Person receives a tax saving it shall promptly repay to the Buyer the amount of such saving less any reasonable costs or expenses properly incurred in obtaining such tax saving within 10 Business Days of obtaining the tax saving.

12.	Individual Sellers
12.1

The Individual Sellers shall (to the extent they have lifetime allowance available in respect of entrepreneur’s relief) properly claim entrepreneur’s relief in relation to the disposal of the Sale Shares in their personal tax returns for the period in which Closing occurs (“Tax Return”).

12.2

In the case of a HMRC challenge, audit, dispute, investigation, enquiry, assessment, refusal to grant or otherwise denying the availability to any Individual Seller of entrepreneur’s relief (whether in whole or in part) in circumstances where paragraph 11.1 applies to the extent the Buyer is, or could be, liable to make a payment under paragraph 11.1, the Individual Seller shall forthwith inform the Buyer of any such challenge, at the Buyer’s request in accordance with this paragraph 12, challenge or resist such audit, dispute, investigation, assessment, refusal or other denial (“ER Claim”).

12.3	Upon receipt of an ER Claim, the Individual Seller shall not correspond or otherwise respond to HMRC in any way without the input of the Buyer pursuant to this paragraph 12.
12.4	The indemnity in paragraph 11.1 in respect of entrepreneur’s relief shall not apply to the extent entrepreneur’s relief is not properly claimed by an Individual Seller.
12.5

In determining whether entrepreneur’s relief was properly claimed, any disagreement may be referred by either party to the Auditors or other mutually acceptable independent party to review the individual tax return to determine whether the Individual Seller filed the return on a reasonable basis.  In making such determination, the Auditors or other independent party will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties. The costs of the Auditors or other mutually acceptable independent party shall be borne as the Buyer.
12.6

Provided that the Buyer indemnifies the relevant Individual Seller to the reasonable satisfaction of the Individual Seller against all reasonable costs and expenses which may be properly incurred thereby, the Individual Seller shall take such action and give such information and assistance in connection with the ER Claim as the Buyer may reasonably request to dispute, appeal, contest, settle or compromise any ER Claim, including, but not limited to applying to postpone (so far as legally possible) the payment of any Taxation.

12.7	The Individual Sellers will not without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed, in relation to any such ER Claim:
12.7.1	transmit any material communication (whether written or otherwise) to any Taxation or Judicial Authority;
12.7.2	settle or compromise the relevant ER Claim; or
12.7.3	agree any matter which is likely to affect the amount of the relevant ER Claim.
12.8

The relevant Seller will forthwith inform the Buyer of all matters relating to any ER Claim and will forthwith provide the Buyer with copies of all written correspondence and other documents relating thereto

12.9	The Individual Sellers shall not be obliged to take or procure the taking of any action under this paragraph 12 in respect of any ER Claim should the Buyer
12.9.1.1

fail to adequately indemnify the Individual Seller pursuant to this paragraphs 12; or fail to further indemnify the Individual Seller to the reasonable satisfaction of the Individual Seller in the event that the indemnity previously provided becomes, or is likely to become, in the reasonable opinion of the Individual Seller insufficient; or

12.9.2

if the Individual Seller would be required to appeal against any assessment or demand for Tax where it is a requirement for such an appeal that the Taxation be paid unless payment has previously been made by the Buyer to the Individual Seller of an amount equal to such Taxation and in respect of it (provided always that any amount refunded by any Taxation Authority to any Individual Seller is promptly repaid to the Buyer);

13.	General
13.1

All payments by the Sellers under this Part 77 of this Schedule 7 will be treated as repayments by the Sellers of the Consideration paid for the Shares pursuant to this Agreement, provided that this paragraph 13 will not operate in any way to limit the liability of the Sellers under this Part 77 of this Schedule 7.

13.2

No delay or omission by the Buyer in exercising any rights under this Schedule shall prejudice such rights or be construed as a waiver or partial waiver of such rights, nor shall it exclude the further exercise of such rights.

13.3

The Buyer shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both provided that any amount recovered under this Schedule shall reduce the liability of the Sellers under the Tax Warranties for the same loss and vice versa.

13.4	The Sellers shall not plead the Limitation Act 1980 in defence of any claim brought under this Schedule 7.
14.	Tax Election
14.1

Notwithstanding anything contained in this Agreement, Buyer shall be permitted to make, and nothing in this Agreement shall limit, restrict or condition, the ability of Buyer to make, an election under Section 338 of the Code with respect to the acquisition of any Target Group Company.

SCHEDULE 8

Closing Accounts

PART I

DEFINITIONS

The following words and expressions where used in this Schedule 8 have the meanings given to them below:

“Cash” means unrestricted cash (including any interest accrued thereon) at any bank or other financial institution held by the Target Group and any cash in transit, any sums receivable under cheques or bills of exchange (not being post-dated), in all cases as at the close of business on the Closing Date (after deducting any un-presented cheques and direct debit or standing orders paid or written from cash);

“Closing Date Indebtedness Statement” means the statement that sets forth the Closing Date Indebtedness of the Target Group as of the close of business on the Closing Date (without giving effect to the payments set forth in section 3.3.3), prepared by the Buyer in accordance with Part II of this Schedule

“Closing Date Working Capital Excess” means the amount (if any) by which the Closing Date Working Capital is more than the Working Capital Target

“Closing Date Working Capital Shortfall” means the amount (if any) by which the Closing Date Working Capital is less than the Working Capital Target

“Closing Date Working Capital Statement” means the net working capital statement that sets forth the Closing Date Working Capital of the Target Group as of the close of business on the Closing Date (without giving effect to the payments set forth in section 3.3.3), prepared by the Buyer in accordance with Part II of this Schedule

“Closing Date Working Capital” (x) the total Current Assets, minus (y) the total Current Liabilities, in each case as shown on the Closing Date Working Capital Statement as at the close of business on the Closing Date, (which amount may be a nil or a negative figure), expressed in pounds sterling;

“Closing Accounts” means the Closing Date Indebtedness Statement and the Closing Date Working Capital Statement, to be prepared and agreed, deemed agreed or determined in accordance with this Schedule 8

“Current Assets” means the following current assets of the Target Group: Cash, trade debtors, amounts owed by group undertakings, prepayments and accrued income and tax recoverable; provided, that “Current Assets” shall not include any amounts received or receivable with respect to the exercise of options that have been exercised since August 1, 2015

“Current Liabilities” means the following current liabilities of the Target Group trade creditors, amounts owed to group undertakings, corporation tax, employee taxation and social security, other creditors, deferred consideration, deferred income, credit note provision and accruals of the Target Group but excluding any Closing Date Indebtedness, Third Party Expenses or Transaction Bonuses

“Estimated Closing Date Indebtedness” US$5,450,879.22 (five million, four hundred and fifty thousand, eight hundred and seventy nine dollars and twenty two cents)

“Working Capital Target” means negative US$1,539,883.31 (one million, five hundred and thirty nine thousand, eight hundred and eighty three dollars and thirty one cents), based on USD/GBP exchange rate of 0.658025

For purposes of the above definitions and for all calculations and all other purposes under this Schedule 8, the sale and purchase of the US Sale Shares, the Australian Sale Shares and/or the Japanese Sale Shares shall be disregarded and treated as though they had not occurred.

PART II

GENERAL

1.	Contents

The Closing Accounts shall comprise the Closing Date Indebtedness Statement and the Closing Date Working Capital Statement, each in the form and including the items set out in Part IV of this Schedule.

2.	Bases of preparation

The Closing Accounts shall be prepared in accordance with the following:

2.1	the specific accounting policies, principles, estimation techniques, measurement bases, practices, procedures and rules set out in Part V of this Schedule; and
2.2

to the extent not covered by paragraph 2.1, the accounting policies, principles, estimation techniques, measurement bases, practices and procedures used by the Target Group in the preparation of the Audited Financial Statements on a consistent basis; and

2.3	to the extent not covered by paragraphs 2.1 and 2.2, with UK GAAP as applicable at the Closing Date.
3.	Submission of Draft CLOSING Accounts

The Buyer shall procure the preparation and submission to the Individual Sellers’ Representative and the Institutional Sellers of a draft of the Closing Accounts ("Draft Closing Accounts") within 90 calendar days after Closing.

4.	Response to Draft CLOSING Accounts
4.1

Within 45 calendar days of receipt of the Draft Closing Accounts ("Response Period"), the Individual Sellers’ Representative and the Institutional Sellers shall give notice to the Buyer ("Response Notice") stating whether or not the Sellers agree with the Draft Closing Accounts.

4.2	If the Sellers disagree with the Draft Closing Accounts, the Response Notice shall also state:
4.2.1	the item or items in dispute;
4.2.2	the reasons for such dispute; and
4.2.3

details of the Sellers' proposed adjustments to the Draft Closing Accounts, including details of the amount in dispute and reasons for the disputed items by reference to the requirements of this Schedule 8.

5.	No Response Notice

If the Individual Sellers’ Representative and the Institutional Sellers do not serve the Response Notice within the Response Period, then the Sellers shall be deemed to have agreed the Draft Closing Accounts, and such accounts shall constitute the Closing Accounts.

6.	Positive Response Notice

If the Response Notice is served within the Response Period and states that the Sellers agree with the Draft Closing Accounts, then such accounts shall constitute the Closing Accounts.

7.	Negative Response Notice

If the Response Notice is given within the Response Period and states that the Sellers disagree with the Draft Closing Accounts, then:

7.1

only those items detailed as disputed in the Response Notice (together, "Disputed Items") shall be treated as being in dispute, and the Buyer and Sellers shall be deemed to have agreed all other items in the Draft Closing Accounts;

7.2	the Buyer and the Individual Sellers’ Representative and the Institutional Sellers shall endeavor to agree the Disputed Items in good faith;
7.3	if all the Disputed Items are resolved by agreement between them, the Buyer and the Individual Sellers’ Representative and the Institutional Sellers shall promptly sign a joint statement which:
7.3.1	appends a copy of the Draft Closing Accounts, adjusted to reflect all the Disputed Items as so agreed; and
7.3.2	confirms that such accounts shall constitute the Closing Accounts;
7.4

if, within 30 calendar days of receipt of the Response Notice, the Buyer and the Individual Sellers’ Representative and the Institutional Sellers have not agreed the Closing Accounts in accordance with paragraph 7.3:

7.4.1	where relevant, the Buyer and the Individual Sellers’ Representative and the Institutional Sellers shall promptly sign a joint statement which:
(a)	sets out the Disputed Items (if any) that have been agreed between them; and
(b)	appends a copy of the Draft Closing Accounts, adjusted to reflect any Disputed Item as so agreed; and
7.4.2

the remaining Disputed Items shall be referred for determination by an Expert in accordance with the provisions of Part III upon the written request of either the Buyer or the Seller’ Representative; and

7.5

if the Buyer and the Individual Sellers’ Representative and the Institutional Sellers do not agree the Closing Accounts in accordance with paragraph 7.3, then the Draft Closing Accounts adjusted to reflect:

7.5.1	the Disputed Items (if any) that are agreed between the Sellers and the Buyer in writing (whether in accordance with paragraph 7.4.1 or subsequently); and
7.5.2	the Expert's determination made pursuant to Part III,

shall constitute the Closing Accounts.

8.	Records and access, etc

From Closing until the agreement, deemed agreement or determination of the Closing Accounts, each of the Buyer and the Sellers shall:

8.1

retain any relevant records, documents and information within its possession or under its control (which, for the avoidance of doubt, shall not include auditors' working papers) relating to the assets and liabilities which are the subject of the Closing Accounts ("Closing Accounts Information"); and

8.2	provide to the others and their representatives such access during normal business hours to:
8.2.1	any assets of the Target Group within its possession or under its control; and
8.2.2	its Closing Accounts Information (except documents and information prepared by another party or its advisers with a view to assessing the merits of any argument on any Disputed Item),

as is reasonably required by the other to prepare, review, agree or otherwise determine the Closing Accounts (as appropriate).

PART III

EXPERT DETERMINATION

1.	Appointment of Expert
1.1	An "Expert" is an individual with suitable experience in dealing with such types of dispute at a firm of chartered accountants in the United Kingdom (who and which are independent of the parties):
1.1.1	agreed by the Buyer and the Individual Sellers’ Representative and the Institutional Sellers in writing; or
1.1.2

in default of agreement within 10 Business Days of the date of either the Buyer or the Individual Sellers’ Representative and the Institutional Sellers serving on the other details of its suggested Expert or Experts, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application at any time of either the Buyer or the Individual Sellers’ Representative or the Institutional Sellers.

2.	Procedure
2.1	The Buyer and the Sellers shall each supply the other with a copy of anything provided by it or on its behalf to the Expert pursuant to this Part III at the same time as it is provided to the Expert.
2.2	Within 10 Business Days of the appointment of the Expert, the Individual Sellers’ Representative and the Institutional Sellers shall provide the Expert with the following:
2.2.1

a copy of the Draft Closing Accounts (adjusted to reflect the Disputed Items (if any) then agreed between the Buyer and the Individual Sellers’ Representative and the Institutional Sellers in writing) ("Adjusted Draft Closing Accounts");

2.2.2	a written statement of the Disputed Items referred to the Expert; and
2.2.3

the Individual Sellers’ Representative and the Institutional Sellers’ written submission in relation to each such Disputed Item and the adjustments (if any) the Individual Sellers’ Representative and the Institutional Sellers proposes to the Adjustment Draft Closing Accounts.

2.3

The Buyer shall be entitled to make written representations to the Expert on the documents detailed in paragraph 2.2. Such representations must be made within 10 Business Days of receipt of such documents.

2.4	The Expert shall afford the opportunity within reasonable time limits:
2.4.1	to the Individual Sellers’ Representative and the Institutional Sellers to make written representations to him or them on any written representations made pursuant to paragraph 2.3; and
2.4.2	to the Buyer to make written representations on any written representations made pursuant to paragraph 2.4.1.
2.5

Each of the Buyer and the Individual Sellers’ Representative and the Institutional Sellers shall, reasonably promptly, provide (or, to the extent it is reasonably able, procure that others provide) the Expert with such documents, information and assistance (including the right to inspect the Closing Accounts Information) as the Expert reasonably requires for the purpose of making his determination.

2.6	All matters in relation to any determination under this Part III shall be kept confidential by the parties and the Expert.
2.7

To the extent not provided for in or inconsistent with this Part III, the Expert shall determine the procedure to be followed in making his determination and shall be entitled to obtain such independent legal or other professional advice as he may reasonably require in making his determination.

3.	Role of Expert
3.1	The Expert shall:

3.1.1	act as an expert and not as an arbitrator;
3.1.2

determine on the basis of all information, documents and materials before him what adjustments (if any) are in his opinion necessary to the amounts shown by the Adjusted Draft Closing Accounts in respect of each of the relevant Disputed Items referred to him in order to comply with the provisions of this agreement; and

3.1.3	notify the parties of his determination in writing (without reasons) as soon as practicable and in any event within 30 calendar days of his appointment.
3.2

The Buyer, the Sellers and the Individual Sellers’ Representative and the Institutional Sellers shall bear their own costs in relation to the Expert determination process set out in this Part III. Any nomination fee and the Expert's fees and expenses (including any fees and expenses of any professional advisers appointed by him) shall be borne as determined by the Expert (having regard to the merits of each party's submissions in relation to the Disputed Items referred to him).

3.3	The Expert's determination shall be final and binding on the parties except where there is fraud or manifest error.
3.4	Any determination under this Part III shall be conducted and delivered in the English language.
4.	Substitute or replacement Expert

If the Expert dies or becomes unwilling or incapable of acting, then the Sellers and the Buyer shall:

4.1

accept any substitute Expert reasonably nominated by the firm engaged by them following a written request to such firm to do so from either the Buyer or the Individual Sellers’ Representative or the Institutional Sellers; or

4.2

if no substitute is nominated within 10 Business Days of such request, promptly discharge the original Expert and appoint a replacement expeditiously, and this Part III shall apply to the replacement Expert as if he were the first Expert appointed.

PART IV

PRO FORMA

Project Zephyr
Form of Completion Accounts and Statements

			Balance Sheet	Closing Date Indebtedness	Closing Date Working Capital	Other
		Notes	(£)	(£)	(£)	(£)

(1)	Goodwill		x			x
(2)	Fixed Assets		x			x
(3)	Fixed Assets and Goodwill		X

(4)	Work In Progress		x		x
(5)	Debtors Control Account		x		x
(6)	Accrued Income		x		x
(7)	Other Debtors	1	x	y1	x-y1
(8)	Deferred Tax		x			x
(9)	Prepayments		x		x
(10)	Directors' Current Accounts		x	x
(11)	Debtors		X

(12)	Cash and Bank		x		x
(13)	Cash and Bank		x

(14)	Intercompany Receivables	2	x	x
(15)	Intercompany Payables	3	(x)	(x)
(16)	Intercompany		x

(17)	Creditors Control Account		(x)		(x)
(18)	Deferred Income		(x)		(x)
(19)	Corporation Tax		(x)	(x)
(20)	Other Creditors	4	(x)	(y4)	(x)-(y4)
(21)	Accruals	5	(x)	(y5)	(x)-(y5)
(22)	Credit Note Provision		(x)		(x)
(23)	Payroll Control Accounts		(x)		(x)
(24)	VAT Liability		(x)		(x)
(25)	Payroll Taxes		(x)		(x)
(26)	Creditors		X

(27)	Net Assets		X	(A)	B/(B)	C

Closing Date Indebtedness Statement

(28)	Closing Date Indebtedness			(A)

Closing Date Working Capital Statement

(29)	Closing Date Working Capital				B/(B)

Notes:
1	Item (y1) relates to amounts in Other Debtors that are included in Closing Date Indebtedness, e.g. any tax recoverable.
2	Amounts to be included in Shareholder Indebtedness
3	Amounts to be included in Shareholder Indebtedness
4	Item (y4) relates to amounts in Other Creditors to be excluded from Closing Date Working Capital and included in Closing Date Indebtedness
5	Item (y5) relates to amounts in Accruals to be excluded from Closing Date Working Capital and included in Closing Date Indebtedness

PART V

SPECIFIC BASES OF PREPARATION

1.

The Closing Accounts shall be prepared on the basis that the Closing Date represents a financial year end for the Companies and that a hard close of the accounting records shall be performed including detailed analysis of prepayments and accruals, cut-off procedures and other year-end adjustments but subject always to any specific requirements of the accounting principles and policies set out herein and the hierarchy set out in paragraph 2, Part II.

2.

The Closing Accounts shall be prepared on the basis that the Target Group Companies are going concerns and shall exclude the effect of change of ownership of the Target Group Companies and will not take into account the effects of any post-Completion reorganisations or the post-Completion intentions or obligations of the Buyer.

3.	In preparing the Closing Accounts no minimum materiality limits shall be applied.
4.	There shall be no double counting of items in the Closing Accounts.
5.

The Closing Accounts shall take into account information that provides evidence of conditions that existed at the Closing Date (adjusting events) but shall not take account of information or events that are indicative of conditions that arose after the Closing Date (non-adjusting events). Adjusting events will be taken into account up to the date that the draft Closing Accounts are delivered to the Sellers in accordance with paragraph 3, Part II.

6.	Full accrual shall be made in the Closing Accounts for all goods purchased and services received where the Company has not paid for such goods and services as at the Closing Date.
7.

For the purposes of the Closing Accounts, the Closing Date shall be treated as the end of a Tax accounting period (i.e. tax assets and liabilities included in the Closing Accounts shall be based upon a full tax computation calculated as if the Closing Date was the end an accounting period for tax purposes).

8.

The Closing Accounts shall ensure that any Taxation (and any other liabilities under section 29 or otherwise) that arise as a result of the acquisition of the US Sale Shares, the Australian Sale Shares and the Japanese Sale Shares which shall take place prior to Completion of this Agreement (instead of the Buyer acquiring the Company together with each of these US, Australia and Japanese companies as subsidiaries of the Company) shall not be taken into account as liabilities of any Target Group Company in preparing the Closing Accounts.

9.

The Closing Accounts shall be prepared in pounds sterling, together with the amount of any adjustment to the Initial Consideration that is calculated in accordance with Part VI of this Schedule 8. Amounts in other currencies shall be translated into pounds sterling at the exchange rates as at the Closing Date and specified in the Exchange Cross Rates Table as published in the Financial Times, London Edition.

10.

In preparing the Closing Accounts any balances between the Target Group Companies shall be fully reconciled and eliminated.  Any amounts owed by (or to) any of the Target Group Companies to (or by) the Seller or Seller’s Group not settled prior to the Closing Date shall be included as a liability (or asset) in the Closing Accounts.

11.

In preparing the Closing Accounts, accrued income will be recognized as an asset to the extent allowable in accordance with UK GAAP at the date of submission of the Draft Closing Accounts in accordance with Part II of this Schedule.

PART VI

ADJUSTMENT OF INITIAL CONSIDERATION

1.	The Initial Consideration shall be adjusted (to produce the Adjusted Initial Consideration) by:
1.1	deducting a sum (if any) equal to the Closing Date Working Capital Shortfall;
1.2

adding a sum (if any) equal to the Closing Date Working Capital Excess subject always to a maximum additional sum of US$339,883.31 (three hundred and thirty nine thousand, eight hundred and eighty three dollars and thirty one cents); and

1.3	if the Closing Date Indebtedness exceeds the Estimated Closing Date Indebtedness, by deducting a sum equal to the excess.
2.	Within five Business Days of the agreement, deemed agreement or determination of the Closing Accounts in accordance with this Schedule, either:
2.1

the Sellers shall, on a several and proportionate basis (apportioned as set forth on Schedule 3) repay to the Buyer in cash in accordance with the terms of this Agreement the amount (if any) by which the Initial Consideration exceeds the Adjusted Initial Consideration; or

2.2

the Buyer shall pay to the Sellers in cash in accordance with the terms of this Agreement (apportioned as set forth on Schedule 3), the amount (if any) by which the Adjusted Initial Consideration exceeds the Initial Consideration.

Any payment under this Part VI shall be in U.S. Dollars, based on the USD/GBP exchange rate of 0.658025

SCHEDULE 9

Limitations on liability

1.	The provisions of this Schedule will apply notwithstanding any provisions to the contrary in this Agreement.
2.	Maximum liability
2.1

Subject to paragraph 2.2, the aggregate liability of the Sellers in respect of all claims of whatever kind (including any Fundamental Warranty Claims and any claims under the Tax Warranties or the Tax Covenant but excluding any claim under Part VI of Schedule 8 (on account of a reduction to the Initial Consideration) or section 6) under this Agreement will not exceed $119,116,155.97 (one hundred and nineteen million, one hundred and sixteen thousand, one hundred and fifty five dollars and ninety seven cents).

2.2	The aggregate liability of the Sellers for all General Warranty Claims and claims under Section 6.3.3 and claims under Section 6.3.4 will not exceed the Escrow Fund.
3.	Liability of each Warrantor
3.1

Subject to paragraph 3.3, each Seller will only be liable for that proportion of each individual Claim or claim under the Tax Covenant or any other claim under the terms of this Agreement (save for any claims under section 4 or section 6.2 which shall be on a several basis only) in each case that is specified against that Seller’s name in column 7 in the table at Part 1 or Part 2 (as the case may be) of Schedule 3.

3.2

Notwithstanding any other provision of this Agreement, the maximum aggregate liability of each Seller for all Claims and all claims under the Tax Covenant and all other claims under the terms of this Agreement (but excluding any claim under Part VI of Schedule 8 (on account of a reduction to the Initial Consideration) will not exceed the amount specified against that Seller’s name in column 9 in the table at Part 1 or Part 2 (as the case may be) of Schedule 3.

3.3	The Sellers and the Buyer agree that, notwithstanding the other provisions of this Agreement, the Buyer may seek to recover in respect of all claims under this Agreement:
3.3.1

up to the value of the Escrow Fund from the Bank, as if all of the Sellers were liable on a joint and several basis and without regard to the several and/or proportionate basis of liability as set out in paragraphs 3.1 and 3.2;

3.3.2	otherwise on a several and/or proportionate basis of liability as set out in paragraphs 3.1 and 3.2.
3.4

The Sellers and the Buyer agree that the liability of the Sellers in respect of any i) Claim  and ii) claim under the Tax Covenant and iii) claim under Section 6.3.3 and iv) claim under Section 6.3.4 shall be:

3.4.1	first satisfied by recourse to the balance of the Escrow Fund from the Bank; and
3.4.2

thereafter, in respect of any claim under the Fundamental Warranties, the Tax Warranties and the Tax Covenant only (excluding any General Warranty Claims and any claim under Section 6.3.3 and any claim under Section 6.3.4 which are capped in all instances at the Escrow Fund amount (or balance thereof)) satisfied by recourse to any and all rights and remedies which the Buyer may have available to it under the terms of this Agreement.

For the avoidance of doubt, in respect of any other claim arising under this Agreement, Buyer shall have no obligation to satisfy such claim by recourse to the balance of the Escrow Fund.

3.5

To the extent that the Buyer recovers in respect of a claim pursuant to paragraph 3.4.1, then, in relation to the maximum liability of each Seller pursuant to paragraph 3.2, the Sellers shall be treated as having contributed to such recovery in the proportions specified in column 4 in the table at Part 1 or Part 2 (as the case may be) of Schedule 3.

4.	Small claims/threshold
4.1	The Sellers will not be liable for any General Warranty Claim or claim under the Tax Warranties unless the amount of the liability in respect of that General Warranty Claim or claim under the Tax Warranties exceeds US$30,000 (thirty thousand dollars) (“De Minimis Threshold”) provided however that General Warranty Claims or claim under the Tax Warranties (i) arising out of substantially similar facts or circumstances, or (ii) arising from substantially similar acts or omissions, may in each case be aggregated and treated as a single General Warranty Claim or claim under the Tax Warranties when computing the sum claimed for the purpose of meeting the De Minimis Threshold.

4.2

The Sellers will not be liable for any General Warranty Claim or claim under the Tax Warranties unless and until the amount of the liability in respect of that General Warranty Claim or claim under the Tax Warranties, when aggregated with the amount of the liability in respect of all other General Warranty Claims or claim under the Tax Warranties (excluding any amounts in respect of a General Warranty Claim or claim under the Tax Warranties for which the Sellers have no liability because of paragraph 4.1), exceeds US$610,198.34 (six hundred and ten thousand, one hundred and ninety eight dollars and thirty four cents) (“Aggregate Threshold”) in which case the Sellers will be liable for the whole of such aggregate amount and not merely for the amount in excess of the Aggregate Threshold.

4.3

For the purposes solely of calculating claims counting towards the De Minimis Threshold and the Aggregate Threshold (and not, for the avoidance of doubt, for the purposes of otherwise determining loss or damages), there shall be excluded in any claim the amount of any costs, expenses and other liabilities solely and directly incurred or suffered or to be incurred or suffered by the Buyer and/or any Target Group Company and/or any other member of the Buyer’s Group in connection with the making of any such claim.

5.	Time limitation
5.1	The Sellers will not be liable for any General Warranty Claim or claim under Section 6.3.4 or claim under the Tax Warranties or the Tax Covenant unless:
5.1.1

the Individual Sellers Representative and the Institutional Sellers receive written notice in accordance with paragraph 6 of Schedule 7 within a period of seven years after the date of this Agreement in the case of a claim for breach of any of the Tax Warranties or claim under the Tax Covenant;

5.1.2

in the case of any General Warranty Claim or claim under Section  6.3.4, within a period of 12 months after the date of this Agreement, the Individual Sellers’ Representative and the Institutional Sellers receives written notice of such General Warranty Claim or claim under Section 6.3.4 from the Buyer specifying in reasonable detail (to the extent such information is available at the time of the claim) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect of such claim; and

5.1.3

provided the General Warranty Claim or claim under Section 6.3.4 has not otherwise been satisfied, settled or withdrawn, proceedings in respect of the General Warranty Claim or claim under Section 6.3.4 are issued and served on the Individual Sellers’ Representative and the Institutional Sellers within a period of nine months starting on the day of notification of the General Warranty Claim or claim under Section 6.3.4.

6.	Specific limitations

The Sellers will have no liability in respect of any General Warranty Claim:

6.1

to the extent that it arises or is increased directly as a result of the passing of, or a change in, any law occurring after Closing (which was not announced prior to Closing) and taking effect retrospectively;

6.2	if it would not have arisen but for any act, omission, transaction or arrangement carried out at the written request of or with the written consent of the Buyer before Closing;
6.3

if it would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after Closing by the Buyer or any Target Group Company otherwise than in the Ordinary Course of Business as carried on at Closing or pursuant to a legally binding commitment created on or before Closing by any Target Group Company and save as required by any accounting practice or applicable Law; or

6.4

to the extent that the subject matter of the Claim is a matter specifically provided for, or specifically included as a liability or Disclosed, in the Audited Financial Statements and/or the Unaudited Financial Statements and/or the Closing Accounts.

7.	Recovery from third parties
7.1

If the Buyer or any Target Group Company is entitled to recover from some other person (other than a member of the Buyer’s Group) any sum in respect of any matter or event which gives rise to a General Warranty Claim, the Buyer will (or will procure that the relevant Target Group Company will), if so required by the Individual Sellers’ Representative or the Institutional Sellers, take all commercially reasonable steps to recover that sum from that other person, and any sum recovered will reduce the amount of such General Warranty Claim and claim under the Tax Warranties after deduction of all reasonable costs, charges and expenses of recovery (including Taxation) provided that the Buyer shall not be bound to take or procure the taking of any action in relation such recovery where such action will have or is reasonably likely to have a material adverse impact on the legitimate business interests of any member of the Buyer’s Group. For the avoidance of doubt, the Buyer can exercise its rights or remedies against the Sellers under or in connection with any General Warranty Claim before, after or concurrently with pursuing any claim or right to recover from any other person.

7.2

If the Sellers pay the Buyer or any Target Group Company a sum to settle or discharge a General Warranty Claim and the Buyer or any Target Group Company subsequently recovers whether by payment, discount, credit, relief or otherwise from any third party (including any Taxation Authority (as defined in Schedule 7) or any insurer of any Target Group where the premium for the applicable insurance policy was paid for by a Target Group Company prior to Closing) a sum which is referable to the matter giving rise to the General Warranty Claim then if and to the extent that the aggregate of:

7.2.1	the amount paid by the Sellers to the Buyer to settle or discharge the General Warranty Claim; and
7.2.2	the amount subsequently recovered less any reasonable costs, charges and expenses (including Taxation) incurred in recovering the same (the “Recovery Amount”),

exceeds the amount of the loss suffered by the Buyer in respect of such General Warranty Claim, the Buyer will (or will procure that the relevant Target Group Company will) as soon as reasonably practicable repay to the Sellers the lesser of:

7.2.3	such excess; and
7.2.4	so much of the amount paid by the Sellers in settlement or discharge of that General Warranty Claim as does not exceed the Recovery Amount.
8.	No double recovery

The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

9.	Contingent Liabilities
9.1

Without prejudice to paragraph 3, if any potential General Warranty Claim or claim under the Tax Warranties arises as a result of a contingent or unquantifiable liability of any Target Group Company, the Sellers will not be obliged to pay any sum in respect of the potential General Warranty Claim or claim under the Tax Warranties until the liability either ceases to be contingent or becomes quantifiable and the time limits in paragraph 5 shall not limit any General Warranty Claim or claim under the Tax Warranties in respect of a liability which is contingent or unquantifiable where notice in writing of the General Warranty Claim or claim under the Tax Warranties is given to the Individual Sellers’ Representative and the Institutional Sellers in accordance with that paragraph before the expiry of the relevant time periods specified therein.

10.	Conduct of Claims
10.1

If the Buyer or the relevant Target Group Company becomes aware that matters have arisen which will or are reasonably likely to give rise to a General Warranty Claim the Buyer will (or will procure that the relevant Target Group Company will):

10.1.1

as soon as reasonably practicable notify the Individual Sellers’ Representative and the Institutional Sellers in writing of the potential General Warranty Claim and of the matters which will or are reasonably likely to give rise to such General Warranty Claim (“Notification of Third Party Claim”) provided that such notice shall not be a condition precedent  to the liability of the Sellers in respect of any General Warranty Claim;

10.1.2

in the case of a Third Party Claim, not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential General Warranty Claim without prior written consent of the Individual Sellers’ Representative and the Institutional Sellers (such consent not to be unreasonably withheld, conditioned or delayed);

10.1.3

in the case of a Third Party Claim, use reasonable measures to preserve all material information and documents which, to the actual knowledge of the Buyer, relates to the potential General Warranty Claim (“Retained Information”);

10.1.4

in the case of a Third Party Claim, if requested by the Individual Sellers’ Representative and the Institutional Sellers on reasonable prior notice and subject to duties of legal privilege, give the Individual Sellers’ Representative and the Institutional Sellers and their professional advisers reasonable access during normal business hours to:

10.1.4.1

such of the personnel of the Buyer and/or the relevant Target Group Company as the Individual Sellers’ Representative and the Institutional Sellers may reasonably require in order to interview the personnel;

10.1.4.2

the Retained Information within the power, possession or control of the Buyer and/or the relevant Target Group Company in order to, at the Sellers’ own expense, examine, photograph and take copies of the same; and

10.1.5

in the case of a Third Party Claim, take such action as the Sellers may reasonably request to avoid, resist, contest, defend, compromise or remedy the potential General Warranty Claim or the matters which will or are likely to give rise to such General Warranty Claim (but only to the extent relating to claims solely for monetary damages) and in each case on the basis that the Sellers will indemnify the Buyer and each other member of the Buyer’s Group (and provide security in relation thereto to the reasonable satisfaction of the Buyer) against all reasonable third party out of pocket costs and expenses which may thereby be incurred as a result of a request by the Sellers; and

10.1.6

in the case of a Third Party Claim (but only to the extent relating to claims solely for monetary damages), and subject to the Sellers indemnifying the Buyer and each other member of the Buyer’s Group (and providing security in relation thereto to the reasonable satisfaction of the Buyer) against all reasonable third party out of pocket costs and expenses which may thereby be incurred, use advisers nominated by the Sellers and, if the Sellers request, allow the Sellers the exclusive conduct of such actions or proceedings, provided always that, for the purposes of paragraphs 10.1.5 and 10.1.6:

10.1.7	the Buyer shall not be bound to take or procure the taking of, and the Sellers shall not be permitted to take or procure the taking of, any action:
10.1.8	if such action will have or is reasonably likely to have an adverse impact on the legitimate business interests of any member of the Buyer’s Group;
10.1.8.1	unless the Sellers have confirmed in writing to the Buyer that the relevant matters in question give rise to a General Warranty Claim in respect of which the Sellers admit liability to the Buyer; and
10.1.8.2

subject to paragraph 10.2 below, if the loss suffered or reasonably likely to be suffered by the Buyer or any other member of the Buyer’s Group in respect of the matters giving rise to the General Warranty Claim exceeds the amounts remaining in the Escrow Fund, net of aggregate amounts for pending claims against the Escrow Fund;
10.1.9

the Sellers shall not make or permit any admission of liability, agreement or compromise with any person, body or authority in relation to the potential General Warranty Claim without prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

10.2

The Buyer shall include in any Notification of Third Party Claim details of any intention to reject any proposed conduct of such claim(s) on the basis of any of the provisions of paragraphs 10.17 and/or 10.1.8 above. In the event that the Buyer confirms that the amount claimed is in excess of the Escrow Fund and the Sellers believe this amount claimed does not reasonably reflect the size of any possible claim (in the Sellers’ sole opinion) then the Individual Sellers Representative and/or the Institutional Sellers shall be entitled at any time within 10 days of receiving notice of any such Third Party Claim to request that an independent Queen’s Counsel in London, England, having no less than 10 years qualification and relevant expertise in the area of dispute (such nomination to be agreed between the Buyer and the Individual Sellers representative and the Institutional Sellers or, in the event of any dispute, as determined by the President of the Law Society in England) (“Independent Counsel”) determine whether the Third Party Claim may reasonably be assessed to be likely to exceed the sum contained in the Escrow Fund. The decision of the Independent Counsel shall be final and binding in the absence of manifest error. Whilst any decision on the size of any Third Party Claim/conduct has been referred to the Independent Counsel, the Buyer shall not make any admission of liability or settle any such claim without the prior written consent of the Individual Sellers Representative and the Institutional Sellers.

10.3	This paragraph 10 shall not apply to the Issue or the claim referred to in section 6.3.3 or any claim in respect of section 6.3.4.
11.	Mitigation

Nothing in this Schedule 9 will in any way restrict or limit the Buyer’s or the relevant Target Group Company’s common law duty to mitigate its loss.

12.	No Limitations for Fraud

Nothing in this Schedule 9 will have the effect of limiting or restricting any liability of the Sellers in respect of a claim arising as a result of any fraud, fraudulent misrepresentation, wilful misstatement, wilful misconduct or wilful concealment by or on behalf of the Sellers.

13.	Payment of Claim to be reduction in consideration

Any payment made by the Sellers in respect of any Claim or claim under the Tax Covenant will be deemed to be a reduction in the Purchase Price payable in accordance with section 3 of this Agreement.

SCHEDULE 10

Section 6.3.4 – Indemnity

Part 1

(1) the failure of the Target Group to have ownership of certain Intellectual Property and Target Group Company Offerings as a result of the matters disclosed in Section 10.3.4 of the Disclosure Letter; (2) the provision of Target Group Company-Owned Intellectual Property to Cephalon US in source code form without any contractual restrictions.

Part 2

1. The Buyer agrees that unless (1) any claim is made or threatened by any third party against the Buyer, any member of the Buyer’s Group or any member of the Group in connection with the matters set out at Part 1 of this Schedule (in which event the terms of section 6.4 shall apply), or (2) any third party is using Intellectual Property and Target Group Company Offerings that are not owned by the Group (as disclosed in Sections 10.3.4 and 10.8 of the Disclosure Letter), in a manner that competes with or  is likely to compete with Buyer:

(i)                  the only proactive steps that Buyer may take (or permit to be taken) in relation to the matters relating to Cephalon US disclosed in Section 10.8 of the Disclosure Letter or referred to under the headings “CONTRACTORS”, “REDWEB” “Lilly, “GSK,” and “LOGO” in Section 10.3.4 of the Disclosure Letter for which indemnification will be due hereunder are:

a.      steps to obtain an assignment of the relevant Intellectual Property Rights from the relevant persons in relation to the matters referred to under the headings “CONTRACTORS”, “REDWEB,” “Lilly,” “GSK,” and “LOGO” in Section 10.3.4 of the Disclosure Letter; or

b.      steps to enter into a written agreement with Cephalon US confirming ownership of relevant Intellectual Property Rights and Software.

2. The Buyer shall not be entitled to claim or recover any internal costs of the Buyer or any member of the Buyer’s Group in connection with the matters set out in Part 1 of this Schedule (but, for the avoidance of doubt, shall be entitled to recover third party costs and expenses).

SCHEDULE 11

Section 6.3.3

Lone Star Document Management LLC

This document is executed as a deed and delivered on the date stated at the beginning of this Deed.

EXECUTED as a DEED by

Veeva U.K. Holdings Limited

acting by

Jonathan Faddis	/s/ JONATHAN FADDIS
a director	(Director)

in the presence of:David Petroni

Witness Signature: /s/ DAVID PETRONI

Witness Name: David Petroni C/O Veeva Systems Inc.

Witness Address: 4280 Hacienda Dr. Pleasanton, CA 94588

Witness Occupation: Consultant

EXECUTED as a DEED by

Veeva Systems Inc.

acting by

Jonathan Faddis	/s/ JONATHAN FADDIS
authorized signatory	Authorized Signatory

in the presence of:David Petroni

Witness Signature: /s/ DAVID PETRONI

Witness Name: David Petroni C/O Veeva Systems Inc.

Witness Address: 4280 Hacienda Dr. Pleasanton, CA 94588

Witness Occupation: Consultant

EXECUTED as a DEED by
/s/ JAMES ALEXANDER BROWN
James Alexander Brown
in the presence of: Sian Lorimer

Witness Signature: /s/ SIAN LORIMER

Witness Name: Sian Lorimer
Witness Address: 20 Shakespeare Orchard, Greater Underwood
Witness Occupation: Executive PA

EXECUTED as a DEED by
/s/ ZOE COTTRELL
Zoe Cottrell
in the presence of: Sian Lorimer

Witness Signature: /s/ SIAN LORIMER

Witness Name: Sian Lorimer
Witness Address: 20 Shakespeare Orchard, Greater Underwood
Witness Occupation: Executive PA

EXECUTED as a DEED by
/s/ DOMINIC EATON
Dominic Eaton
in the presence of: Sian Lorimer

Witness Signature: /s/ SIAN LORIMER

Witness Name: Sian Lorimer
Witness Address: 20 Shakespeare Orchard, Greater Underwood
Witness Occupation: Executive PA

EXECUTED as a DEED by
/s/ DOMINIC ELY
Dominic Ely
in the presence of: Sian Lorimer

Witness Signature: /s/ SIAN LORIMER

Witness Name: Sian Lorimer
Witness Address: 20 Shakespeare Orchard, Greater Underwood
Witness Occupation: Executive PA

EXECUTED as a DEED by

Accel-KKR Growth Capital Partners, LP

By:	AKKR Growth Capital Management Company, LP
Its:	General Partner

By:	AKKR Management Company, LLC
Its:	General Partner

By:	/s/ THOMAS C. BARNDS
Name:	Thomas C Barnds

in the presence of: Julie Lozano

Witness Signature: /s/ JULIE LOZANO

Witness Name: Julie Lozano

Witness Address: 2500 Sand Hill Road, Suite 300, Menlo Park, CA 94025

Witness Occupation: Executive Assistant

EXECUTED as a DEED by

Accel-KKR Members Fund, LLC

By:	AKKR Management Company, LLC
Its:	Managing Member

By:	/s/ THOMAS C. BARNDS
Name:	Thomas C Barnds
Its:	Managing Member

in the presence of: Julie Lozano

Witness Signature: /s/ JULIE LOZANO

Witness Name: Julie Lozano

Witness Address: 2500 Sand Hill Road, Suite 300, Menlo Park, CA 94025

Witness Occupation: Executive Assistant